Exhibit 10.6

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

This FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT, dated as of October 22, 2021 (this “Amendment”), by and among MILAN LASER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), MILAN INTERMEDIATE LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors party hereto, OWL ROCK CAPITAL CORPORATION, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), and each Lender party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit and Guaranty Agreement, dated as of April 27, 2021 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, is hereinafter referred to as the “Credit Agreement”); and

WHEREAS, in accordance with the provisions of Section 10.01 of the Existing Credit Agreement, the Borrower, Holdings, the Administrative Agent and each Lender party hereto constituting the Required Lenders wish to amend the Existing Credit Agreement pursuant to the terms of this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1.       Amendments to Existing Credit Agreement.

(a)       Amendments. Subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and in reliance upon the representations and warranties set forth in Section 3 hereof, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

SECTION 2.     Conditions of Effectiveness of this Amendment. This Amendment shall become effective on the date hereof (the “First Amendment Effective Date”) when the following conditions shall have been satisfied (or waived in writing by the Administrative Agent and the Lenders):

(a)                the Administrative Agent (or its counsel) shall have received counterparts of this Amendment signed on behalf of such parties (including by way of facsimile or other electronic transmission) from the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent, and the Lenders constituting the Required Lenders; and

(b)              the Borrower agrees to pay (i) all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment in accordance with the terms of the Credit Agreement and (ii) all other fees and expenses due to the Lenders under the terms of any written agreement and required to be paid on the First Amendment Effective Date.

SECTION 3.   Representations and Warranties. To induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each of the Borrower and Holdings represents and warrants to the Administrative Agent and the Lenders on and as of the First Amendment Effective Date, that:

(a)                this Amendment and the Credit Agreement as amended hereby has been duly authorized by all necessary action on part of such Loan Party, executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b)                the representations and warranties in this Amendment, the Credit Agreement or the other Loan Documents are true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by materiality or Material Adverse Effect) on and as of the First Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by materiality or Material Adverse Effect) as of such earlier date;

(c)                at the time of and immediately after giving effect to this Amendment on the First Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

(d)               each Loan Party (i) is duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, to own and lease its property and, (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(e)               the execution, delivery and performance by such Loan Parties of this Amendment and the transactions contemplated by this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents, and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any such Loan Party, (c) will not violate any requirement of Law except, individually or in the aggregate, where it would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults, consents, approvals or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens and (f) are not subject to an order, injunction or decree of any Governmental Authority restraining or prohibiting the transactions contemplated under this Amendment.

SECTION 4.   Reaffirmations.

(a)       Guaranty. As of the First Amendment Effective Date, each Guarantor reaffirms its guarantee of the Guaranteed Obligations (as defined in the Existing Credit Agreement) under the terms and conditions of the Existing Credit Agreement and agrees that such guarantee remains in full force and effect and is hereby ratified, reaffirmed and confirmed. Each Guarantor hereby confirms that it consents to the terms of this Amendment in addition to the obligations owed by the Loan Parties under the Existing Credit Agreement immediately prior to the First Amendment Effective Date and which constitute “Guaranteed Obligations” of such Guarantor under the Existing Credit Agreement. Each Guarantor hereby (i) acknowledges and agrees that it will continue to guarantee to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Guaranteed Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Amendment), including without limitation the payment and performance of all such applicable Guaranteed Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its guarantee and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent and each Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Guarantor to avoid or delay timely performance of its obligations under the Loan Documents (except to the extent such obligations constitute Excluded Swap Obligations (as defined in the Existing Credit Agreement) with respect to such Guarantor).

(b)         Security Agreement. As of the First Amendment Effective Date, each Loan Party hereby acknowledges that it has reviewed and consents to the terms and conditions of this Amendment and the transactions contemplated hereby and by the Credit Agreement. In addition, each Loan Party reaffirms the security interests previously granted by such Loan Party under the terms and conditions of the Security Agreement to secure the Obligations and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Loan Party hereby confirms that the security interests granted by such Loan Party under the terms and conditions of the Security Agreement secure the Obligations. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral (as defined in the Security Agreement) encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Amendment), as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Loan Party now or hereafter existing, (ii) confirms its respective prior grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing lien on all of such Loan Party’s right, title and interest in, to and under all Collateral (as defined in the Security Agreement), whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Amendment), subject to the terms contained in the applicable Loan Documents, (iii) confirms its respective guarantees, prior pledges, prior grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party and (iv) in each case, on and after the First Amendment Effective Date, acknowledges and affirms that the Revolving Loans constitute “Secured Obligations” as defined in the Security Agreement.

(c)          As of the First Amendment Effective Date, each Loan Party acknowledges and agrees (i) that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment and (ii) in the case of any Subsidiary Guarantor, nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require such Subsidiary Guarantor’s consent to any future amendments to the Credit Agreement, except to the extent expressly set forth in Section 10.01 of the Credit Agreement.

SECTION 5.   Reference to and Effect on the Credit Agreement and the Loan Documents.

(a)                This Amendment shall constitute a Loan Document under the Credit Agreement.

(b)                On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(c)                The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment.

(d)                The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Loan Party, any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(e)                This Amendment may not be amended, modified or waived except pursuant to a writing signed by each of the parties hereto.

(f)                 This Amendment shall not extinguish the obligation for the payment of money outstanding under the Credit Agreement or discharge or release any lien or guarantee under the Loan Documents, and nothing in this Amendment shall constitute, or be construed as, a novation of the Credit Agreement or of any other Loan Document (or of any of the obligations outstanding under the Credit Agreement or any other Loan Document).

SECTION 6.   Miscellaneous.

(a)                Interpretive Provisions. The interpretive provisions set forth in Sections 1.02 through 1.09 of the Credit Agreement shall apply to this Amendment and are incorporated herein by reference, mutatis mutandis.

(b)                Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(c)                Jurisdiction; Venue and Forum; Service of Process. The submission to jurisdiction provisions set forth in Section 10.16(b) of the Credit Agreement, the waiver of objections to venue and of the defense of inconvenient forum provisions set forth in Section 10.16(b) of the Credit Agreement, and service of process provisions set forth in Section 10.16(b) of the Credit Agreement, in each case are incorporated herein by reference, mutatis mutandis.

(d)                Waiver of Right to Trial by Jury. THE WAIVER OF RIGHT TO TRIAL BY JURY PROVISIONS SET FORTH IN SECTION 10.17 OF THE CREDIT AGREEMENT SHALL APPLY TO THIS AMENDMENT (WHICH IS A LOAN DOCUMENT) AND ARE INCORPORATED HEREIN BY REFERENCE, mutatis mutandis.

(e)                Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Amendment.

(f)              Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)              Headings. The headings and section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto, except when used to reference a section.

(h)               Notices. All communications and notices hereunder shall be given as provided in Section 10.02 of the Credit Agreement.

(i)               Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

(j)                Indemnification. Section 10.05 of the Existing Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.

(k)              Entire Agreement. This Amendment shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

MILAN LASER HOLDINGS LLC, as the Borrower

By:	/s/ Clint Weiler
Name: Clint Weiler
Title: Chief Financial Officer

MILAN INTERMEDIATE LLC, as Holdings

By:	/s/ Clint Weiler
Name: Clint Weiler
Title: Chief Financial Officer

[Signature Page to First Amendment to Credit and Guaranty Agreement]

MEDSPA AD PROS LLC, as a Guarantor

By:	/s/ Clint Weiler
Name: Clint Weiler
Title: Chief Financial Officer

MILAN LASER CORPORATE LLC, as a Guarantor

By:	/s/ Clint Weiler
Name: Clint Weiler
Title: Chief Financial Officer

[Signature Page to First Amendment to Credit and Guaranty Agreement]

OWL ROCK CAPITAL CORPORATION, as Administrative Agent and a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

[Signature Page to First Amendment to Credit and Guaranty Agreement]

OWL ROCK CAPITAL CORPORATION II, as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

OWL ROCK CAPITAL CORPORATION III, as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

OWL ROCK CORE INCOME CORP., as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

OWL ROCK DIVERSIFIED LENDING 2020 MASTER FUND, L.P., as a Lender
By: Owl Rock Diversified Lending 2020 GP, LLC Its general partner

By: Owl Rock Diversified Advisors LLC, Its sole member

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

[Signature Page to First Amendment to Credit and Guaranty Agreement]

OR OPPORTUNISTIC DL (C), L.P., as a Lender

By:	OR Opportunistic DL (C) GP, LLC
Its:	General Partner

By:	Owl Rock Capital Group LLC
Its:	Sole Member

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

OWL ROCK FIRST LIEN SUB-MASTER FUND 2, L.P., as a Lender

By:	OWL ROCK FIRST LIEN GP, LLC
its general partner
By:	Owl Rock Capital Advisors LLC
its Sole Member

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

PARLIAMENT FUNDING I LLC, as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

[Signature Page to First Amendment to Credit and Guaranty Agreement]

PARLIAMENT FUNDING II, LTD., as a Lender

By:	Owl Rock Capital Private Fund Advisors LLC, its Collateral Manager

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

FLF FUNDING I LLC, as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

FLF FUNDING II LLC, as a Lender

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

ORCC II FINANCING LLC

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

[Signature Page to First Amendment to Credit and Guaranty Agreement]

OWL ROCK CLO V, LTD.
By:	Owl Rock Capital Advisors LLC, its Collateral Manager

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

PARLIAMENT CLO II, LTD.
By: Owl Rock Capital Private Fund Advisors LLC, its Collateral Manager

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

CORE INCOME FUNDING I LLC
By: Owl Rock Core Income Corp, its sole member

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

[Signature Page to First Amendment to Credit and Guaranty Agreement]

Annex I - Amended Credit Agreement

[See Attached]

~~Execution-Version~~

Exhibit A to First Amendment

CREDIT AND GUARANTY AGREEMENT

dated as of April 27, 2021,

by and among

MILAN LASER HOLDINGS LLC,
as Borrower,

MILAN INTERMEDIATE LLC,
as Holdings,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

OWL ROCK CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent,

and

THE LENDERS AND ISSUING BANKS PARTY HERETO FROM TIME TO TIME

OWL ROCK CAPITAL ADVISORS LLC,
as Sole Arranger

TABLE OF CONTENTS

Page

ARTICLE I.

Definitions and Accounting Terms

ARTICLE II.

The Commitments and Credit Extensions

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01	Conditions to Initial Credit Extension	116
Section 4.02	Conditions to Certain Credit Extensions after the Closing Date	118

ARTICLE V.

Representations and Warranties

ARTICLE VI.

Affirmative Covenants

ARTICLE VII.

Negative Covenants

ARTICLE VIII.

Events of Default and Remedies

Section 8.01	Events of Default	157
Section 8.02	Remedies Upon Event of Default	160
Section 8.03	Application of Funds	160
Section 8.04	Borrower’s Right to Cure	161

ARTICLE IX.

Administrative Agent and Other Agents

ARTICLE X.
Miscellaneous

Section 10.01	Amendments, Etc.	174
Section 10.02	Notices and Other Communications; Facsimile Copies	178
Section 10.03	No Waiver; Cumulative Remedies	179
Section 10.04	Attorney Costs and Expenses	179

ARTICLE XI.
Guaranty

SCHEDULES

1.01	Commitments
5.10(a)	ERISA Compliance
5.11	Subsidiaries and Other Equity Investments
5.19(a)	Certain Offices
6.16	Post-Closing Matters
7.01(b)	Existing Liens
7.02(b)	Existing Investments
7.03(b)	Existing Indebtedness
7.08(b)	Existing Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Issuance Notice
A-3	Swing Line Notice
B-1	Term Note
B-2	Revolving Note
B-3	Swing Line Note
C-1	Compliance Certificate
C-2	Solvency Certificate
D	Assignment and Assumption
E	Security Agreement
F	Perfection Certificate
G	Intercompany Note
H-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
H-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
H-3	United States Tax Compliance Certificate (Foreign Partnership Participants)
H-4	United States Tax Compliance Certificate (Foreign Partnership Lenders)
I	Administrative Questionnaire
J-1	Affiliated Lender Assignment and Assumption
J-2	Affiliated Lender Notice
K	Joinder Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 27, 2021, by and among MILAN LASER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), MILAN INTERMEDIATE LLC, a Delaware limited liability company, (“Holdings”), each of the Subsidiary Guarantors party hereto from time to time, OWL ROCK CAPITAL CORPORATION (“ORCC”), as Administrative Agent and Collateral Agent, each Issuing Bank from time to time party hereto, and each Lender from time to time party hereto.

PRELIMINARY STATEMENTS

1.            The Borrower has requested that (a) substantially simultaneous with the satisfaction of the applicable conditions precedent set forth in Section 4.01, the Lenders extend credit to the Borrower in the form of (i) Revolving Commitments in an initial aggregate principal amount of $20,000,000 available on and after the Closing Date, (ii) Initial Term Loans in an initial aggregate principal amount of $235,000,000 available on the Closing Date.

2.            The proceeds of the Initial Term Loans will be used on the Closing Date (a) to repay Indebtedness under the Existing Credit Agreement, (b) to pay the Transaction Expenses, (c) to pay the Specified Distribution and (c) for working capital and other purposes permitted by this Agreement.

3.            The proceeds of Revolving Loans will be used on or after the Closing Date for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement (including Permitted Investments).

4.            The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Intercreditor Agreement” means:

(a)            in the case of any Indebtedness that is secured on a pari passu basis with the Obligations, a Pari Passu Intercreditor Agreement;

(b)            in the case of any Indebtedness that is secured on a second lien basis relative to the Obligations, a Junior Lien Intercreditor Agreement; and

(c)            in the case of any other secured or subordinated Indebtedness, an intercreditor agreement or subordination agreement the terms of which are reasonably acceptable to the Administrative Agent.

“Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to the target of any Investment or acquisition in the acquisition agreement governing such Investment or acquisition to the extent a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such).

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions), by merger, amalgamation, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all the property, assets or business of (or all or substantially all the property or assets constituting a business unit, division, product line or line of business of) any Person or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any Joint Venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such Joint Venture or other Person).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not then an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, the Swing Line Lender and/or the Issuing Banks (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent, the Swing Line Lender and/or the Issuing Banks (as applicable) under Section 10.07 for an assignment of Loans to such Additional Lender.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period or for any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, solely with respect to the Initial Term Loans and the Revolving Facility, the Adjusted Eurocurrency Rate shall not be less than 1.00% per annum.

“Administrative Agent” means ORCC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit  I or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Person shall be deemed to be an “Affiliate” of a Loan Party solely because it is an unrelated portfolio company of any Sponsor. For the avoidance of doubt, an Affiliated Professional Entity will not be deemed an Affiliate of a Loan Party or any Subsidiary thereof solely by virtue of the PC Agreements or any rights, authority and obligations thereunder.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any Subsidiary of the Borrower.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section  10.07(l)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(ii).

“Affiliated Professional Entity” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity owned in whole or in part by one or more Licensed Personnel (or an entity owned and controlled by such Licensed Personnel) providing laser hair removal or any other cosmetic or aesthetic services, and in each case that has entered into an agreement with the Borrower or any other Loan Party (other than Holdings) pursuant to which, among other things, (i) the Borrower or such Loan Party agrees to provide management, administrative and/or business services to such professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity, (ii) the non-Loan Party equity holders of such Affiliated Professional Entity are generally restricted from freely transferring ownership of such Affiliated Professional Entity and, upon certain events, are required to transfer such ownership to a successor designated by a Loan Party, and (iii) such agreement may be assigned (or collaterally assigned) without any further action by the Borrower or such other Loan Party to the Collateral Agent (each such agreement, a “PC Agreement”).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit and Guaranty Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“AHYDO Catch-Up Payment” means with respect to any debt instrument of any Loan Party that is permitted under this Agreement and which has a term in excess of five years from its issue date, the minimum amount of payments necessary to be made after the fifth year anniversary of the issue date of such debt instrument such that such debt instrument is not an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, which shall include (a) interest rate margin and interest rate floors (subject to the proviso set forth below), (b) any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination and (c) original issue discount and upfront or similar fees paid by the Borrower or any Loan Party (based on, to the extent applicable, an assumed four-year average life to maturity (or, if less, the stated life to maturity at the time of the incurrence of the applicable Indebtedness)), but shall exclude any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and similar fees paid or payable by or to any lender (or its affiliates) in its capacity as such in connection with such Indebtedness or to one or more arrangers (or their affiliates) in their capacities as such (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fee not paid by the Borrower or any Loan Party generally to all applicable lenders ratably (in each case, regardless of how such fees are computed); provided, however, that (i) in the case any such Indebtedness is fixed rate debt, it shall be swapped to a floating rate on a customary matched maturity basis and (ii) if any such Indebtedness includes any interest rate floor applicable to Eurocurrency Rate Loans that is greater than that applicable to the Initial Term Loans and such floor is applicable to the Initial Term Loans on the date of determination, such excess amount shall be equated to interest rate margin for determining the increase (and, at the option of the Borrower, such increase will be effected through an increase in (or implementation of, as applicable) the applicable “LIBOR” interest rate floor).

“Anti-Corruption Laws” means the FCPA, the Bribery Act 2010 of the United Kingdom and any other laws, rules or regulations related to corruption or bribery applicable to Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

“Anti-Money Laundering Laws” means Laws applicable to Holdings, the Borrower, or any of their respective Subsidiaries, as applicable, related to terrorism financing or money laundering, including, to the extent applicable, the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than 3.00:1.00, (b) 25.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00:1.00 and greater than 2.50:1.00 and (c) 0.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50:1.00; provided that, for purposes of determining the applicable ECF Percentage, the Total Net Leverage Ratio will be calculated to give Pro Forma Effect to all voluntary prepayments, Capital Expenditures and acquisitions of Intellectual Property, Permitted Investments and Restricted Payments pursuant to Section 2.05(b)(i)(B) that are made during the period after the end of the applicable fiscal year for which such Applicable ECF Percentage is being determined and ending on date the mandatory prepayment required pursuant to Section 2.05(b)(i) for such fiscal year is due, in each case solely to the extent the Borrower elects to deduct such amounts from the calculation of the payment that is due for such fiscal year pursuant to Section 2.05(b)(i).

“Applicable Period” has the meaning set forth in Section 10.22.

“Applicable Rate” means:

(a)            with respect to Initial Term Loans, a percentage per annum equal to, (A) for Eurocurrency Rate Loans, 5.00% and (B) for Base Rate Loans, 4.00%.

(b)            with respect to the Revolving Facility (including Revolving Loans and L/C Fees), a percentage per annum equal to, (A) for Eurocurrency Rate Loans, 5.00% and (B) for Base Rate Loans, 4.00%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Counterparty” means (a) any Agent, Lender or any Affiliate of an Agent or Lender at the time it entered into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto and (b) any other Person reasonably acceptable to the Administrative Agent that has entered into a Secured Hedge Agreement or a Treasury Services Agreement as a provider (or other similar capacity) thereunder, provided that with respect to this clause (b), the Borrower has delivered (or caused to be delivered) a copy of such Secured Hedge Agreement or such Treasury Services Agreement, as applicable, to the Administrative Agent.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arranger” means Owl Rock Capital Advisors LLC, in its capacity as sole arranger of the Revolving Facility and the Initial Term Loans.

“Asset Sale Sweep Threshold” has the meaning specified in Section 2.05(b)(ii).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or such other form as reasonably acceptable to the Administrative Agent.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP as adopted by the Borrower and in effect on December 30, 2018.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower as of December 31, 2019 and the related consolidated statements of operations, members’ equity and cash flows of the Borrower for the fiscal year then ended.

“Available Amount” means, as of any date of determination (the “Available Amount Reference Date”), with respect to the applicable Available Amount Reference Period, a cumulative amount equal to, without duplication:

(a)            the greater of (a) 25% of Closing Date EBITDA and (b) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; plus

(b)            an amount, determined on a cumulative basis as of such Available Amount Reference Date, that is equal to the sum of (i) the aggregate cumulative sum of Excess Cash Flow for each fiscal year (commencing with the fiscal year ending December 31, 2022) included in the Available Amount Reference Period (provided that the amount of Excess Cash Flow for any fiscal year included in this subclause (i) shall not be less than zero), minus (ii) the aggregate amount of mandatory prepayments made (including, purposes of this subclause (ii), all Declined Amounts) pursuant to Section 2.05(b)(i) for each such fiscal year included in the Available Amount Reference Period; plus

(c)            the amount of all (i) capital contributions made in cash or Cash Equivalents to the Borrower and (ii) Net Proceeds from Permitted Equity Issuances received by the Borrower, in each case (x) during the Available Amount Reference Period and (y) to the extent Not Otherwise Applied; plus

(d)            to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value of such investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of such investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time they were made); provided that the amount under this clause (d) shall not exceed the aggregate amount of such original Investments in Unrestricted Subsidiaries made in reliance on the Available Amount; plus

(e)            to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the Available Amount Reference Period, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments were made in reliance on the Available Amount; provided that the amount under this clause (e) shall not exceed the aggregate amount of such original Investments in Minority Investments and Unrestricted Subsidiaries made in reliance on the Available Amount; plus

(f)            to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment and (ii) not in excess of the fair market value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount; plus

(g)            any Declined Amounts (but only to the extent also declined by holders of any Pari Passu Lien Debt or Junior Lien Debt (as applicable), in each case to the extent required to be applied to offer to repurchase or otherwise prepay such Indebtedness); plus

(h)            any amount of Net Proceeds from Dispositions or Casualty Events not required to be applied to a mandatory prepayment (or applied to prepay Other Applicable Indebtedness) by virtue of the Asset Sale Sweep Threshold; minus

(i)            the aggregate amount of the Available Amount used to make any (A) Investments pursuant to Section 7.02(i), (B) Restricted Payments pursuant to Section 7.06(f) and (C) Restricted Debt Payments in respect of Junior Financing pursuant to Section 7.12(a)(v), during the Available Amount Reference Period (and for purposes of this clause (h), without taking account of the intended usage of the Available Amount on such Available Amount Reference Date in the contemplated transaction).

Notwithstanding anything to the contrary, to the extent any Excess Cash Flow is not applied to make a prepayment pursuant to Section 2.05(b)(i) by virtue of the application of Section 2.05(b)(x), such Excess Cash Flow shall not under any circumstances increase the Available Amount.

“Available Amount Reference Date” has the meaning specified in the definition of “Available Amount”.

“Available Amount Reference Period” means, with respect to any Available Amount Reference Date, the period commencing on (a) with respect to the calculation of clause (b) of the definition of “Available Amount,” the first Business Day of fiscal year 2022 and ending on the last day of the most recent fiscal year for which the financial statements and related Compliance Certificate required to be delivered pursuant to Section 6.01(a) and Section 6.02(a), respectively, of this Agreement have been delivered to the Administrative Agent and (b) with respect to the calculation of the “Available Amount” (other than clause (b) of the definition thereof), the day after the Closing Date through and including the Available Amount Reference Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Adjusted Eurocurrency Rate for deposits in Dollars for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be LIBOR or the Benchmark Replacement, at approximately 11:00 a.m. (London time) two Business Days prior to such day for deposits in Dollars with a term of one month commencing on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 3.08(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification will be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Big Boy Letter” means a letter from a Lender or prospective Lender acknowledging that (a) an Affiliated Lender may have information regarding Holdings and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (b) the Excluded Information may not be available to such Lender, (c) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Loans to or buy Loans from, as the case may be, an Affiliated Lender pursuant to Section 10.07(l) notwithstanding its lack of knowledge of the Excluded Information and (d) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, Holdings, Borrower and its Subsidiaries and Affiliates with respect to the nondisclosure of the Excluded Information; or a letter otherwise in form and substance reasonably satisfactory to such Affiliated Lender and such assigning Lender.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person (or if such Person is a limited liability company, partnership or similar entity that is managed by a member, general partner or other equityholder that is a single entity, the board of directors, board of managers or other governing body of such single entity member, general partner or other equityholder), and the term “directors” means members of the Board of Directors.

“Bona Fide Debt Fund” means any bona fide debt Fund, investment vehicle, regulated bank entity or unregulated lending entity (other than any person separately identified as a Disqualified Lender in accordance with clauses (a) and (b) of the definition of Disqualified Lender) that is (a) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (b) not managed, sponsored or advised by any person controlling, controlled by or under common control with a Company Competitor or Affiliate thereof, as applicable.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and (b) solely to the extent that such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, in each case prior to the effectiveness of a Benchmark Replacement pursuant to Section 3.08(a), a day on which dealings in deposits are conducted by and between banks in the applicable London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on December 30, 2018.

“Capitalized Leases” means all capital leases and finance leases that have been or are required to be, in accordance with GAAP as in effect as of the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the capitalized amount thereof accounted for as a liability in accordance with GAAP as adopted by the Borrower and in effect on December 30, 2018.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Collateral Agent and, subject to any Applicable Intercreditor Agreement, under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Swing Line Lender or the applicable Issuing Bank, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)            (i) Dollars and (ii) any other currency held by the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts;

(b)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)            certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(d)            repurchase obligations for underlying securities of the types described in clauses (b), (c), (f) and (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e)            commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(f)            marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(h)            readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(i)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j)           securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(k)            Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(l)            investment funds investing at least 90% of their assets in securities of the types described in the preceding clauses of this definition.

In the case of Investments by any Non-U.S. Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) investments of the type and maturity described in this definition (other than clause (h)) of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Non-U.S. Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (l) and in this paragraph.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” means the earliest to occur of:

(a)            after giving effect to the Transactions on the Closing Date, either:

(i)            at any time prior to a Qualified IPO, the Permitted Holders cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, a majority of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings; or

(ii)            at any time after a Qualified IPO, any Person (other than one or more Permitted Holders) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power for the election of directors represented by the then issued and outstanding Equity Interests of ~~Holdings~~the IPO Entity and the percentage of aggregate ordinary voting power for the election of directors so held is greater than the percentage of the aggregate ordinary voting power for the election of directors represented by the Equity Interests of ~~Holdings~~the IPO Entity beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or the IPO Entity, as applicable;

(b)            (i) after giving effect to the Transactions on the Closing Date, Holdings ceases to own 100% of the Equity Interests of the Borrower and (ii) after giving effect to a Qualified IPO, the IPO Entity ceases to be a Parent Company of the Borrower; and

(c)            a “change of control” (or similar event) occurs under the documentation in respect of any Incremental Equivalent Debt, Incurred Acquisition Ratio Debt, Permitted Ratio Debt or any Indebtedness incurred in connection with a Permitted Refinancing in respect of any of the foregoing, in each case with an outstanding principal amount in excess of the Threshold Amount.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Revolving Loans, Swing Line Loans, Incremental Revolving Loans, Incremental Term Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans or Extended Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Term Loans, Revolving Loans, Swing Line Loans or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, a Refinancing Amendment or an Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Refinancing Term Commitments, Refinancing Revolving Commitments, Refinancing Term Loans, Refinancing Revolving Loans, Incremental Loans and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means April 27, 2021, the first date on which all conditions precedent in Section  4.01 are satisfied or waived in accordance with Section 10.03.

“Closing Date EBITDA” means $69,588,000.

“Closing Date First Lien Net Leverage Ratio” means 3.50 to 1.00.

“Closing Date Secured Net Leverage Ratio” means 3.50 to 1.00.

“Closing Date Total Net Leverage Ratio” means 3.50 to 1.00.

“Closing Date Refinancing” means the repayment in full of all Indebtedness under the Existing Credit Agreement and termination and release of all commitments, security interests and guarantees in connection therewith.

“Closing Fees” means those fees required to be paid on the Closing Date pursuant to the Fee Letters.

“Co-Investor” means any of the holders of Equity Interests in Holdings (or a parent thereof) on the Closing Date; provided that the Sponsor shall continue to collectively own, directly or indirectly, at least a majority of the voting Equity Interests in the Borrower.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” (or similar term) as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document; provided that the Collateral shall not include any asset that is not required to be pledged or in which a security interest is not required to be granted pursuant to the Security Agreement or Section 6.11.

“Collateral Assignment of Contracts” means the Collateral Assignment of Contracts, in form reasonably acceptable to the Administrative Agent, dated as of the Closing Date, by and among the Borrower, certain Subsidiaries of the Borrower and the Collateral Agent.

“Collateral Agent” means ORCC, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Collateral Assignment of Contracts, each of the Mortgages, collateral assignments, security agreements, pledge agreements, Intellectual Property security agreements, deposit or securities account control agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Connection Income Taxes” means Taxes described in clause (i)(B) of the definition of “Indemnified Taxes” that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Commitment” means the Revolving Commitments and the Term Commitments.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning given to such term in the Preliminary Statements to this Agreement.

“Company Competitor” has the definition given to such term in the definition of “Disqualified Lender”.

“Comparable Financing” means any Indebtedness that is secured by Liens on Collateral that rank pari passu in priority with the Liens that secure the Initial Term Loans (other than customary private placements of high yield notes in reliance on Rule 144A and Regulation S under the Securities Act).

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a)            increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix), (xx), (xxi), (xxii) and (xxix) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i)            interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a Wholly-Owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (y) contingent obligations in respect of Indebtedness or (z) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents and to the agents or trustees under other revolving or term loan debt facilities or Debt Securities, in each case, of the Borrower and its Restricted Subsidiaries and any permitted refinancing thereof; provided that any such interest expense shall be calculated after giving effect to Swap Contracts related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Swap Contracts; plus

(ii)            taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund; plus

(iii)            depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv)            non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (x) the Borrower may determine not to add back such non-cash item in the current Test Period and (y) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all non-cash losses from Investments either existing or arising after the Closing Date recorded using the equity method, (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (I) any non-cash interest expense; plus

(v)            unusual, extraordinary or non-recurring items, whether or not classified as such under GAAP; plus

(vi)            charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs which, for the avoidance of doubt, shall include implementation of operational and reporting systems and technology initiatives; strategic initiatives; systems establishment costs; systems conversion and integration costs; contract termination costs; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of stores, operations, officers and facilities) including in connection with the Transactions and any Permitted Investment, any acquisition or other investment consummated prior to the Closing Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including new stores) start-up, opening, transition, consolidation, shut-down and closing (including build-out expenses, upfront marketing expenses, recruiting and training expenses and similar charges, losses, costs or expenses), (D) signing, retention and completion bonuses, (E) severance, relocation, recruiting or retention, (F) public company registration, listing, compliance, reporting and related expenses, (G) litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general or any tax authority), including any fines or penalties imposed by any of the foregoing, and (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(vii)            all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, Restricted Payments, acquisitions, dispositions, recapitalizations, mergers, option buyouts, a Qualified IPO and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses, including any such expenses in connection with a Qualified IPO; plus

(viii)            items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(ix)            the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(x)            the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi)            proceeds of business interruption insurance actually received; plus

(xii)            minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly-owned Restricted Subsidiary; plus

(xiii)            all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv)            expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs, holdbacks and contingent consideration obligations, bonuses and other compensation paid to employees, directors or consultants, and payments in respect of dissenting shares and purchase price adjustments, in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (xix) below; plus

(xv)            any losses from disposed or discontinued operations; plus

(xvi)            (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Company, the Borrower and/or any Restricted Subsidiary); plus

(xvii)            the amount of loss or discount on sale of receivables, securitization assets and related assets to any securitization subsidiary in connection with a securitization financing; plus

(xviii)            the cumulative effect of a change in accounting principles; plus

(xix)            addbacks reflected in (A) the Financial Model in connection with the Transactions or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent in connection with any Permitted Investment consummated after the Closing Date; plus

(xx)            the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(xxi)            for each New Unit, the positive amount (if any) by which (x) (i) $550,000 (with respect to any New Unit opened prior to the Closing Date) or (ii) $450,000 (with respect to any New Unit opened after the Closing Date) plus (y) the portion of negative Consolidated Adjusted EBITDA attributable to such New Unit (if any) during such Test Period exceeds (z) the portion of positive Consolidated Adjusted EBITDA attributable to such New Unit (if any) during such Test Period (“New Unit EBITDA Adjustments”); plus

(xxii)            to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xxiii)            the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(xxiv)            Public Company Costs; plus

(xxv)            the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Company (but only to the extent such fees, expense reimbursements and indemnities are attributable to such Parent Company’s direct or indirect ownership of Holdings and its Subsidiaries); plus

(xxvi)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xxvii)            charitable contributions, including contributions related to any charitable foundations established by the Borrower in an aggregate amount not to exceed $250,000 in any Test Period; plus

(xxviii)            payments made pursuant to (A) Existing Earnouts and Unfunded Holdbacks, (B) Earnouts and (C) Unfunded Holdbacks; plus

(xxix)            with respect to any Unit that was closed due to mandatory restrictions imposed by any Governmental Authority related to the COVID-19 pandemic during any Test Period, Consolidated Adjusted EBITDA for each month during any portion of which such Unit was closed shall be deemed to be the average monthly Consolidated Adjusted EBITDA for such Unit for the most recent 12 months during which such Unit was not so closed; plus

(xxx)            management bonuses paid in connection with the Transactions in an amount not to exceed $1,000,000; and

(c)            decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i)           any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(ii)         the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(iii)            the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes; plus

(iv)            the amount of any income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; plus

(v)            any net income from disposed or discontinued operations; plus

(vi)            any unusual, extraordinary or non-recurring gains;

provided that (1) the amounts included in Consolidated Adjusted EBITDA for any Test Period pursuant to subclauses (a)(vi)(A)-(C) and (a)(xx) above shall not in the aggregate exceed 25% of TTM Consolidated Adjusted EBITDA for such Test Period (before giving effect to amounts added-back pursuant to such subclauses) and (2) the amounts included in Consolidated Adjusted EBITDA for any Test Period pursuant to subclause (a)(xxi) above shall not in the aggregate exceed 25% of TTM Consolidated Adjusted EBITDA for such Test Period (after giving effect to amounts added-back pursuant to subclauses (a)(vi)(A)-(C) and (a)(xx) above, but before giving effect to amounts added back pursuant to subclause (a)(xxi) above); provided, further, that (x) if after giving effect to the limitation in this clause (2), Consolidated Adjusted EBITDA for any Test Period is less than Closing Date Consolidated Adjusted EBITDA, and disregarding the limitation in this clause (2) would cause Consolidated Adjusted EBITDA for such Test Period to equal or exceed Closing Date Consolidated Adjusted EBITDA, then the limitation in this clause (2) shall be deemed to be disregarded to the extent necessary to cause Consolidated Adjusted EBITDA for such Test Period to equal Closing Date Consolidated Adjusted EBTIDA and (y) if Consolidated Adjusted EBITDA would be less than Closing Date Consolidated Adjusted EBITDA if the limitation in this clause (2) is disregarded, then the limitation in this clause (2) shall be deemed to be disregarded.

Notwithstanding the foregoing, Consolidated Adjusted EBITDA, (a) for the fiscal quarter ended June 30, 2020, will be deemed to be $18,387,000, (b) for the fiscal quarter ended September 30, 2020, will be deemed to be $12,598,000, (c) for the fiscal quarter ended December 31, 2020, will be deemed to be $15,846,000, and (d) for the fiscal quarter ended March 31, 2021, will be deemed to be $22,757,000, as such amounts may be adjusted pursuant to the foregoing provisions (including the New Unit EBITDA Adjustments and the COVID Adjustments) and other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

“Consolidated Current Assets” means, as of any date of determination, the Total Assets that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of any Funded Debt, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) Revolving Loans, Swing Line Loans and Letter of Credit Obligations or any other revolving facility, (f) the current portion of any Capitalized Lease Obligation, (g) deferred revenue arising from cash receipts that are earmarked for specific projects, (h) liabilities in respect of unpaid earn-outs and (i) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that (i) is not subordinated in right of payment to the Initial Term Loans and (ii) is secured by a Lien on the Collateral on an equal priority basis with the Initial Term Loans (excluding, for the avoidance of doubt, all Capitalized Lease Obligations and purchase money debt obligations not secured by a Lien on the Collateral), minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted, which amount under this clause (b) shall not be deemed to exceed $30,000,000.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted, which amount under this clause (b) shall not be deemed to exceed $30,000,000.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such Consolidated Net Income (to the extent otherwise included therein), without duplication,

(a)            the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (b) below);

(b)            solely with respect to the calculation of the Available Amount and Excess Cash Flow, the Net Income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid to such Person or its Restricted Subsidiaries in respect of such Test Period;

(c)            any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(d)            gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(e)            earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(f)            (i) unrealized gains and losses with respect to Swap Contracts for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments;

(g)            [reserved];

(h)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(i)            after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(j)            effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(k)            any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(l)            (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(m)            any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(n)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on the Collateral, minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted, which amount under this clause (b) shall not be deemed to exceed $30,000,000.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of (a) Indebtedness for borrowed money, (b) Debt Securities, (c) obligations in respect of Capitalized Leases and purchase money obligations as reflected on the balance sheet and (d) obligations in respect of drawn letters of credit (to the extent not reimbursed or cash collateralized); provided that Consolidated Total Debt shall not include (i) any intercompany Indebtedness between and among the Borrower and the Restricted Subsidiaries, (ii) any Swap Contracts or (iii) any lease obligations other than in respect of Capitalized Leases.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means unsecured Indebtedness in an aggregate principal amount at the time of the incurrence thereof not to exceed an amount equal to 100% of the amount of any cash or Cash Equivalent capital contributions to the Borrower or Net Proceeds from Permitted Equity Issuances received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the date of determination and that are Not Otherwise Applied.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes or revolving commitments; provided that:

(a)            such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness that is either (i) Term Loans, (ii) Revolving Commitments or (iii) other Credit Agreement Refinancing Indebtedness (“Refinanced Debt”);

(b)            such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums) and other amounts payable with respect to the Refinanced Debt and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Credit Agreement Refinancing Indebtedness);

(c)            other than Indebtedness that satisfies the Inside Maturity Exception, (i) the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of the Refinanced Debt and (ii) in the case of Refinancing Term Loans, the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt;

(d)            any mandatory prepayments (and with respect to any Credit Agreement Refinancing Indebtedness comprising revolving loans, to the extent commitments thereunder are permanently terminated) of,

(i)            any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder or pursuant to the terms of any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans; and

(ii)            any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis with the Term Loans shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Loans; provided this clause (ii) will not prohibit any repayment of such Credit Agreement Refinancing Indebtedness at maturity or with the proceeds of other Credit Agreement Refinancing Indebtedness;

(e)            such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Guarantor;

(f)            if such Indebtedness is secured:

(i)            such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute (or become) Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(ii)            the security agreements relating to such Indebtedness are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(iii)            shall not be secured on a senior priority basis relative to the priority of the Liens securing the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced; and

(iv)            a Debt Representative acting on behalf of the holders of such Credit Agreement Refinancing Indebtedness has become party to, or is otherwise subject to the provisions of, an Acceptable Intercreditor Agreement; and

(g)            except (x) as otherwise set forth in this definition and (y) terms and conditions applicable only to periods after the Latest Maturity Date, all terms of any Credit Agreement Refinancing Indebtedness shall be, in the good faith determination of the Borrower, substantially identical to, or no more favorable to the lenders providing the Credit Agreement Refinancing Indebtedness than the terms and conditions applicable to the Refinanced Debt being refinanced (it being understood that any Permitted Pari Passu Refinancing Debt may provide for the ability to participate (i) with respect to any voluntary payments and commitment reductions, as applicable, on a pro rata basis or less than pro rata basis with the applicable Term Loans or Revolving Credit Facility, as applicable and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than a pro rata basis with respect to prepayments of any such Permitted Pari Passu Refinancing Debt with the proceeds of additional Permitted Pari Passu Refinancing Debt)) unless:

(i)            such favorable terms are reasonably acceptable to the Administrative Agent,

(ii)            such favorable terms apply solely to periods after the Latest Maturity Date, or

(iii)            such favorable terms are added for the benefit of the Lenders of the existing Term Loans or Revolving Credit Commitments as applicable (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility);

provided that, at the option of the Borrower, a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the written direction of the Required Lenders) notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees);

provided further, that the operational and agency provisions contained in such documentation (solely to the extent constituting Loan Documents) and any Acceptable Intercreditor Agreement shall be reasonably satisfactory to the Administrative Agent and the Borrower.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Cure Expiration Date” has the meaning set forth in Section 8.04(a)(i).

“Debt Fund Affiliate” means:

(a)            any Affiliate of Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, Debt Securities and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments with respect to which the Sponsor does not possess the power to make investment decisions for such entity and either,

(ii)            information barriers are in place restricting the sharing of information between it and the Sponsor, or

(iii)            the managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to investors in the Sponsor, and

(a)            any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments;

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Representative” means, with respect to any series of Indebtedness, the providers of such Indebtedness or the trustee, administrative agent, collateral agent, security agent or similar agent or representative under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be.

“Debt Securities” means any indebtedness evidenced by bonds, notes, debentures or similar instruments, but excluding all statutory obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature.

“Declined Amounts” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate applicable to Revolving Loans that are Base Rate Loans, plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate then applicable to Eurocurrency Rate Loans of such Class) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that:

(a)            has failed to (i) fund all or any portion of its Loans, including participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due,

(b)            has notified the Borrower, the Administrative Agent, the Swing Line Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)            has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d)            the Administrative Agent or the Borrower has received notification that such Lender has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section  2.17(d)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender, each Issuing Bank and each Lender (which written notice the Administrative Agent will promptly provide upon making such determination).

“Designated Equity Contribution” means any cash contribution to the common, preferred or other Equity Interest of the Borrower (or any Parent Company) and/or any purchase or investment in an Equity Interest of the Borrower (or any Parent Company); provided that, in the case of any preferred or other Equity Interest of the Borrower, the terms thereof shall be reasonably acceptable to the Administrative Agent.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to the General Asset Sale Basket that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition under the General Asset Sale Basket).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance of Equity Interests to any Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, or officers of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors or officers, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Disqualified Lender” means:

(a)            those entities identified by or on behalf of the Borrower or the Sponsor in writing, from time to time, (i) to the Arranger as competitors of the Borrower and its Subsidiaries (if prior to the Closing Date), or (ii) to the Administrative Agent as competitors of the Borrower and its Subsidiaries (if on or after the Closing Date) (any Person described in this clause (a), a “Company Competitor”);

(b)            (i) any Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and (ii) those banks, financial institutions, other institutional lenders and other persons that are, in each case, identified in writing by or on behalf of the Borrower or the Sponsor to the Arranger on or prior to March 19, 2021; and

(c)            any Person that is (or becomes) an Affiliate of the entities described in the preceding clauses (a) and (b) (other than with respect to clause (a), any Affiliate thereof that is a Bona Fide Debt Fund (except to the extent separately identified under clause (a) or (b) above)); provided that such Person is either reasonably identifiable as an Affiliate on the basis of its name or is identified in writing, from time to time, to the Arranger (if prior to the Closing Date) or to the Administrative Agent (if on or after the Closing Date) by or on behalf of the Borrower or the Sponsor;

provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder with respect to any Loans held by it immediately prior to becoming a Disqualified Lender. The Administrative Agent shall make the list of Disqualified Lenders available to any Lender or prospective Lender upon request by such Lender or prospective Lender.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Earnouts” means all earn-out payment obligations or other contingent consideration payment obligations of the Borrower or any of its Restricted Subsidiaries incurred or accrued in connection with any Permitted Investment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a); provided that the following Persons shall not be Eligible Assignees: (a) any Defaulting Lender, or (b) any Disqualified Lender.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or the generation, use, handling, transportation, storage, treatment or disposal of chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to exposure to hazardous substances, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on the Loan Parties or any of their respective Subsidiaries with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 or 303 of ERISA, whether or not waived; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section  9.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means:

(i)            for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by major financial institutions reasonably satisfactory to the Administrative Agent and the Borrower in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; and

(ii)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m. (London, England time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by major financial institutions reasonably satisfactory to the Administrative Agent and the Borrower in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)            the sum, without duplication, of

(i)            Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, plus

(ii)            an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(iii)            decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(iv)            an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus

(v)            the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period (including, without duplication, tax distributions pursuant to Sections 7.06(d)(ii) through 7.06(d)(iv)) and tax distribution reserves set aside or payable, plus

(vi)            cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in such Consolidated Net Income; over

(b)            the sum, without duplication, of

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (k) of the definition of “Consolidated Net Income”, plus

(ii)            without duplication of amounts deducted pursuant to clause (b)(xi) below or this clause (b)(ii) in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt, excluding all Capital Expenditures and acquisitions of Intellectual Property described in Section  2.05(b)(i)(B)(iii) to the extent such amounts reduce the repayment of Term Loans that would otherwise be required by Section 2.05(b)(i), plus

(iii)            the aggregate amount of all principal payments of Indebtedness (including the principal component of payments in respect of Capitalized Leases) of the Borrower and the Restricted Subsidiaries to the extent such prepayments or repayments are not funded with the proceeds of Funded Debt, excluding (A) all payments of Indebtedness described in Section 2.05(b)(i)(B)(i) to the extent such payments reduce the repayment of Term Loans that would otherwise be required by Section 2.05(b)(i), (B) all payments of Indebtedness pursuant to and in accordance with Section 7.12(a)(v), and (C) any prepayment of revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder, plus

(iv)            an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income, plus

(v)            increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period, the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(vi)            cash payments by the Borrower and the Restricted Subsidiaries actually made during such period to the extent not financed with the proceeds of Funded Debt in respect of any purchase price holdbacks, earn-out obligations, long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such fiscal year), plus

(vii)            without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior periods, the amount of Permitted Investments made during such period pursuant to Section 7.02 (excluding clauses (a) and (c) thereof) to the extent that such Permitted Investments were not financed with the proceeds of Funded Debt, excluding all Permitted Investments described in Section 2.05(b)(i)(B)(iv) to the extent such amounts reduce the repayment of Term Loans that would otherwise be required by Section 2.05(b)(i), plus

(viii)            the amount of Restricted Payments actually paid (and permitted to be paid) during such period pursuant to Section 7.06 (excluding clauses (a), (f) and (m) (solely in respect of the Transactions) thereof) to the extent such Restricted Payments were not financed with the proceeds of Funded Debt, excluding all Restricted Payments described in Section 2.05(b)(i)(B)(v) to the extent such payments reduce the repayment of Term Loans that would otherwise be required by Section 2.05(b)(i), plus

(ix)            the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries to the extent not financed with the proceeds of Funded Debt during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (and so long as there has not been any reduction in respect of such expenditures in arriving at Consolidated Net Income for such period), plus

(x)            to the extent such were not deducted in calculating Consolidated Net Income for such period, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of any principal of Indebtedness to the extent such prepayment of principal reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.05(b)(i), plus

(xi)            without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property to be consummated; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period, plus

(xii)            the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in calculating Consolidated Net Income for such period, plus

(xiii)            cash expenditures in respect of Swap Contracts during such period to the extent not deducted in calculating Consolidated Net Income;

provided that (x) at the option of the Borrower, any item that meets the criteria of any subclause of the preceding clause (b) after the end of the applicable period and prior to the applicable date of calculation of Excess Cash Flow for such period may, at the Borrower’s option, be included in the applicable period, but not in any calculation pursuant to the preceding clause (b) for the subsequent calculation period if such election is made, and (y) notwithstanding anything to the contrary, Excess Cash Flow and all components of thereof shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis and shall not be calculated on a pro forma basis for any Permitted Acquisition or other Permitted Investments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency. In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other  publicly available service for displaying the exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Administrative Agent by three major financial institutions as selected by it, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Assets” means “Excluded Assets” as defined in the Security Agreement.

“Excluded Contribution” means Net Proceeds received by the Borrower from:

(a)            contributions to its common equity capital from Holdings (other than any Designated Equity Contribution);

(b)            dividends, distributions, fees and other payments (i) from Unrestricted Subsidiaries and any of their Subsidiaries, (ii) from any Minority Investments and (iii) from any joint ventures that are not Restricted Subsidiaries; and

(c)            the sale (other than (x) to a Subsidiary of the Borrower or (y) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interest (other than Disqualified Equity Interests or any Designated Equity Contribution) of the Borrower which proceeds have been contributed as common equity to the capital of the Borrower;

in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by the Borrower, pursuant to an officer’s certificate delivered to the Administrative Agent, within one hundred and eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Real Estate Assets” means, with respect to any Loan Party, (a) any fee interest in owned real property not constituting Material Real Property, (b) any leasehold interest (including any ground lease interest) in real property, (c) any Real Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (d) any fixtures affixed to any Real Property to the extent (i) such Real Property constitutes an Excluded Asset and/or (ii) such Real Property is not otherwise an Excluded Asset and a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Loan Party.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Guarantor, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or by any Contractual Obligations to third parties existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into or created in contemplation thereof and only for so long as such prohibition or restriction exists) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained; it being understood that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization), (d) any other Subsidiary with respect to which the Borrower and the Administrative Agent have mutually determined that the burden or cost or other consequences of providing a Guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (e) any Subsidiary with respect to which the Borrower has reasonably determined in consultation with the Administrative Agent the provision of a Guarantee would reasonably be expected to result in a material adverse tax consequence to the Borrower or to its direct or indirect equity holders (to the extent such material adverse tax consequence is related to its ownership of the Equity Interests in Holdings or the Borrower and its Restricted Subsidiaries), (f) any direct or indirect Non-U.S. Subsidiary of the Borrower, (g) any not-for-profit Subsidiaries, (h) any Unrestricted Subsidiaries, (i) any FSHCO, (j) any U.S. Subsidiary that is a direct or indirect Subsidiary of a Non-U.S. Subsidiary, (k) any captive insurance Subsidiaries, (l) any special purpose securitization entities used for securitization facilities, and (m) any subsidiary that is acquired pursuant to a Permitted Acquisition or Investment permitted under this Agreement and which is prohibited from providing a Guarantee pursuant to the terms of any permitted third party Indebtedness of such subsidiary (not incurred in contemplation hereof or thereof) to the extent and solely for so long as such terms prohibit such Subsidiary from providing a Guarantee; provided that the Borrower, in its sole discretion (or in the case of any Non-U.S. Subsidiary (other than any Subsidiary organized under the laws of Canada or any province or territory thereof), with the consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), may cause any Subsidiary that qualifies as an Excluded Subsidiary to become a Guarantor in accordance with the definition thereof (subject to completion of “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate (or redesignate, as applicable) such Persons as an Excluded Subsidiary; provided further, that any such designation (or redesignation, as applicable) shall be treated as an Investment pursuant to Section 7.02 and shall be permitted solely to the extent such designation is permitted as an Investment under Section 7.02).

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.11 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such Lien by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” has the meaning set forth in the definition of Indemnified Taxes.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 14, 2019, by and among the Borrower, Holdings, the lenders from time to time party thereto, BNP Paribas, as administrative agent and collateral agent, and the other agents and arrangers party thereto, as amended, restated or otherwise modified from time to time prior to the Closing Date.

“Existing Earnouts and Unfunded Holdbacks” means (a) all earn-out payment obligations or other contingent consideration payment obligations of the Borrower and/or its Subsidiaries as of the Closing Date related to acquisitions and investments consummated (or for which the applicable acquisition or investment agreement had been executed) by the Borrower and/or its Subsidiaries prior to the Closing Date and (b) with respect to any acquisition or investment by the Borrower and/or its Subsidiaries consummated prior to the Closing Date, all purchase price holdbacks (not deposited in an escrow account) and similar consideration, whether or not contingent, that is not due and payable to the sellers (or similar counterparty or beneficiary) in such acquisition or investment as of the Closing Date.

“Extendable Bridge Loans” means any customary “bridge” financing the terms of which provide for an automatic extension of the maturity date thereof, to a date that is not earlier than the Latest Maturity Date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, all then outstanding Term Loans.

“Extended Commitments” means the Extended Revolving Commitments and Extended Term Commitments.

“Extended Loans” means the Extended Revolving Loans and the Extended Term Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by any Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extended Term Commitments” means the Term Commitments held by any Extending Lender.

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning set forth in Section 2.16(a).

“Extension Amendment” has the meaning set forth in Section 2.16(b).

“Extension Offer” has the meaning set forth in Section 2.16(a).

“Facility” means (a) the Initial Term Loans, (b) any given Class of (i) Incremental Term Loans, (ii) Refinancing Term Loans, (iii) Extended Term Loans or (iv) Swing Line Loans, (c) the Revolving Facility, and (d) any given Class of (i) Incremental Revolving Commitments, (ii) Refinancing Revolving Commitments or (iii) Extended Revolving Commitments, in each case as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) that certain Arranger Fee Letter, dated as of April 27, 2021, by and between the Arranger and the Borrower and (ii) that certain Closing Fees and Agency Fee Letter, dated as of April 27, 2021, by and between the Administrative Agent and the Borrower.

“Financial Covenant” means the covenant set forth in Section 7.10.

“Financial Covenant Cross Default” has the meaning specified in Section 8.01(b).

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Financial Model” means the Sponsor’s financial model dated April 8, 2021 and delivered to the Arranger in connection with the Transactions.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Fixed Amounts” has the meaning set forth in Section 1.03(c).

“Fixed Incremental Amount” means, as of the date of measurement, the sum of:

(a)            the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, plus

(b)            the aggregate principal amount of voluntary prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions (to the extent retired and not assigned) with credit given to the amount actually paid in cash, if acquired below par) of Term Loans, loans under a revolving facility (with a corresponding permanent commitment reduction, whether or not offered to all lenders thereunder), and obligations that are secured on a pari passu basis with the Facilities, in each case, except to the extent such prepayments were funded with the proceeds of Funded Debt.

“Flood Hazard Property” means any improved Material Real Property located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Swing Line Loans extended by the Swing Line Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect U.S. Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests in (or Equity Interests in and Indebtedness of) one or more Non-U.S. Subsidiaries or other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, (iii) the accounting for operating leases and capital leases under GAAP as adopted by the Borrower and in effect on December 30, 2018 (including with respect to Accounting Standards Codification 842) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof, and (iv) at the Borrower’s election in connection with the calculation hereunder of Consolidated Adjusted EBITDA, GAAP may be deemed to be modified to reflect cash-basis accounting by the application of the following two adjustments (combined, the “GAAP Adjustments,” which for the avoidance of doubt must be taken together): (a) add the net period increase (or subtract the net period decrease) in deferred revenue and (b) subtract the net period increase (or add the net period decrease) in financing receivables, and, at the request of the Required Lenders, (x) the Borrower will provide a reasonably detailed description of such GAAP Adjustments and (y) the Borrower will use commercially reasonable efforts to deliver the financial statements required to be delivered under Section 6.01 in a form that does not include the GAAP Adjustments.

“General Asset Sale Basket” has the meaning specified in Section 7.05(f).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) prior to the consummation of the Acquisition, Holdings, and (ii) from and after the consummation of the Acquisition, Holdings and each other Person that executes a counterpart to this Agreement (or a Joinder Agreement, as applicable) as a “Guarantor” or “Subsidiary Guarantor” on the Closing Date or thereafter in accordance herewith.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all hazardous or toxic materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which would give rise to liability under, applicable Environmental Law.

“Health Care Laws” means all applicable federal, state or local health care Laws, including related to: (i) health care fraud and abuse, false claims, and anti-kickback laws; (ii) the privacy and security of individually identifiable personal health information; (iii) all state laws relating to marketing, fee-splitting or kickbacks with respect to health care items, services or providers, self-referral by health care providers, corporate practice of medicine, licensure and registration of healthcare providers; (iv) all federal and state laws regulating disposal of medical waste; (v) all federal and state laws regulating payment for health care services, licensure, and registration; and (vi) any other federal or state health care Laws and regulations applicable to the Borrower, Restricted Subsidiary or Affiliated Professional Entity.

“Holdings” has the meaning given to such term in set forth in the Preliminary Statements to this Agreement.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Committee from time to time, and any successor standards or bodies thereto.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Incentive Arrangements” means any (a) earn-out arrangements, (b) share or stock appreciation rights, (c) “phantom” share or stock plans, (d) non-competition agreements and (e) other incentive and bonus plans entered into by any Parent Company, Borrower or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers or employees of persons or businesses in connection with the Transactions or with the Permitted Acquisitions or other Investments of such Person or business after the Closing Date.

“Incremental Amendment” has the meaning set forth in Section 2.14(e).

“Incremental Amount” has the meaning set forth in Section 2.14(c).

“Incremental Equivalent Debt” means secured or unsecured Indebtedness of the Borrower or any Subsidiary Guarantor in the form of term loans or notes; provided that, at the time of incurrence thereof:

(a)            the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred shall not, together with any Incremental Revolving Facilities and/or Incremental Term Facilities previously incurred, exceed the Incremental Amount;

(b)            such Incremental Equivalent Debt (other than Incremental Equivalent Debt that satisfies the Inside Maturity Exception) shall not (i) mature prior to the Latest Maturity Date of the Initial Term Loans or (ii) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Initial Term Loans;

(c)            such Incremental Equivalent Debt that constitutes (i) Pari Passu Lien Debt may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans (but not on a greater than pro rata basis, except for (A) any repayment at maturity of an earlier maturing tranche and (B) any greater than pro rata repayment of such Incremental Equivalent Debt with the proceeds of Credit Agreement Refinancing Indebtedness with respect thereto pursuant to Section 2.05(b)(iii)(B)), or (ii) Junior Lien Debt or Indebtedness that is unsecured may not participate in any mandatory repayments or prepayments except to the extent that such repayments or prepayments are offered (to the extent required pursuant to the terms of the Initial Term Loans and any other Pari Passu Lien Debt), first pro rata to the Initial Term Loans and any other Pari Passu Lien Debt;

(d)            such Incremental Equivalent Debt shall not be incurred or guaranteed by any Person other than the Borrower and the Guarantors (except any such Person incurring or guaranteeing such Incremental Equivalent Debt that also guarantees the Term Loans);

(e)            to the extent secured (A) such Incremental Equivalent Debt shall not be secured by any Lien on any assets or property that does not constitute Collateral (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans or Revolving Loans, as applicable) and (B) a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to, or is otherwise subject to the provisions of, an Acceptable Intercreditor Agreement;

(f)            to the extent subordinated in right of payment to the Initial Term Loans and the Revolving Facility, a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to, or is otherwise subject to the provisions of, a subordination agreement or other subordination arrangements the terms of which are reasonably acceptable to the Administrative Agent; provided that any Acceptable Intercreditor Agreement shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(g)            any Incremental Equivalent Debt that is a Comparable Financing will be subject to MFN Protection to the same extent as if such Incremental Equivalent Debt were Incremental Term Loans; and

(h)            except (x) as otherwise set forth in this definition and (y) terms and conditions applicable only to periods after the Latest Maturity Date, all terms of any Incremental Equivalent Debt shall be, in the good faith determination of the Borrower, substantially identical to, or no more favorable to the lenders providing the Incremental Equivalent Debt than the terms and conditions applicable to the then-existing Facilities, unless:

(i)            such favorable terms are reasonably acceptable to the Administrative Agent,

(ii)            such favorable terms apply solely to periods after the Latest Maturity Date,

(iii)            such favorable terms otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment in consultation with the Administrative Agent, or

(iv)            such favorable terms are added for the benefit of the Lenders of under any then-existing Facility (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any then-existing Facility);

provided that, at the option of the Borrower, a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the written direction of the Required Lenders) notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees);

provided further, that the operational and agency provisions contained in such documentation (solely to the extent constituting Loan Documents) and any Acceptable Intercreditor Agreement shall be reasonably satisfactory to the Administrative Agent and the Borrower.

Incremental Equivalent Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning set forth in Section 2.14(a).

“Incremental Loan” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Loans” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Facilities” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Facilities” has the meaning set forth in Section 2.14(a).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Incurred Acquisition Ratio Debt” has the meaning set forth in Section 7.03(k).

“Indebtedness” means, with respect to any Person, without duplication:

(a)            any indebtedness (including principal or premium) of such Person in respect of borrowed money, any Debt Securities, any indebtedness evidenced by loan agreements or similar instruments, any letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof), any Attributable Indebtedness or the balance deferred and unpaid of the purchase price of any property (other than (i) customary purchase money obligations incurred in the ordinary course, (ii) trade accounts and accrued expenses payable in the ordinary course of business, (iii) any earn-out and similar obligations until such obligation is not paid after becoming due and payable, (iv) accruals for payroll, retirement obligations, workers compensation and other liabilities accrued in the ordinary course of business, (v) purchase price holdbacks in the ordinary course of business or consistent with past practice and (vi) prepaid or deferred revenue in the ordinary course of business or consistent with past practice, including, for the avoidance of doubt, deferred revenue resulting from third party financing arrangements for services provided to customers);

(b)            (i) to the extent not otherwise included, any Guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

(c)            net obligations of such Person under any Swap Contract to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP; and

(d)            all obligations of such Person in respect of Disqualified Equity Interests;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) Permitted Liens that do not secure Indebtedness, (3) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms (such loans and advances, “Short Term Advances”)), and (4) Indebtedness of any direct or indirect Parent Company appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than any of the following Taxes imposed on or with respect to any Agent or any Lender or required to be withheld or deducted from a payment to any Agent or any Lender: (i) Taxes imposed on or measured by net income, however denominated, branch profits Taxes and franchise (and similar) Taxes imposed by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other present or former connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, receiving or perfecting a security interest under, any Loan Document, or selling or assigning any interest in any Loan or Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to comply with Section 3.01(d), (iii) in the case of any Lender, any U.S. federal withholding Tax that is imposed pursuant to a Law in effect on the date such Lender (x) becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 3.07), or (y) designates a new Lending Office, except, in each case, to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, and (iv) any Taxes imposed under FATCA (clauses (i) through (iv), collectively, “Excluded Taxes”) and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Initial Lenders” means the Lenders hereunder as of the Closing Date, as set forth on Schedule 1.01.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Lender under this Agreement, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 1.01 under the caption “Initial Term Commitments” or, otherwise, in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender shall have assumed its Initial Term Commitment, as the case may be. The aggregate amount of the Initial Term Commitments is $235,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a.

“Inside Maturity Exception” means any Indebtedness that is designated by the Borrower as being incurred pursuant to this provision; provided that all such Indebtedness so designated consists of (i) Extendable Bridge Loans or (ii) any financing, funded into escrow, the terms of which provide for mandatory repayment of the same, subject to customary conditions, if the proceeds thereof are not applied as required by the terms governing such financing within the time parameters set forth therefor; provided that any financing under this clause (ii), upon being released from escrow, cannot have a maturity date earlier than the Latest Term Loan Maturity Date.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every consecutive three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months thereafter or, to the extent agreed by the Administrative Agent and each applicable Lender, other or shorter periods thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding Short Term Advances, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount of any Investment at any time shall be the amount of cash or the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less (except in the case of Investments made using the Available Amount pursuant to Section 7.02(i)) any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Collateral” has the meaning set forth in the Security Agreement.

“IPO Entity” means the entity that is a Parent Company of the Borrower and the Equity Interests of which are the subject to a Qualified IPO.

“Issuance Notice” means an Issuance Notice in respect of letters of credit substantially in the form of Exhibit A-2.

“Issuing Bank” means ORCC, in its capacity as an Issuing Bank hereunder, and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.04(j) or 2.04(l). Any Issuing Bank may cause Letters of Credit to be issued by an Affiliate of such Issuing Bank or by another financial institution designated by such Issuing Bank, and all Letters of Credit issued by any such Affiliate or any such designated financial institution shall be treated as being issued by such Issuing Bank for all purposes under the Loan Documents.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit K hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the Collateral Agent and the other Person(s) party thereto, pursuant to which such Person provides a Guaranty or otherwise provides a guaranty of the Obligations in form and substance reasonably acceptable to the Administrative Agent, the Borrower and such Person.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns less than 100% of the outstanding Equity Interests.

“Junior Financing” means any (a) Junior Lien Debt, (b) Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms, or (c) any Indebtedness that is unsecured and, in the case of this clause (c), both (i) incurred or issued as Incremental Term Loans, Incremental Equivalent Debt, Permitted Ratio Debt, Incurred Acquisition Ratio Debt or Credit Agreement Refinancing Indebtedness (or any Permitted Refinancing of any of the foregoing) and (ii) in an aggregate principal amount then outstanding greater than $5,000,000; provided that Junior Financing shall exclude any of the foregoing that is between or among the Borrower and its Restricted Subsidiaries.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is secured by Liens on Collateral that have a priority that is junior to the Liens on Collateral that secure the Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, by and among the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a junior basis to the Obligations, and acknowledged by the Loan Parties. Wherever in this Agreement a Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Subsidiary Guarantor to be secured by a Lien junior to the Liens securing the Obligations, then the Collateral Agent and the Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement, and the Borrower shall acknowledge such Junior Lien Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest Maturity Date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans, any Incremental Revolving Commitments or any Refinancing Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.03(b).

“LCT Test Date” has the meaning set forth in Section 1.03(b).

“Lender” means, collectively (i) each Person listed on the signature pages hereto as a Lender holding a Commitment or a Loan and (ii) any other Person (other than a natural Person) that becomes a party hereto in accordance herewith and holds a Commitment or a Loan. As of the Closing Date, Schedule 1.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swing Line Lender. Notwithstanding the foregoing, no Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders (including with respect to voting, information and lender meetings) and shall be deemed for all purposes to be, at most, a Defaulting Lender (except for purposes of Section 2.17(d)) until such time as such Disqualified Lender no longer owns any Loans or Commitments.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets (other than via an Undisclosed Administration), or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such Lender becomes the subject of a Bail-In Action and such Lender has thereafter failed to fund all or any portion of its Loans within one (1) Business Day of demand from the Administrative Agent; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial or “trade” letter of credit.

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date for the Revolving Commitments (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, initially with respect to ORCC in its capacity as an Issuing Bank, 100%, as may be reduced to reflect any percentage allocated to another Issuing Bank from time to time after the Closing Date with respect to any other Issuing Bank, a percentage to be agreed between the Borrower and such Issuing Bank.

“Letter of Credit Sublimit” means (x) the greater of (a) $5,000,000 and (b) such higher amount as the Borrower, the Revolving Lenders and the applicable Issuing Bank(s) may from time to time agree.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“LIBOR” has the meaning set forth in the definition of “Eurocurrency Rate.”

“Licensed Personnel” means any Person, including without limitation, any doctor or other healthcare professional, employed or retained on a full or part-time basis by any Loan Party, Subsidiary of any Loan Party or Affiliated Professional Entity who performs dermatological or similar professional services for or on behalf of such Loan Party, Subsidiary of any Loan Party or Affiliated Professional Entity who is involved in the delivery of dermatology or other healthcare services that requires a professional license from a Governmental Authority to provide such services.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” has the meaning set forth in Section 1.03(b).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swing Line Loan (including any Incremental Loans, Extended Loans and Refinancing Loans to the extent not otherwise indicated and as the context may require).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letters, (v) any Acceptable Intercreditor Agreement and (vi) any Refinancing Amendment, Incremental Amendment or Extension Amendment; provided that, for the avoidance of doubt, Secured Hedge Agreements and Treasury Services Agreements do not constitute Loan Documents hereunder.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Investors” means (a) after giving effect to the Transactions on the Closing Date, the members of management of Holdings, any direct or indirect parent of Holdings, or any of their respective Subsidiaries who are investors in Holdings or any direct or indirect parent of Holdings, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors”, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower or any Parent Company on the date of the initial public offering of the shares of common stock of the Borrower or such Parent Company, plus (ii) the total number of shares of common stock of the Borrower or any Parent Company that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering, multiplied by (b) the initial public offering price of such shares of common stock.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, results of operations, business, liabilities (actual or contingent) or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (iii) the material rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property that is material to the business or operations of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Non-U.S. Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Non-U.S. Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Non-U.S. Subsidiary at the last day of the most recent Test Period) were equal to or greater than 2.5% of Total Assets as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Non-U.S. Subsidiary for such Test Period) were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), Non-U.S. Subsidiaries that are not Material Non-U.S. Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Non-U.S. Subsidiaries at the last day of the most recent Test Period) 5.0% of total assets of the Borrower and the Restricted Subsidiaries that are Non-U.S. Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Non-U.S. Subsidiaries for such Test Period) 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Non-U.S. Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Non-U.S. Subsidiaries as “Material Non-U.S. Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a net book value in excess of $3,500,000 (at the Closing Date or, with respect to real property acquired (or owned by a Person that becomes a Loan Party) after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith). As of the Closing Date, there is no Material Real Property.

“Material Subsidiary” means any Material U.S. Subsidiary or any Material Non-U.S. Subsidiary.

“Material U.S. Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s U.S. Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such U.S. Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such U.S. Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), U.S. Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such U.S. Subsidiaries at the last day of the most recent Test Period) 10.0% of the total assets of the Borrower and the Restricted Subsidiaries that are U.S. Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such U.S. Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are U.S. Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such U.S. Subsidiaries as “Material U.S. Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such U.S. Subsidiaries.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is six years after the Closing Date (i.e., April 27, 2027), (ii) with respect to the Revolving Commitments, the date that is five years after the Closing Date (i.e., April 27, 2026), (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date applicable thereto as specified in the applicable Extension Amendment, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.11.

“MFN Protection” means the provisions of Section 2.14(h).

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Swing Line Lender with respect to Swing Line Loans outstanding at such time and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Banks or the Swing Line Lender, as the case may be, in their reasonable discretion.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” means an American Land Title Association Lender’s policy of title insurance or the equivalent or other form available in each applicable jurisdiction (or marked-up title insurance commitments having the effect of policies of title insurance) issued with respect to a Mortgage on a Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the other Secured Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the Mortgaged Property covered thereby), insuring such Mortgage to be a valid subsisting first-priority Lien on the real property described therein, free and clear of all Liens other than Permitted Liens and other Liens reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” means the property on which Mortgages are required pursuant to Section 6.11.

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on the Material Real Properties (which, for the avoidance of doubt, shall not include any Excluded Real Estate Assets or other Excluded Asset) in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.12, in each case, as the same may from time to time be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means, with respect to:

(a)            the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess (if any) of:

(i)            100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries received in connection with such Disposition or Casualty Event (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any casualty insurance settlements and condemnation awards in respect of such Casualty Event, but in each case only as and when received), over

(ii)            the sum of:

(A)            attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and restoration costs following a Casualty Event,

(B)            the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event,

(C)            in the case of any Disposition or Casualty Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof,

(D)            Taxes paid or reasonably estimated to be payable as a result thereof (including any distributions in accordance with Section 7.06(d)(ii) through (d)(iv) made or reasonably estimated to be made in connection therewith), and

(E)            any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated therewith, it being understood that “Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E) on the date of such reduction;

(c)            the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness, the excess (if any) of:

(i)            100% of the cash proceeds received from such incurrence, issuance or sale, over

(ii)            Taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket or customary expenses, in each case incurred by or on behalf of the Borrower or such Restricted Subsidiary in connection with such incurrence, issuance or sale; and

(d)            any Permitted Equity Issuance by any ~~direct or indirect parent of the Borrower~~Parent Company, the amount of cash and Cash Equivalents from such Permitted Equity Issuance contributed to the capital of the Borrower.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“New Unit” shall mean each location, branch or facility newly established by the Borrower or any of its Restricted Subsidiaries and opened during the two year period preceding the last day of the applicable Test Period. For the avoidance of doubt, “New Unit” will not include any location, branch or facility acquired by the Borrower or any of its Restricted Subsidiaries pursuant to an acquisition or similar Investment that is not so newly established.

“New Unit EBITDA Adjustments” has the meaning specified in the definition of Consolidated Adjusted EBITDA.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means each Sponsor and any Affiliate of such Sponsor, other than any Debt Fund Affiliate, Holdings, the Borrower or any of its Subsidiaries.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party” and “Non-Loan Parties” means any Restricted Subsidiary or Restricted Subsidiaries of the Borrower that is not a Loan Party or are not Loan Parties.

“Non-Loan Party Debt Cap” means, at any time, an aggregate amount equal to the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Non-Loan Party Investment Cap” means, at any time, an aggregate amount equal to the greater of (i) 50% of Closing Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; provided (i) that Investments made in Non-Loan Parties with the proceeds of Permitted Equity Issuances shall be excluded from the calculation of the Non-Loan Party Investment Cap and (ii) in the event that the amount available under the Non-Loan Party Investment Cap is reduced as a result of any Investment in any Person that is not or does not become a Subsidiary Guarantor, or the acquisition of any assets that are not acquired by or transferred to a Loan Party, and such Person subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, then the amount available under the Non-Loan Party Investment Cap shall be proportionately increased as a result thereof; provided further, that in determining the amount of Investments in Non-Loan Parties as a result of a substantially simultaneous Investment in multiple Persons (including the acquisition of a group) of which some will become Loan Parties and others will become or remain Non-Loan Parties in a single transaction, the Borrower shall in good faith determine the amount of the Investment attributable to the acquired Non-Loan Parties.

“Non-U.S. Disposition” has the meaning set forth in Section 2.05(b)(x).

“Non-U.S. Jurisdiction” means any jurisdiction other than (a) the United States, (b) any State or Commonwealth thereof (including any subdivision of any such State or Commonwealth) and the District of Columbia.

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a U.S. Subsidiary.

“Not Otherwise Applied” means, with reference to any amount of any capital contributions or Net Proceeds of any transaction or event, that such amount was not (i) utilized pursuant to Section  7.02(h), Section 7.06(c)(i), Section 7.06(e), Section 7.12(a)(iv), (iii) utilized to make a Designated Equity Contribution in accordance with Section 8.04, or (iv) previously or concurrently applied to (A) make any Investment, Restricted Payment or Restricted Debt Payment in reliance on clause (c) of the Available Amount or (B) make an Investment in a Non-Loan Party that is excluded from the Non-Loan Party Investment Cap pursuant to the definition thereof. This definition shall not require the Borrower or any Restricted Subsidiary to segregate, or otherwise trace, the proceeds of any Permitted Equity Issuances, cash contributions to the common Equity Interests of the Borrower, or proceeds from an issuance of Equity Interests or a contribution to the capital of the Borrower.

“Note” means a Term Note, a Revolving Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and any Restricted Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of the Borrower or any Restricted Subsidiary arising under any Secured Hedge Agreement and obligations of the Borrower or any Subsidiary arising under any Treasury Services Agreement (excluding any Excluded Swap Obligations). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and the obligations of the Borrower or any Subsidiary under any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any Non-U.S. Jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ix).

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans and Revolving Loans, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the Federal Funds Rate.

“Parent Company” means (a) Holdings ~~and~~, (b) any other Person of which the Borrower is a direct or indirect ~~Wholly Owned~~Subsidiary and (c) any IPO Entity that is the managing member of any Person of which the Borrower is a direct or indirect Subsidiary.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Subsidiary Guarantors from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Obligations. Wherever in this Agreement a Debt Representative is required to become party to the Pari Passu Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Subsidiary Guarantor to be secured by a Lien pari passu with the Liens securing the Obligations, then the Collateral Agent and the Debt Representative for such Indebtedness shall execute and deliver the Pari Passu Intercreditor Agreement, and the Borrower shall acknowledge such Pari Passu Intercreditor Agreement.

“Pari Passu Lien Debt” means any Indebtedness that is secured by Liens on Collateral that are pari passu in priority with the Liens on Collateral that secure the Obligations. For the avoidance of doubt, “Pari Passu Lien Debt” includes the Initial Term Loans, the Revolving Loans (if any) and the Revolving Commitments, in each case, as of the Closing Date.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Payment Notice” has the meaning assigned to it in Section 9.15(b).

“Payment Recipient” has the meaning assigned to it in Section 9.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PC Agreement” shall have the meaning provided in the definition of “Affiliated Professional Entity.”

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” means a certificate in the form of Exhibit F hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(a)            immediately after giving Pro Forma Effect to any such Acquisition Transaction or Investment, at the applicable time determined in accordance with Section 1.03(b), no Specified Event of Default shall have occurred and be continuing;

(b)            the business of such Person, or such assets, as the case may be, is permitted by Section 7.07;

(c)            with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in Section 6.11 to the extent applicable shall have been taken (or shall be taken), to the extent required by such Section (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made) (unless such newly created or acquired Subsidiary constitutes an Excluded Subsidiary or is designated as an Unrestricted Subsidiary); and

(d)            the Borrower shall deliver (or cause to be delivered) to the Administrative Agent (i) the definitive acquisition agreement and accompanying disclosure schedules (each of which may be in substantially final draft form), (ii) historical financial statements of the target in such Permitted Acquisition for the two fiscal years of the target most recently ended at least sixty (60) days prior to the date such Permitted Acquisition is consummated, (iii) customary written due diligence reports prepared by or on behalf of Borrower and (iv) a quality of earnings report; provided that such delivery shall be required solely to the extent that (x) in the case of subclause (ii), the Administrative Agent reasonably requests such information and the Borrower has possession of such historical financial statements, and (y) in the case of subclauses (iii) and (iv), such reports were prepared or received by the Borrower in connection with the given Permitted Acquisition and the Administrative Agent has executed customary non-disclosure agreements and/or non-reliance letters related thereto;

provided that the aggregate amount of all Investments in Permitted Acquisitions of Persons that are not or do not become Loan Parties, or in assets that are not acquired by or transferred to a Loan Party or a Person that becomes a Loan Party, when taken together with Investments by Loan Parties in Non-Loan Parties in reliance on Sections 7.02(c) or 7.02(j), shall not exceed the Non-Loan Party Investment Cap.

“Permitted Equity Issuance” means any (a) public or private sale or issuance of any Qualified Equity Interests of the Borrower or any ~~direct or indirect parent of the Borrower~~Parent Company or (b) sale or issuance of Debt Securities representing obligations of Holdings, the Borrower and/or Restricted Subsidiaries (other than Debt Securities representing intercompany Indebtedness) that have been converted into or exchanged for Qualified Equity Interests, in each case, other than Designated Equity Contributions; provided that Net Proceeds of any such Debt Securities will be deemed to have been received by the Borrower upon any such conversion or exchange.

“Permitted Holders” means any of:

(a)            the Sponsor;

(b)            the Co-Investors;

(c)            the Management Investors;

(d)            any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a), (b) and (c) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of Holdings (or any successor thereto) then held by such group); and

(e)            any direct or indirect parent of Holdings (or, following a Qualified IPO, any direct or indirect parent of the the IPO Entity), for so long as a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such entity is beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by one or more Permitted Holders described in clauses (a), (b), (c) and/or (d) of the definition thereof.

“Permitted Investment” means (a) any Permitted Acquisition and/or (b) any other Investment or acquisition permitted under Section 7.02.

“Permitted Investors” means (a) a Sponsor, (b) each of the Affiliates and investment managers of a Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of the Borrower or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of the Borrower and its Subsidiaries.

“Permitted Liens” means the Liens permitted pursuant to Section 7.01.

“Permitted Ratio Debt” means Indebtedness; provided that, at the time of incurrence thereof:

(a)            immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i)            in the case of any Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date First Lien Net Leverage Ratio;

(ii)            in the case of any Junior Lien Debt, the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date Secured Net Leverage Ratio plus 0.50:1.00; or

(iii)           in the case of any Indebtedness that is unsecured or secured by Liens on assets and property not constituting Collateral, the Total Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date Total Net Leverage Ratio plus 0.50:1.00;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which financial statements have been delivered to the Administrative Agent; and

(b)            if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (ii) if such Permitted Ratio Debt is Junior Lien Debt, a Junior Lien Intercreditor Agreement;

(c)            if such Permitted Ratio Debt is a Comparable Financing, then the MFN Protection shall apply as if such Permitted Ratio Debt was in the form of Incremental Term Loans;

(d)            such Permitted Ratio Debt shall be subject to the requirements of Section  2.14(g)(i) through (iv) and (g)(v)(B) as if such Permitted Ratio Debt were an Incremental Facility; and

(e)            except as otherwise set forth in this definition, all terms of any Permitted Ratio Debt shall be on terms (including subordination terms, if applicable) and pursuant to documentation to be determined by the Borrower and the providers of the Permitted Ratio Debt; provided that any Acceptable Intercreditor Agreement shall be reasonably satisfactory to the Administrative Agent and the Borrower.

Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (provided that if such existing unutilized commitments were incurred in reliance on a ratio-based incurrence test, such commitments were assumed to have been fully drawn at the time of incurrence for purposes of such test), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and Indebtedness that satisfies the Inside Maturity Exception, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) no Person is an obligor with respect to such Permitted Refinancing that was not an obligor with respect to the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and such Permitted Refinancing is not secured by any asset that did not secure such Indebtedness, (d) if secured, any modification, refinancing, refunding, renewal, replacement or extension shall be secured by Liens that rank on an equal or lesser priority relative to the Liens that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (e) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Acceptable Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured but not if such Indebtedness is incurred under this Agreement and is pari passu with the Term Loans) or their representative on their behalf shall become party to such Acceptable Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Prime Rate” means, for any day, the “Prime Rate” as published by the Wall Street Journal for such day or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonable determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date that such change is effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Principal Amount” means the stated or principal amount of each Loan.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder (including the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Secured Net Leverage Ratio and compliance with covenants determined by reference to Consolidated Adjusted EBITDA (including any component definitions thereof)), that all Specified Transactions and the transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Consolidated Adjusted EBITDA; provided, further, that when calculating the Consolidated Total Net Leverage Ratio for purposes Section 7.10, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect (except that a Designated Equity Contribution made in accordance with Section 8.04 shall be given pro forma effect for purposes of Section 7.10). “Pro Forma” shall have meanings correlative thereto.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the status of Holdings (or of any relevant Parent Company) as a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to (a) compliance with provisions of the Securities Act and the Exchange Act, (b) the rules of securities exchange companies with listed equity securities, (c) registration, listing, registrar and similar fees, (d) shareholder meetings and reports to shareholders, (e) directors’ compensation, fees and expense reimbursement, (f) directors’ and officers’ liability insurance, and (g) other costs, fees and expenses for executives, consultants and professionals related to the foregoing.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means:

(a)            the issuance by Holdings or any direct or indirect ~~parent of Holdings~~Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or any successor form) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering); or

(b)           any transaction or series of related transactions following consummation of which Holdings or any Parent ~~Entity~~Company is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests publicly traded on a recognized securities exchange, in each case, if following such transaction or series of transactions, any class or series of Equity Interests of such Person is listed on a national securities exchange.

“Ratio Amount” means an aggregate principal amount of any Indebtedness that is incurred pursuant to clause (a) of the definition of “Permitted Ratio Debt”.

“Ratio-Based Amounts” has the meaning set forth in Section 1.03(c).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto in accordance with Section 2.15.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Refunded Swing Line Loans” has the meaning specified in Section 2.03(c)(i).

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligations” has the meaning set forth in Section 2.04(c)(i).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in into, onto or through the Environment.

“Repricing Event” means:

(a)            the incurrence by the Borrower or any other Loan Party of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Initial Term Loans into a new tranche of replacement Term Loans under this Agreement) (i) having an All-In Yield that is less than the All-In Yield for the Initial Term Loans, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans, or

(b)            any effective reduction in the All-In Yield applicable to the Initial Term Loans (e.g., by way of amendment, waiver or otherwise);

provided that a Repricing Event shall not include any event described in clause (a) or (b) above that is consummated in connection with a Change of Control, a Qualified IPO or a Transformative Transaction.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders; provided further, that to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans and Commitments of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans and Commitments of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, the Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Loans and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans and Commitments of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Loans and (b) aggregate unused Revolving Commitments; provided that unused Revolving Commitment of, and the portion of the Outstanding Amount of all Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Term Loans and (b) aggregate unused Term Commitments; provided that unused Term Commitments of, and the portion of the Outstanding Amount of all Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders; provided further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Term Loans and unused Term Commitments of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of (x) the Administrative Agent or the Collateral Agent and (y) to the extent applicable, any Debt Representative with respect to Pari Passu Lien Debt (but only to the extent such cash or Cash Equivalents are also restricted in favor of the Administrative Agent and the Collateral Agent)).

“Restricted Debt Payments” has the meaning set forth in Section 7.12(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that, solely for purposes of “Consolidated Net Income” and “Consolidated Adjusted EBITDA”, a Restricted Subsidiary of any Person other than Holdings and its Subsidiaries means a Subsidiary of such Person that would not, upon acquisition of such Person by Holdings or any of its Subsidiaries, be designated by the Borrower as (or otherwise constitute) an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in cash (or the fair market value of property and assets received as determined by the Borrower in good faith) in respect of such Investment.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans and to acquire participations in Letters of Credit and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Revolving Lender’s Revolving Commitment is set forth opposite such Lender’s name on Schedule 1.01 under the caption “Revolving Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Commitments as of the Closing Date is $20,000,000.

“Revolving Exposure” means, as to each Lender, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the outstanding Principal Amount of the Revolving Loans of that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of the Swing Line Lender (to the extent the Swing Line Lender held Revolving Commitments prior to the termination thereof), the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders) and (v) the aggregate amount of all participations by that Lender (to the extent such Lender held Revolving Commitments prior to the termination thereof) in any outstanding Swing Line Loans.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments, Swing Line Loans and Letters of Credit hereunder.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if the Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loans” means any Revolving Loan made pursuant to Section 2.01(b), Incremental Revolving Loans, Refinancing Revolving Loans or Extended Revolving Commitments, as the context may require.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means economic sanctions administered or enforced by the U.S. government (including the U.S. Department of State and OFAC), Her Majesty’s Treasury of the United Kingdom, the European Union, the United Nations Security Council and any other relevant sanctions authority with jurisdiction over Holdings, the Borrower, any of their respective Subsidiaries, as applicable.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Restricted Subsidiary and any Approved Counterparty.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Swing Line Lender, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit E, dated as of the Closing Date, by and among Holdings, the Borrower, certain Subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Seller Debt” means unsecured Indebtedness issued or incurred by the Borrower or any Restricted Subsidiary in connection with any Acquisition Transaction and payable to the seller or its designees (or their respective successors and assigns) in connection therewith; provided that such Indebtedness is contractually subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Short Term Advances” has the meaning set forth in the definition of “Indebtedness”.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its Restricted Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its Restricted Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its Restricted Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its Restricted Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Distribution” has the meaning specified in Section 7.06(p).

“Specified Event of Default” means an Event of Default under clause (a), (f) or (g) of Section 8.01.

“Specified Negative Covenants” has the meaning set forth in Section 1.03.

“Specified Negative Covenants Transaction” has the meaning set forth in Section 1.03.

“Specified Representations” means those representations and warranties made by the Loan Parties in (a) Sections 5.01(a), 5.01(b)(ii), and 5.02(a) (in each case, with respect to themselves), (b) Section 5.02(b)(i) (with respect to their Organizational Documents as in effect upon consummation of, or immediately after consummation of, the applicable Investment or acquisition and the adoption of any related resolutions), (c) Section 5.04 (as enforceable against them), (d) Section 5.12(a) (with respect to only the compliance of the applicable Investment or acquisition with such Laws), 5.12(b) and 5.16, (e) Sections 5.18(a)(iii) (with respect to the Patriot Act) and 5.18(c) (with respect to only the use of proceeds of the applicable Incremental Loans not violating OFAC, FCPA and applicable Sanctions and Anti-Corruption Laws) .

“Specified Transaction” means any Permitted Acquisition, Investment, Disposition, incurrence of Indebtedness, Restricted Payment, Restricted Debt Payment, Subsidiary designation, Incremental Facility or other transaction in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” (or similar language); provided that an Incremental Revolving Facility (if any), for the purpose of this “Specified Transaction” definition, shall be deemed fully drawn on the date Commitments therefor are first obtained (subject to Section  1.03(b)).

“Sponsor” means (a) any funds, limited partnerships or co-investment vehicles managed or advised by Leonard Green & Partners, L.P. or any of its Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights), or (b) any investors in the Persons identified in clause (a) who are investors in such Persons as of the Closing Date and from time to time invest directly or indirectly in Holdings or any ~~direct or indirect parent of Holdings~~Parent Company (but excluding any portfolio companies of any of the foregoing).

“Sponsor Management Agreement” means that certain Management Services Agreement, dated as of June 24, 2019, by and between Leonard Green & Partners, L.P. (or certain of the management companies associated with such Sponsor or its advisors), on the one hand, and Holdings, on the other hand, as the same may be amended, modified, replaced, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, replacement, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualified IPO.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the FRB to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D of the FRB. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the FRB or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (a) the Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, (b) more than 50.0% of the Equity Interests are at the time owned by such Person or (c) the management is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person and GAAP requires that the assets, liabilities, Net Income and cash flows of such entity are consolidated in their entirety (subject to any minority interest of other Persons in such entity) in the consolidated balance sheet and consolidated statements of operations and cash flows, as applicable, of such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower. For the avoidance of doubt, (i) any entity that does not meet the criteria set forth above shall not be a “Subsidiary” for any purpose under this Agreement based on the fact that such entity is consolidated on Holdings’, the Borrower’s or any Restricted Subsidiary’s financial statements, and (ii) for all purposes under this Agreement, no Affiliated Professional Entity will be deemed a “Subsidiary” of Holdings or of any Subsidiary of Holdings by virtue of the PC Agreements or any rights, authority and obligations thereunder.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have a corresponding meaning.

“Supporting Obligations” has the meaning assigned thereto in the Security Agreement.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means ORCC, in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means the swing line loan made by the Swing Line Lender to the Borrower pursuant to Section 2.03.

“Swing Line Loan Request” means a Swing Line Loan Request substantially in the form of Exhibit A-3, or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the greater of (a) $5,000,000 and (b) such higher amount as the Borrower and the Administrative Agent may from time to time agree.

“Tax Receivable Agreement” means a tax receivable agreement entered into in connection with a Qualifying IPO.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be adjusted from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.

“Term Lender” means, at any time, any Lender that has an Initial Term Commitment, a Term Commitment or a Term Loan at such time.

“Term Loans” means any Initial Term Loan, any Incremental Term Loan, Refinancing Term Loan or Extended Term Loans, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period are available (and have been delivered to the Administrative Agent) or, in the case of the Financial Covenant, are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (other than for the fourth fiscal quarter of any fiscal year) (which may also be internal financial statements that have been delivered to the Administrative Agent except (i) to the extent this Agreement otherwise expressly states that the Test Period is specified in a Compliance Certificate, in which case such financial statements shall have been delivered pursuant to Section 6.01(a) or (b) for the Test Period set forth in such Compliance Certificate or (ii) for purposes of the Financial Covenant). A Test Period may be designated by reference to the last day thereof (i.e., the “December 31st Test Period” of a particular year refers to the period of four consecutive fiscal quarters of the Borrower ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means the greater of (i) 20% of Closing Date EBITDA and (ii) 20% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower (or any Parent Company) delivered pursuant to Section 6.01(a) or 6.01(b).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied, (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the Letter of Credit Usage.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Sponsor, Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including any original issue discount or upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution and delivery of Loan Documents entered into on the Closing Date, (c) the funding of the Initial Term Loans on the Closing Date, (d) the Closing Date Refinancing, (f) the payment of Transaction Expenses, and (g) the making of the Specified Distribution.

“Transferred Guarantor” has the meaning set forth in Section 11.09(a).

“Transformative Transaction” means any Acquisition Transaction that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation thereof, would not provide the Borrower and its relevant subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following the consummation thereof, as determined by the Borrower acting in good faith.

“Treasury Services Agreement” means any agreement between the Borrower or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower, determined on a Pro Forma Basis, for the Test Period most recently ended on or prior to such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Borrower as of December 31, 2020 and the related unaudited consolidated statements of operations and cash flows for the four-quarter period then ended.

“Undisclosed Administration” means, in relation to a Lender or any person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or controlling person is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Holdbacks” means, with respect to any Permitted Investment, all purchase price holdbacks (not deposited in an escrow account) and similar consideration, whether or not contingent, that is not due and payable to the sellers (or similar counterparty or beneficiary) in such Permitted Investment transaction as of the date of consummation thereof, but instead is (or may become) due and payable only after such date of consummation.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unit” shall mean each location, branch or facility operated by the Borrower or any of its Restricted Subsidiaries.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit H-1, H-2, H-3 or H-4 hereto, as applicable.

“Unrestricted Cash” means, when referring to cash or Cash Equivalents of the Borrower or any Restricted Subsidiary, that such cash or Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of the Collateral Agent (which restriction may also be in favor of any agent or trustee for any secured indebtedness permitted under this Agreement)).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, the Borrower has no Unrestricted Subsidiaries.

“U.S. Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56 ((signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of (x) any Refinanced Debt, (y) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (z) any Term Loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            References to an Article, Section, Exhibit, Schedule, clause or sub-clause refer (i) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (ii) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d)            Any reference herein to (i) any Person shall be construed to include such Person’s successors and permitted assigns, (ii) any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement) and (iii) any law or regulation will include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(e)            The terms “include,” “includes,” and “including” are by way of example and not limitation.

(f)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)            The words “assets” and “property” shall be construed to have the same meaning and effect.

(h)            The word “or” is not exclusive.

(i)              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(j)             Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03      Accounting Terms and Ratio Calculations.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements or the audited financial statements required to be delivered to the Lenders pursuant to Section 6.01(a), as applicable, except as otherwise specifically prescribed herein. For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” shall refer to a fiscal year of the Borrower ending December 31, and any reference to a “fiscal quarter” shall refer to a fiscal quarter of the Borrower ending March 31, June 30, September 30 or December 31. All determinations of fair market value under a Loan Document shall be made by the Borrower in good faith, which determinations shall be conclusive if fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders and neither the Administrative Agent nor the Required Lenders have objected to such determination within ten (10) Business Days of such disclosure to the Administrative Agent.

(b)            For purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio), (ii) determining compliance with any provision of this Agreement which requires that no Default, Event of Default, specified Event of Default or any other type of “default” or “event of default” (other than a Specified Event of Default), as applicable, has occurred, is continuing or would result therefrom, (iii) determining compliance with representations or warranties, (iv) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of TTM Consolidated Adjusted EBITDA) or (v) determining compliance with any other condition precedent under this Agreement, in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or Permitted Investment, and the incurrence of Indebtedness and Liens in connection therewith, in each case, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether such Limited Condition Transaction (and the incurrence of any Indebtedness and Liens in connection therewith) is permitted under this Agreement shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period or other applicable date or period of determination ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such requirements, such requirements shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated Adjusted EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that, in the case of any Restricted Payment or Restricted Debt Payment, any such ratio or basket shall be calculated both as if such Limited Condition Transaction and other transactions in connection therewith have been consummated and have not been consummated. Notwithstanding the foregoing, the amount of any Incremental Loans under the Ratio Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of the Borrower, at the time of funding.

(c)            With respect to any amounts of Indebtedness incurred in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio) and including the Revolving Facility (any such amounts, the “Fixed Amounts” (and which Fixed Amounts shall include any related “grower” component based on a percentage of TTM Consolidated Adjusted EBITDA)) that is incurred substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Loan Document that requires compliance with a financial ratio or test (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio) (any such amounts, the “Ratio-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Ratio-Based Amounts.

(d)            For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.06 and 7.12(a) (the “Specified Negative Covenants”), in the event that any relevant Lien, Investment, incurrence of Indebtedness, Restricted Payment or Restricted Debt Payment (each a “Specified Negative Covenant Transaction”), as applicable, meets the criteria of more than one of the exceptions described in the corresponding Specified Negative Covenant (which shall include, for the avoidance of doubt, any exception or “basket” in any other negative covenant that is, or is expressly permitted to be, shared with such Specified Negative Covenant in accordance with the terms of this Agreement) on the date which such Specified Negative Covenant Transaction occurs or comes into existence, or at any time thereafter, the Borrower may, in its sole discretion, classify each such Specified Negative Covenant Transaction (or any portion thereof) between such exceptions of such Specified Negative Covenant (which shall include, for the avoidance of doubt, any exception or “basket” in any other negative covenant that is, or is expressly permitted to be, shared with such Specified Negative Covenant in accordance with the terms of this Agreement). Unless the Borrower elects otherwise, compliance with any Specified Negative Covenant will be deemed to be first pursuant to a Ratio-Based Amount basket or exception (to the maximum extent permitted by such basket or exception) prior to being determined pursuant to any other basket or exception, including those based on a Fixed Amount. In addition, any Indebtedness (and any associated Lien, subject to the applicable priority required pursuant to the relevant Ratio-Based Amount) and/or Investment initially incurred in reliance on any Fixed Amount basket or exception, and any Restricted Payment and/or Restricted Debt Payment made in reliance on any Fixed Amount basket or exception, will automatically be reclassified as having been incurred in reliance on any applicable Ratio-Based Amount basket or exception if the Borrower satisfies the relevant ratio or test applicable to such Ratio-Based Amount basket or exception on a Pro Forma Basis as of the last day of the most recently ended Test Period for which internal financial statements are available (provided that such internal financial statements have been provided to the Administrative Agent) at any time after the incurrence of the relevant Fixed Amount. For the avoidance of doubt, the incurrence of any Incremental Facility pursuant to Sections 2.14 and 7.03(a) also constitutes a Specified Negative Covenant Transaction.

(e)            For purposes of calculating TTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions identified by the Borrower that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (provided that, in the case of the incurrence (including by assumption or guarantees) or repayment (including by redemption, repayment, retirement or extinguishment) of any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable Test Period or subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to such ratios). If, since the beginning of any applicable Test Period, any Person that subsequently (x) became a Restricted Subsidiary or (y) was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries, shall have consummated any Specified Transaction identified by the Borrower that would have required adjustment pursuant to this Section 1.03(e), then TTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section  1.03(e).

(f)            With respect to any Indebtedness incurred in reliance on Ratio-Based Amounts, it is understood and agreed that for purposes of calculating compliance with such financial ratio or test in connection with such incurrence, (i) the cash proceeds from any such Indebtedness shall be excluded and (ii) in connection with the establishment of any new revolving facilities on increase in revolving commitments, such new revolving facilities or incremental revolving commitments are treated as if drawn in full.

(g)            If the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with such applicable Ratio-Based Amount basket hereunder, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that in the case of any committed facility with a delayed draw feature, at the Borrower’s election commitments in respect thereof may be obtained prior to the Borrower’s ability to incur such Indebtedness as long as such Indebtedness is permitted to be incurred on the date such delayed draw commitments are funded (and only to the extent so funded).

(h)            If the Borrower or its Restricted Subsidiaries incur or issue any Indebtedness that is intended to be Pari Passu Lien Debt or Junior Lien Debt or is intended to be subordinated in right of payment to the Obligations, then the Administrative Agent shall executed an Acceptable Intercreditor Agreement upon request by the borrower, solely to the extent the applicable Indebtedness or Liens subject to such Acceptable Intercreditor Agreement is permitted to be incurred under the Loan Documents and are permitted by the Loan Documents to have the priority or ranking set forth in such Acceptable Intercreditor Agreement.

Section 1.04      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest decimal place so expressed (with a rounding up if there is no nearest number).

Section 1.05      References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07       Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08      Currency Equivalents Generally.

(a)            For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Lien, Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)            For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation (i) with respect to Loans or Commitments, shall be based on the Exchange Rate and (ii) with respect to any other amounts, shall be based on the rate of exchange between the applicable currency and Dollars as reasonably determined by the Borrower, in each case in effect on the Business Day immediately preceding the date of such transaction or determination (subject to clauses (c) and (d) below) and shall not be affected by subsequent fluctuations in exchange rates.

(c)            For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt (or, in the case of an LCT Election, on the date of the applicable LCT Test Date); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate that is in effect on the date of such refinancing.

(d)            For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, including Consolidated Adjusted EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial maintenance covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of the Borrower for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.09     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10       Co-Borrowers.

Notwithstanding anything herein to the contrary, after the Closing Date, the Borrower, upon 15 Business Days prior written notice to the Administrative Agent (or such shorter period as reasonably agreed by the Administrative Agent), may cause any additional Subsidiary Guarantor by written election to the Administrative Agent to become a co-borrower under each of the Facilities hereunder on a joint and several basis (each such Subsidiary Guarantor identified by the Borrower as such a co-borrower, a “Co-Borrower”, and, together with the Borrower, the “Co-Borrowers”, and the date of effectiveness of any such designation of any Subsidiary Guarantor as a Co-Borrower, the “Co-Borrower Effective Date”); provided that such Loan Party shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Co-Borrower hereunder, which the Administrative Agent shall have acknowledged and accepted as provided therein (a “Co-Borrower Joinder”), (ii) at least three Business Days prior to the applicable Co-Borrower Effective Date, provide to the Administrative Agent and the Lenders all documentation and other information required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act, that shall be reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the consummation of such joinder, (iii) provide to the Administrative Agent and the Lenders, if such Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (iv) be a wholly owned U.S. Subsidiary of the Borrower. The Lenders and Issuing Banks hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any such additional Co-Borrower pursuant to this Section 1.10 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith.

Each Co-Borrower agrees that it is jointly and severally liable for the obligations of the Borrower and each other Co-Borrower hereunder with respect to any Class of Loans on an individual tranche basis, including with respect to the payment of principal of and interest on all Loans on an individual tranche basis, the payment of amounts owing in respect of Letters of Credit and the payment of fees and indemnities and reimbursement of costs and expenses. Each Co-Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks under this Agreement, for the mutual benefit, directly and indirectly, of each of the Co-Borrowers and in consideration of the undertakings of each of the Co-Borrowers to accept joint and several liability for the obligations of each of them. Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Co-Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Co-Borrowers without preferences or distinction among them. If and to the extent that the Borrower or any of the Co-Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Co-Borrower will make such payment with respect to, or perform, such Obligations. Each Co-Borrower further agrees that the Borrower will be such Co-Borrower’s agent for administrative, mechanical, and notice provisions in this Agreement and any other Loan Document (the Borrower in such capacity, the “Borrower Representative”) as may be further set forth in the Co-Borrower Joinder. All references to the “Borrower” in Article II, Article III, and to the extent applicable, Article X (but not any other provisions of this Agreement) shall be deemed to include the Borrower in its capacity as Borrower Representative on behalf of any Co-Borrowers, as applicable. For the avoidance of doubt, each Co-Borrower shall continue to be treated as a Loan Party for all purposes hereunder and each Co-Borrower (other than the Borrower) shall continue to be treated as a Restricted Subsidiary and as a Subsidiary Guarantor for all purposes hereunder (in each case, except as provided in this Section 1.10) and under the other Loan Documents.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01     The Loans.

(a)            The Term Borrowings. On the terms herein and subject to the conditions set forth in Section 4.01 hereof, each Lender with an Initial Term Commitment severally agrees to make to the Borrower on the Closing Date term loans denominated in Dollars in an amount equal to the amount of such Lender’s Initial Term Commitment (the “Initial Term Loans”). Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)            The Revolving Borrowings. On the terms herein and subject to the conditions set forth in Sections 4.01 or 4.02 hereof as applicable, each Revolving Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Business Day immediately following the Closing Date until the Maturity Date with respect to such Revolving Lender’s Revolving Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment at such time; provided that after giving effect to any Borrowing of Revolving Loans, the sum of the aggregate Outstanding Amount of the Revolving Loans plus such lender’s Pro Rata Share of the outstanding Letter of Credit Obligations shall not exceed the aggregate Revolving Commitments. Within the limits of each Lender’s Revolving Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02      Borrowings, Conversions and Continuations of Loans.

(a)            The Borrowing of Initial Term Loans shall be made upon the Borrower’s written Committed Loan Notice to the Administrative Agent, which notice may be given timely by electronic mail; provided that such notice may be conditioned on the occurrence of the Closing Date. Each other Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written Committed Loan Notice to the Administrative Agent, which may be given timely by electronic mail; provided further, that such notice may be conditioned on the occurrence of the Closing Date or any transaction or other event anticipated to occur in connection therewith or other permitted use of proceeds thereof. Each such notice must be received by the Administrative Agent (as applicable) not later than (i) with respect to any Borrowing of Revolving Loans, (x) 1:00 p.m. New York City time on the date that is one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (or such later date and time as the Administrative Agent may agree), and (y) 1:00 p.m. New York City time on the date that is three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, (ii) with respect to any Borrowing of Term Loans, (x) 1:00 p.m. New York City time on the date that is one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans, and (y) 1:00 p.m. New York City time on the date that is three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, or in each case, such later time as the Administrative Agent may agree; provided that (A) the Initial Term Loans shall only require notice by 5:00 p.m. New York City time on the date that is two (2) Business Days prior to the Closing Date (or such later time and date as the Administrative Agent may agree), and (B) any request for a Borrowing may be contingent on consummation of any Permitted Investment or other permitted use of the proceeds thereof, as applicable. Each notice by the Borrower pursuant to this Section 2.02(a) must be given (or confirmed promptly thereafter, as applicable) by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.01(a) or Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing of Term Loans or Revolving Loans of a particular Class, a conversion of Loans of any Class from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class or Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) Borrower’s wire instructions. Each Swing Line Loan shall be denominated in Dollars and constitute a Base Rate Loan. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as or converted to Base Rate Loans. Any such automatic continuation or conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all funds, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided (and reasonably acceptable) to the Administrative Agent by the Borrower in the applicable Committed Loan Notice.

(c)              Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.

(d)              The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate and the Statutory Reserve Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect.

(f)             The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share available on such date in accordance with paragraph (b) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable at such time to Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

Section 2.03       Swing Line Loans.

(a)            Swing Line Loan. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, agrees to make Swing Line Loans in Dollars to the Borrower from time to time on any Business Day during the Revolving Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that, after giving effect to any Swing Line Loan, (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments, (ii) the Total Utilization of Revolving Commitments of any Revolving Lender, shall not exceed such Lender’s Revolving Commitment, and (iii) the aggregate principal amount outstanding of all Swing Line Loans shall not exceed the Swing Line Sublimit; provided, further, that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan by the Swing Line Lender, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of such Swing Line Loan.

(b)            Borrowing Mechanics for Swing Line Loans. Each Swing Line Loan Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice must be given by a Swing Line Loan Request. Each such Swing Line Loan Request must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. New York City time on the date of the requested Swing Line Loan Borrowing, and such notice shall specify (i) the Borrower to be credited (or, if none is specified, the notice shall be deemed to be made on behalf of the Borrower), (ii) the amount to be borrowed, which shall be in a minimum of $100,000 or a whole multiple of $25,000 in excess thereof, and (iii) the date of such Swing Line Loan Borrowing (which shall be a Business Day). Promptly after receipt by the Swing Line Lender of such notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of the Required Revolving Lenders) prior to 3:00 p.m. on such requested borrowing date (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first sentence of Section 2.03(a) or (B) that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, then, subject to the terms and conditions set forth herein, the Swing Line Lender shall make each Swing Line Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender, not later than 3:00 p.m. on the requested date of such Swing Line Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided that, unless the Swing Line Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swing Line Lender).

(c)            Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans made by the Swing Line Lender then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance (including with respect to prior notice requirements) with the requirements of Section 2.02(b), without regard to the minimum and multiples specified therein, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.02. Each such request will be deemed to be a request for a Pro Rata Borrowing. The Swing Line Lender shall furnish the Borrower with a copy of such Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.03(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan funded pursuant to this clause (ii), and thereafter payments in respect of such Swing Line Loan (to the extent of such funded participations) shall be made to the Administrative Agent for the benefit of the Lenders and not to the Swing Line Lender.

(iii)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section  2.03(c)(i), the Swing Line Lender (acting through the Administrative Agent) shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted (through the Administrative Agent) to any Revolving Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02; provided, further, that for the avoidance of doubt, the conditions set forth in Section 4.02 shall not apply to the purchase or funding of participations pursuant to this Section 2.03(c). No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly remit such Revolving Lender’s Pro Rata Share of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was funded) in like funds as received by the Swing Line Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Revolving Lenders that shall have funded their participations pursuant to Section 2.03(c)(ii) to the extent of their interests therein.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its reasonable discretion), each Revolving Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by the Swing Line Lender. Until each Revolving Lender funds its Revolving Loan that is a Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan made by the Swing Line Lender, interest in respect of such Lender’s share thereof shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swing Line Loans to the Administrative Agent.

Section 2.04      Issuance of Letters of Credit and Purchase of Participations Therein.

(a)            Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day on or prior to the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that the Issuing Banks shall not be obligated to make any Letter of Credit Extension if, as of the date of such Letter of Credit Extension, (1) the Total Utilization of Revolving Commitments would exceed the Revolving Commitments, (2) the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment, (3) the Letter of Credit Usage would exceed the Letter of Credit Sublimit or (4) the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)            An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or any applicable Law;

(C)            except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000 or is not denominated in Dollars;

(D)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(E)            any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section  2.19(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)            No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv)            Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the Letter of Credit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into).

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 2:00 p.m. at least five Business Days (or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall (A) permit any such renewal if (1) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of subclause (ii) or (iii) of Section 2.04(a) or otherwise) or (2) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (B) be obligated to permit such renewal if it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such renewal.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment, as applicable.

(c)            Drawings and Reimbursement; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit, then the Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on such date in an amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans to be disbursed on such date in an amount equal to the Dollar amount of such Reimbursement Obligation. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) shall be given in writing.

(ii)            Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is in the case of a Letters of Credit denominated in Dollars, a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii)            With respect to any Reimbursement Obligation that is not fully refinanced by a Borrowing of Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the amount of the Reimbursement Obligation that is not so refinanced. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)            Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)            Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in Section  2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Banks. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank, any Agent Affiliate nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgement by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent Affiliate nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 2.04(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g)            Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h)            Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i)            Reporting. No later than the third Business Day following the last day of each month, (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j)          Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(k)           Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(l)            Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower, to deliver to the Administrative Agent such amount of cash as is equal to 103% of the aggregate stated amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.07(b)(iv) or to the extent any amount of a required prepayment under any of Sections 2.07(b)(i) through 2.07(b)(iii) remains after prepayment of all outstanding Loans and Letter of Credit Obligations and termination of the Commitments, as contemplated by Section 2.07(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(k), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal Dollar amount of all Revolving Loans outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral pursuant to Sections 2.07(b)(i) through 2.07(b)(ii), as contemplated by Section  2.07(d), such amount shall be returned to the Borrower on demand; provided that, after giving effect to such return, all outstanding Letters of Credit shall have expired and each Issuing Bank shall have been reimbursed in full for all of its obligations thereunder. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(m)            Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agrees to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

Section 2.05        Prepayments.

(a)            Optional.

(i)            The Borrower may, upon, subject to clause (ii) below, written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Term Loans of any Class and any Revolving Loans in whole or in part without premium or penalty (subject to Section 2.05(c)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to the date of any prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum Principal Amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make (or cause to be made) such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 2.05(c) or Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05, the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii)            Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05 shall be applied as directed in writing by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

(b)            Mandatory.

(i)            Excess Cash Flow. Subject to clauses (b)(ix) and (b)(x) below, within five (5) Business Days after financial statements have been delivered or are required to be delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2022) and the related Compliance Certificate has been delivered or is required to be delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid (in accordance with clause (b)(viii) below) an aggregate principal amount of Term Loans in an amount equal to, if positive:

(A)            the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus

(B)            at the option of the Borrower (and without duplication of any amounts otherwise deducted from Consolidated Net Income in calculating Excess Cash Flow), the sum of:

(i)            all voluntary prepayments of Term Loans and any other term loans that are Pari Passu Lien Debt (including (x) those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase and (y) payments pursuant to Section 3.07 or other applicable “yank-a-bank” provisions (solely to the extent any such Term Loans or Pari Passu Lien Debt are retired instead of assigned)); and

(ii)            all voluntary payments and prepayments of Revolving Loans and any other revolving loans that are Pari Passu Lien Debt, in each case to the extent accompanied by a corresponding permanent reduction in commitments; minus

(iii)            the amount of Capital Expenditures made in cash;

(iv)            [reserved]; and

(v)            [reserved],

in each case of this subpart (B), (I) during such fiscal year or following the end of such fiscal year and prior to the date such payment is due, (II) to the extent such prepayments or Capital Expenditures are not funded with the proceeds of Funded Debt, and without duplication of any deduction from Excess Cash Flow in any prior period and (III) in the case of subparts (B)(i)-(ii), including, for the avoidance of doubt, assignments of such Indebtedness to the Borrower or a Restricted Subsidiary (and prepayments of such Indebtedness below par) to the extent of the amount paid in connection with such assignment (or prepayment);

provided that no payment will be required pursuant to this Section 2.05(b)(i) if such amount is equal to or less than $5,000,000 as of the applicable date of determination.

(ii)            Asset Sales / Casualty Events. If any Loan Party (a) Disposes of any property or assets pursuant to the General Asset Sale Basket or (b) any Casualty Event occurs with respect to property or assets of a Loan Party, in each case which results in receipt by the Borrower or any Restricted Subsidiary of Net Proceeds in excess of the greater of $5,000,000 in any fiscal year (the “Asset Sale Sweep Threshold”), then the Borrower shall cause to be offered to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any other Loan Party of such Net Proceeds, subject to clauses (b)(ix), (b)(x)  and (b)(xi) below, an aggregate principal amount of Term Loans in an amount equal to 100% of the entire amount of such Net Proceeds (it being understood and agreed that if such Net Proceeds in any fiscal year are not in excess of the Asset Sale Sweep Threshold, then such Net Proceeds may be retained by the Borrower or Restricted Subsidiary, as applicable).

(iii)            Non-Permitted Indebtedness. If the Borrower or any Restricted Subsidiary incurs or issues any Funded Debt after the Closing Date (A) that is not permitted to be incurred or issued under Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall cause to be offered to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom promptly, and in any event on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds (in the case of subclause (A)) and substantially concurrently with the issuance of such Credit Agreement Refinancing Indebtedness (in the case of subclause (B)).

(iv)            Revolving Facility. If for any reason the aggregate Revolving Exposures at any time exceeds the aggregate Revolving Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Loans in an aggregate amount equal to such excess; provided that, to the extent such excess amount is greater than the aggregate principal Dollar amount of Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Usage, as more particularly described in Section 2.04(k), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Usage by an equivalent amount.

(v)            Application of Proceeds. Mandatory prepayments pursuant to this Section  2.05(b) shall be applied at the written direction of the Borrower or, absent such direction, in direct order of maturity of the remaining installments thereof; provided that (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Class of Term Loans then outstanding other than (i) in the case of Section 2.05(b)(iii), the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans to the extent such Class expressly specifies that one or more other Classes of Term Loans may be prepaid prior to such Class of Incremental Term Loans) and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment, subject to Section  2.05(b)(viii).

(vi)            Prepayment Notice. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by 1:00 p.m. New York City time at least three (3) Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii)            Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account which shall be uninvested until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii)            Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to this Section 2.05(b) (other than any prepayment of Term Loans pursuant to clause (iii) hereof), (A) each Lender of Term Loans will have the right to refuse its Pro Rata Share of such offer of prepayment by giving written notice of such refusal to the Administrative Agent by 4:00 p.m. New York City time one Business Day prior to the prepayment date (and the Borrower shall not prepay any Term Loans of such Lender). Any Lender that fails to notify the Administrative Agent within the time frame set forth above shall be deemed to have accepted its Pro Rata Share of such mandatory prepayment, (B) the Borrower will make all such prepayments not so refused on the payment date set forth in the prepayment notice and (C) subject to any requirements set forth in any Other Applicable Indebtedness, any prepayment refused by Lenders of Term Loans (such refused amounts, the “Declined Amounts”) may be retained by the Borrower and shall be added to the Available Amount.

(ix)             Other Applicable Indebtedness. If at the time that any prepayment pursuant to Section 2.05(b)(i) or 2.05(b)(ii) would be required, the Borrower is required to repay, repurchase or offer to repay or repurchase any Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with all or a portion of “excess cash flow” or the “net proceeds” of any such Disposition or Casualty Event (any such Indebtedness, “Other Applicable Indebtedness”), then the Borrower may apply Excess Cash Flow or Net Proceeds (as applicable), in each case, on a pro rata basis (or less than pro rata basis if permitted by the documentation governing such Other Applicable Indebtedness) to the prepayment of the Term Loans and the repayment, prepayment or repurchase of any Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time), and the amount of prepayment of the Term Loans that would otherwise have been required pursuant to Section 2.05(b)(i) or 2.05(b)(ii), as applicable, will be reduced accordingly; provided that (A) the portion of such Excess Cash Flow or Net Proceeds, as applicable, allocated to the Other Applicable Indebtedness shall not exceed the amount of Excess Cash Flow or such Net Proceeds, as applicable, required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of Excess Cash Flow or such Net Proceeds, as applicable, shall be allocated to the Term Loans in accordance with the terms hereof, and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(x)            Non-U.S. Considerations. Notwithstanding any other provisions of this Section  2.05, (A) to the extent that any of or all the Net Proceeds of any Disposition by a Non-U.S. Subsidiary (“Non-U.S. Disposition”) or Excess Cash Flow attributable to Non-U.S. Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Non-U.S. Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Non-U.S. Subsidiary to use its commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Sections 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section  2.05 and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Non-U.S. Disposition or Non-U.S. Subsidiary Excess Cash Flow would reasonably be expected to have material adverse tax consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow may be retained by the applicable Non-U.S. Subsidiary; provided that to the extent that the repatriation of any Net Proceeds or Excess Cash Flow from such Non-U.S. Subsidiary would no longer reasonably be expected to have a material adverse tax consequence, an amount equal to the Net Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to this subclause (B), shall be promptly applied to the repayment of the Term Loans pursuant to this Section  2.05(b), as otherwise required above (without regard to this subclause (B)).

(xi)            Reinvestment Rights. With respect to any Net Proceeds realized or received with respect to any Disposition or any Casualty Event that, in either case, is subject to the application of the foregoing provisions of Section 2.05(b)(ii), at the option of the Borrower, the Borrower may (in lieu of making a prepayment pursuant to the foregoing provisions) elect to reinvest (directly, or through one or more of its Restricted Subsidiaries) an amount equal to all or any portion of such Net Proceeds in assets used or useful for the business of the Borrower and its Restricted Subsidiaries (1) within 18 months following receipt of such Net Proceeds or (2) if the Borrower or any of its Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Proceeds within 18 months following receipt of such Net Proceeds, no later than one hundred and eighty (180) days after the end of such 18 month period; provided that if any portion of such amount is not reinvested at such time, subject to clauses (b)(ix) and (b)(x) above, an amount equal to 100% of such Net Proceeds shall be applied within five Business Days thereof as provided above.

(c)            Call Protection. At the time of the effectiveness of any Repricing Event that is consummated during the period commencing on the Closing Date and ending on the day immediately prior to the date that is twelve months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.00% of (i) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Event and (ii) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

Section 2.06        Termination or Reduction of Commitments.

(a)            Optional.

(i)            The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (A) any such notice shall be received by the Administrative Agent not later than 12:00 p.m., New York City time, on the date such of termination or reduction and (B) any such partial reduction shall be in a minimum aggregate amount of $1,000,000, or any whole multiple of $500,000, in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or any other transaction, which refinancing or other transaction shall not be consummated or otherwise shall be delayed.

(ii)            The Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.05, the Total Utilization of Revolving Commitments would exceed the total Revolving Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, (1) the Letter of Credit Usage not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the Letter of Credit Sublimit, (2) the Letter of Credit Usage with respect to Letters of Credit issued by an applicable Issuing Bank not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit or (3) the Swing Line Sublimit, if after giving effect to any concurrent payment of Swing Line Loans in accordance with Section 2.06, the Total Utilization of Revolving Commitments with respect to Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)            Mandatory.

(i)            The Initial Term Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by it on the Closing Date.

(ii)            The Revolving Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Commitments.

(iii)            [Reserved].

(iv)            If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07        Repayment of Loans.

(a)            Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders:

(i)            (x) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), and (y) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date;

(ii)            [reserved];

(iii)            [reserved]; and

(iv)            in the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b)            Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Facilities of a given Class the aggregate principal amount of all of its Revolving Loans of such Class outstanding on such date.

(c)            Swing Line Loans. The Borrower shall repay to the Administrative Agent, for the account of the Swing Line Lender (or, to the extent required by Section 2.03(c), to the Administrative Agent for the account of the Revolving Lenders) each Swing Line Loan made by the Swing Line Lender to the Borrower on the earlier to occur of (i) the date seven Business Days after such Swing Line Loan is made and (ii) the Maturity Date of the Revolving Loans; provided, on each date that a Revolving Loan is made, the Borrower shall repay all Swing Line Loans then outstanding. If, at any time there shall exist a Defaulting Lender that is a Revolving Lender, the reallocation described in Section 2.17(a)(iv) above cannot, or can only partially, be effected, immediately upon the request of the Swing Line Lender the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, repay the outstanding Swing Line Loans made by the Swing Line Lender to the Borrower in an amount sufficient to eliminate any Fronting Exposure in respect of the Swing Line Loans that cannot be so reallocated.

Section 2.08       Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan and Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            During the continuance of a Default under Section 8.01(a) (solely with respect to payments of principal, interest, fees or other amount due under this Agreement), Section 8.01(f) or Section (g) (solely following which any principal, interest, fees or other amounts remain unpaid under this Agreement), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law (to the greatest extent permitted by Law).

Section 2.09        Fees.

(a)            Revolving Facility Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under the Revolving Facility in accordance with its Pro Rata Share provided for under this Agreement, a commitment fee in Dollars equal to (i) a per annum rate of 0.50% multiplied by (ii) the average daily amount by which the aggregate Revolving Commitment exceeds the sum of the aggregate principal amount of all outstanding Revolving Loans plus the Letter of Credit Usage; provided that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The commitment fee on the Revolving Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the last Business Day of the first full calendar quarter after the Closing Date, and on the Maturity Date for the Revolving Commitments.

(b)            Other Fees. The Borrower shall pay to the Arranger, the Administrative Agent and/or the Lenders, as applicable, such other fees as shall have been separately agreed upon in the Fee Letters by the parties thereto. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly set forth in any Fee Letter).

(c)            [Reserved].

(d)            [Reserved].

(e)            L/C Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under the Revolving Facility in accordance with its Pro Rata Share provided for under this Agreement, letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (A) the Applicable Rate for Revolving Loans that are Eurocurrency Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination and whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). The L/C Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the last Business Day of the first full calendar quarter after the Closing Date, and on the Maturity Date for the Revolving Commitments.

(f)            Issuing Banks. The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i)            a fronting fee to be agreed by the Borrower and the applicable Issuing Bank (not to exceed 0.125% per annum) times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) determined as of the close of business on any date of determination; and

(ii)            such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

Section 2.10       Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11        Evidence of Indebtedness.

(a)            The Borrowings extended by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings extended by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the Register maintained by the Administrative Agent in respect of such matters, the Register maintained by the Administrative Agent shall control in the absence of manifest error.

Section 2.12        Payments Generally.

(a)            All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above may, in the Administrative Agent’s discretion, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)            Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Any Lender selling participations under this Section 2.13 will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the other Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14        Incremental Credit Extensions.

(a)            Notice. The Borrower may at any time or from time to time on one or more occasions after the Closing Date, by notice to the Administrative Agent, (i) add one or more additional tranches of term loans under the Loan Documents (the “Incremental Term Facilities”; the commitments thereunder, the “Incremental Term Commitments” and the term loans made thereunder, the “Incremental Term Loans”) and/or (ii) increase the aggregate principal amount of the Revolving Commitments and/or add one or more additional tranches of revolving loans under the Loan Documents (the “Incremental Revolving Facilities”; the commitments thereunder, the “Incremental Revolving Commitments” and the revolving loans and other extensions of credit thereunder, the “Incremental Revolving Loans”; each such increase or tranche pursuant to clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b)            Ranking. Incremental Facilities (i) may rank either pari passu or junior in right of payment with the Initial Term Loans and the initial Revolving Commitments, (ii) may either be unsecured or secured by the Collateral (or assets that become Collateral) (including secured by Liens that secure the Facilities on a pari passu or junior priority basis) and (iii) may be guaranteed only by the Loan Parties (or Persons that become Loan Parties). Incremental Facilities that constitute Junior Lien Debt will be subject to an Acceptable Intercreditor Agreement, and Incremental Facilities that are contractually subordinated in right of payment to the Initial Term Loans and the Revolving Facility will be subject to a customary subordination agreement or other subordination arrangements the terms of which are reasonably acceptable to the Administrative Agent.

(c)            Size and Currency. Subject to Section 1.03(b), the aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred (or commitments with respect thereto are received (x) in the case of any Incremental Revolving Facility, assuming such commitments are fully drawn on such date, and (y) in the case of any Incremental Term Facility with a delayed draw feature, at the Borrower’s option either assuming any incremental commitments thereunder are fully drawn on such date or determined based on the date and actual amount of funding thereof), together with the aggregate principal amount of Incremental Equivalent Debt outstanding on such date, will not exceed, an amount equal to:

(i)            the Fixed Incremental Amount, plus

(ii)            the Ratio Amount,

(the sum of the Fixed Incremental Amount and the Ratio Amount as of the applicable date of determination, the “Incremental Amount”); provided that the aggregate amount of commitments in respect of Incremental Revolving Facilities shall be treated as fully funded at the time of initial availability thereof for purposes of complying with any financial ratio or test at such time, but not thereafter. Calculation of the Incremental Amount shall be made on Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Each Incremental Amendment executed in connection with an Incremental Facility shall identify whether all or any portion of such Incremental Facility is being incurred pursuant to clauses (i) or (ii)  above or a combination of such clauses, and in the absence of such identification each Incremental Facility will be deemed to be incurred first in reliance on the Ratio Amount to the extent permitted, with any balance incurred in reliance on the Fixed Incremental Amount. Each Incremental Facility will be in an aggregate principal amount that is not less than $1,000,000 and in integral multiples in excess thereof of $500,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility may be denominated in Dollars. Notwithstanding the foregoing, the Borrower may not incur Incremental Revolving Commitments in excess of $7,000,000 in an aggregate principal amount.

(d)            Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited and elect to) participate in any arrangement or syndication of an Incremental Facility and may (but are not obligated to unless invited and elect to) become lenders with respect thereto, the existing Lenders will not have any right to participate in any arrangement or syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.14. For the avoidance of doubt, any Affiliated Lender that provides any Incremental Loans shall be subject to the limitations on Affiliated Lenders set forth in Section 10.07(l) (including the Affiliated Lender Cap, as applicable).

(e)            Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.14 and, to the extent practicable, to make an Incremental Loan fungible (including for tax purposes) with other Loans (subject to the limitations under clauses (g) and (h) of this Section) to the extent practicable. Without limiting the foregoing, an Incremental Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans, including amendments to Section 2.05(c), and (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.07(a)  (provided that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each subclause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided that such amendments are not adverse in any material respect to the existing Term Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)            Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions, subject, for the avoidance of doubt, to Section 1.03(b), measured on the date of the initial borrowing under such Incremental Facility (or, with respect to any Incremental Revolving Facility, the date commitments with respect thereto are received) or the LCT Test Date, as applicable:

(i)            no Event of Default shall have occurred and be continuing or would result therefrom; provided that if such Incremental Facility is being provided in connection with a Limited Condition Transaction, the condition set forth in this subclause may be satisfied so long as no Event of Default shall have occurred and be continuing or would result therefrom on the LCT Test Date and no Specified Event of Default shall have occurred and be continuing or would result therefrom as of the date closing date of such Limited Condition Transaction; and

(ii)            the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects as so qualified) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that if such Incremental Facility is being provided in connection with a Limited Condition Transaction, the condition set forth in this subclause may be satisfied as of the LCT Test Date; provided further, that (A) the Specified Representations and (B) the Acquisition Agreement Representations will be made and only to the extent that the failure of such Acquisition Agreement Representations would result in a failure of a condition precedent to the obligation of the Borrower or any Restricted Subsidiary to consummate such Investment or acquisition), will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects as so qualified) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; and provided further, that the condition set forth in this subclause may be waived or not required (other than with respect to parts (A) and (B) of this subclause) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Investment.

(g)           Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Facility; provided that, at the time of incurrence thereof:

(i)            any such Incremental Term Loans (other than Indebtedness that satisfies the Inside Maturity Exception) shall not mature prior to the Latest Maturity Date of, and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, the Initial Term Loans;

(ii)            any Incremental Term Loans that constitute Pari Passu Lien Debt may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans (other than (A) any repayment of such Incremental Term Loans at maturity and (B) any greater than pro rata repayment of such Incremental Term Loans with the proceeds of Credit Agreement Refinancing Indebtedness with respect to a mandatory prepayment pursuant to Section 2.05(b)(iii)(B)); provided that mandatory prepayments of any Incremental Term Facility that is Junior Lien Debt or unsecured may not be made except to the extent that such prepayments are offered (to the extent required pursuant to the terms of the Initial Term Loans and any other Pari Passu Lien Debt), first pro rata to the Initial Term Loans and any other Pari Passu Lien Debt;

(iii)          to the extent secured, (A) such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, shall not be secured by any Lien on any property or asset that does not constitute Collateral, as applicable, at the time of such incurrence (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans or Revolving Loans, as applicable) and (B) a Debt Representative acting on behalf of the holders of such Incremental Term Facilities or Incremental Revolving Facilities has become party to, or is otherwise subject to the provisions of, an Acceptable Intercreditor Agreement;

(iv)          such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, shall not be incurred or guaranteed by any Person other than the Borrower and the Guarantors (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (2) any such Person incurring or guaranteeing such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, that also guarantees the Term Loans or Revolving Loans, as applicable); and

(v)           except as otherwise set forth herein,

(A)          all terms of any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility, and

(B)           except for terms and conditions applicable only to periods after the Latest Maturity Date, all terms of any Incremental Term Facility shall be, in the good faith determination of the Borrower, substantially identical to, or no more favorable to the lenders providing the Incremental Term Facility than the terms and conditions applicable to the Initial Term Loans, unless:

(1)            such favorable terms are reasonably acceptable to the Administrative Agent,

(2)            such favorable terms apply solely to periods after the Latest Maturity Date,

(3)            such favorable terms otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment in consultation with the Administrative Agent, or

(4)            such favorable terms are added for the benefit of the Lenders of under the Initial Term Loan Facility (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of the Initial Term Loan Facility);

provided that, at the option of the Borrower, a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days prior to the incurrence of such Incremental Term Facility, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the written direction of the Required Lenders) notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees);

provided, further, that the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent and the Borrower.

(h)          Pricing. The interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that in the event that the All-In Yield applicable to any Incremental Term Loans that is a Comparable Financing exceeds the All-In Yield (taking into account any leverage-based pricing grid applicable to such Incremental Term Loans) for the Initial Term Loans by more than 50 basis points, then the interest rate margins for the Initial Term Loans shall be increased to the extent necessary so that the All-In Yield for such Term Loans is equal to the All-In Yield for such Incremental Term Loans minus ~~75~~50 basis points.

(i)           Reallocation of Revolving Exposure. Upon each increase in Revolving Commitments pursuant to this Section 2.14,

(i)            each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and outstanding Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in Letters of Credit and (2) participations hereunder in Swing Line Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(ii)            if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

(j)            The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to Section 2.14.

Section 2.15           Refinancing Amendments.

(a)           On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans, in the form of Refinancing Loans or Refinancing Commitments made pursuant to a Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15 shall be in an aggregate principal amount that is not less than $1,000,000 and an integral multiple of $500,000 in excess thereof.

(b)           The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions as may be requested by the providers of the applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(c)           Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. This Section 2.15 supersedes any provisions in Section 10.01 to the contrary.

(d)           Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender.

Section 2.16           Extension of Loans.

(a)            Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Loans and/or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $1,000,000, or if less, (i) the aggregate principal amount of such Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) and/or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and/or Commitments offered to be extended pursuant to such Extension Offer, then the Loans and/or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Loans and/or Commitments of any or all applicable tranches be tendered.

(b)           Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary in order to establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (c) below as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches of Loans. This Section 2.16 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c)           Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(i)            the final maturity date of such Extended Loans and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Loans and/or Commitments subject to such Extension Offer;

(ii)            the Weighted Average Life to Maturity of any Extended Loans that are Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer; and

(iii)           any Extended Loans that are Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans other than any repayment of such Extended Loans at maturity or with the proceeds of Credit Agreement Refinancing Indebtedness.

Any Extended Loans will constitute a separate tranche of Term Loans and/or Revolving Loans from the Term Loans and/or Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(d)           Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments and/or Revolving Loans, the following shall apply:

(i)            all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to any non-extended Revolving Commitments on the relevant Maturity Date;

(ii)            the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(iii)           no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(iv)          the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of the Issuing Banks and the Swing Line Lender; and

(v)           at no time shall there be more than five different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the aggregate Revolving Commitments as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(e)           Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16 will not apply to any of the transactions effected pursuant to this Section 2.16.

Section 2.17           Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 or the definitions of Required Lenders, Required Class Lenders, Required Facility Lenders, Required Revolving Lenders and Required Term Lenders, as applicable.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender in respect of the Loan Parties and their Subsidiaries, shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section  2.17(d); fourth, as the Borrower may request (so long as no Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize the Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit or Swing Line Loans, as applicable, issued under this Agreement, in accordance with Section  2.17(d); sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or the related Letters of Credit were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owing to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owing to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(iii)(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender);

(B)           Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral pursuant to Section 2.04.

(C)           With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (C) below, (2) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)          All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 2.04 or as otherwise agreed among the Borrower, the Administrative Agent and such Issuing Bank.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, if any Swing Line Loans are then outstanding, the Swing Line Lender, and, if any Letters of Credit are then issued and outstanding, the Issuing Bank with respect to such Letters of Credit, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit and funded and unfunded participations in Swing Line Loans to be held pro rata by the Lenders in accordance with their Commitments under each applicable Facility (without giving effect to Section 2.17(a)(iii)(D)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans / Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)          Cash Collateral. At any time that a Revolving Lender is a Defaulting Lender and Section 2.17(a)(iii)(E) is applicable, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) or the Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure or the Swing Line Lender’s Fronting Exposure, as the case may be, with respect to such Defaulting Lender (determined after giving effect to Section 2.04 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit and Swing Line Loans, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Banks or the Revolving Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)            Application. Notwithstanding anything to the contrary contained in this Agreement, (A) Cash Collateral provided under this Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein, and (B) Cash Collateral provided under this Section 2.17 in respect of Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s or the Swing Line Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent, the applicable Issuing Bank or the Swing Line Lender and the Borrower (each such determination not to be unreasonably withheld, conditioned or delayed) that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.17, the Person providing Cash Collateral and the applicable Issuing Bank or the Swing Line Lender, as the case may be, may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.18          Tax Treatment. The Loan Parties and each of the Lenders agree, (i) that the Loans are debt for U.S. federal income tax purposes, (ii) that the Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iii) not to file any Tax return, report or declaration inconsistent with the foregoing. The inclusion of this Section 2.18 is not an admission by any Lender that it is subject to United States taxation.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01           Taxes.

(a)           Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor, the Administrative Agent or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall be entitled to make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within forty five (45) days after the date of such payment (or, if receipts or evidence are not available within forty five (45) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the Borrower or applicable Guarantor shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of a return reporting such payment, or other evidence reasonably acceptable to the Administrative Agent.

(b)           In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary, filing, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result (A) from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document after the date of this Agreement (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that such Agent or Lender has with the taxing jurisdiction other than the connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, except for such Assignment Taxes resulting from assignment or participation that is requested or required by the Borrower or (B) upon a voluntary registration made by any Agent or Lender if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Agent or Lender under the Loan Documents (all such non-Excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)           Each Loan Party agrees to indemnify each Agent and each Lender after written demand therefor for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)           Each Agent and Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Agent or Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Agent or Lender under the Loan Documents. In addition, each Agent and Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (i), (ii)(A)-(D), (iii), (iv) and (v) of this Section 3.01(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i)             Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is not subject to federal backup withholding.

(ii)            Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code, certifying such Lender’s entitlement as of such date to a reduced rate of or complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Loan Document,

(B)           two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)           in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate in the form of Exhibit H-1 and (b) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), certifying such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement or any Loan Document,

(D)           to the extent a Lender is not the beneficial owner of payments to be received under this Agreement, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate in the form of Exhibit H-2 or Exhibit H-3, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY and/or any other documents or information from each beneficial owner, as applicable, certifying such Lender’s and its beneficial owners’ entitlement as of such date to a reduced rate of or complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Loan Document (provided that if the Lender is a partnership, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate in the form of Exhibit H-4 may be provided by such Lender on behalf of each such direct and indirect partner (in lieu of a certificate in the form of Exhibit H-2 or Exhibit H-3)), or

(E)            two accurate and complete signed copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, U.S. federal withholding Tax on any payments to such Agent or Lender under any Loan Document.

(iii)          Each Lender shall provide any forms, documentation, or other information as shall be prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Holdings, the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA, and to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 3.01(d)(iii), the term “FATCA” shall include any amendments thereof or successor provisions thereto.

(iv)          Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation provided pursuant to this Section 3.01(d) obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any successor forms or any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(v)           On or before the date ORCC (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower a duly executed copy of Internal Revenue Service Form W-9.

(e)           [Reserved].

(f)            If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of such Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxing authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)           Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02           Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Eurocurrency Rate Loans denominated in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03          Inability to Determine Rates. If (a) either the Required Lenders determine or the Administrative Agent determines in good faith that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan in Dollars or that deposits in Dollars in which such proposed Eurocurrency Rate Loan is to be denominated are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan in Dollars, or (b) the Required Lenders determine that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan in Dollars does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Required Lenders will promptly notify the Administrative Agent and the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in Dollars shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein. This Section 3.03 shall not apply to any Benchmark Replacement in connection with Section 3.08.

Section 3.04           Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section  3.04(c)(i)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Eurocurrency Rate Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost incurred or reduction suffered. No Person shall request that the Borrower pay any additional amount pursuant to this Section 3.04(a) unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such change in Law (or interpretation or compliance therewith) and from whom such Lender is entitled to seek similar amounts. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b)           If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case affecting such Lender after the Closing Date, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital or liquidity of such Lender or any holding company of such Lender as a consequence of this Agreement, the Commitments of or Loans made by such Lender to a level below that which such Lender or such Lender’s holding company (if any) could have achieved but for such introduction or change (taking into consideration such Lender’s policies and the policies of such holding company with respect to liquidity or capital adequacy), then from time to time after demand by such Lender setting forth in reasonable detail such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for such reduction suffered.

(c)           Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(d)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided further, that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to this Section  3.04.

(e)           This Section 3.04 shall apply if any Change in Law shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (i) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto.

Section 3.05           Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 (i) with respect to the “floor” specified in the definition of “Adjusted Eurocurrency Rate” or (ii) in connection with any prepayment of interest on Term Loans.

Section 3.06           Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. The Borrower shall pay (or cause to be paid) to such Agent or Lender, as the case may be, the amount shown as due on any such certificate within twenty days after receipt thereof (or such later date as such Agent or Lender may agree).

(b)           With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim.

(c)           If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(d)           If any Lender requests compensation under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(e)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07           Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) any Lender requests compensation under Section 3.04 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01(e), (iii) any Lender is a Non-Consenting Lender, (iv) any Lender shall become a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)             the Borrower shall have paid (or cause to be paid) to the Administrative Agent any assignment fee specified in Section 10.07(b)(ii)(B);

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05);

(iii)          such Lender shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit or Swing Line Loans, and (ii) promptly deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes or indemnity shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)          the Eligible Assignee shall become a Lender hereunder, and the assigning Lender shall cease to constitute a Lender hereunder, with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender as to any actions taken or omitted to be taken by prior to such assignment;

(v)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)          in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(vii)         such assignment does not conflict with applicable Laws

(b)           Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c)            In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders, Required Revolving Lenders, Required Class Lenders, Required Facility Lenders or Required Term Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08           LIBOR Successor Rate.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower shall endeavor in good faith to establish a Benchmark Replacement and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Administrative Agent and the Borrower may in good faith determine to be appropriate. Any such amendment with respect to a Benchmark Transition Event which has been signed by the Administrative Agent and the Borrower will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such executed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR (or the Eurocurrency Rate, to the extent applicable) with a Benchmark Replacement pursuant to this Section 3.08 will occur prior to the applicable Benchmark Transition Start Date. For the avoidance of doubt, in the event Administrative Agent and Borrower fail to execute an amendment regarding a Benchmark Replacement or the Replacement Conforming Changes within 30 days after a Benchmark Transition Event, all existing Eurocurrency Rate Loans shall automatically convert into Base Rate Loans (and Eurocurrency Rate Loans shall no longer be available hereunder until an amendment is executed by the Administrative Agent and the Borrower).

(b)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement pursuant to an amendment that has become effective pursuant to Section 3.08(a), the Administrative Agent and the Borrower shall endeavor in good faith to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement (other than the Administrative Agent and the Borrower).

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.08.

(d)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Loan and, solely to the extent not so revoked, will be deemed to have converted any pending request for a Eurocurrency Rate Loan, and any conversion to or continuation of any Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

(e)          Certain Defined Terms. As used in this Section 3.08:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been agreed by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been agreed by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time. Notwithstanding the foregoing, if after giving effect to the Benchmark Replacement Adjustment the Adjusted Eurocurrency Rate as so determined is less than 1.00%, then, solely with respect to the Initial Term Loans and the Revolving Facility, the Adjusted Eurocurrency Rate shall be deemed to be 1.00% for purposes of this Agreement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to (i) the definitions of “Adjusted Eurocurrency Rate”, “Base Rate”, “Eurocurrency Rate” and “Interest Period”, (ii) timing and frequency of determining rates and making payments of interest and (iii) other administrative matters) that the Administrative Agent and the Borrower agree (each acting in good faith) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (acting in good faith) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent and the Borrower agree (each acting in good faith) that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower agree (each acting in good faith) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

provided that the parties hereto acknowledge and agree that the statements published on March 5, 2021 by the Financial Conduct Authority (“FCA announcement on future cessation and loss of representativeness of the LIBOR benchmarks”) and by ICE Benchmark Administration “ICE LIBOR Feedback Statement on Consultation on Potential Cessation” are, and should be deemed to be for purposes hereof, Benchmark Transition Events (but for the avoidance of doubt are not themselves, and should not be deemed to be, Benchmark Replacement Dates).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)            a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease, permanently or indefinitely, to provide LIBOR as of a certain date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease, permanently or indefinitely, to provide LIBOR as of a certain date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such prospective event, measured as of the date of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after the date of such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR (or the Eurocurrency Rate, if applicable) has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR (or the Eurocurrency Rate, if applicable) for all purposes hereunder in accordance with Section 3.08 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR (or the Eurocurrency Rate, if applicable) for all purposes hereunder pursuant to Section 3.08.

“Early Opt-in Election” shall mean the occurrence of, in each case, as agreed to by the Borrower: (1) delivery of a written notification by (i) the Administrative Agent to the Borrower or (ii) the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.08, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and, in each case, the agreement (not to be unreasonably, withheld, conditioned or delayed) by the recipient of such notification to amend this Agreement as a result of such election, and (2) the election by (i) the Administrative Agent or (ii) the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Borrower).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“SOFR” with respect to any day, means the secured overnight financing rate for such day published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means, for the applicable tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(f)            The provisions of this Section 3.08 shall, solely with respect to implementation of a Benchmark Replacement and Benchmark Replacement Conforming Changes as expressly set forth herein, supersede any contrary provision of Section 10.01, but shall remain subject to Section 9.01.

Section 3.09           Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01           Conditions to Initial Credit Extension. The obligation of each Lender to extend a Borrowing hereunder on the Closing Date and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a)           No Default or Event of Default shall exist or would result from the borrowing of the Initial Term Loans or from the application of the proceeds therefrom.

(b)           Confirmation in writing (in the form of an officer’s certificate) from the Borrower to the Administrative Agent that the Closing Date Refinancing has been consummated or will be consummated substantially concurrently with the Borrowing of the Initial Term Loans.

(c)           Since December 31, 2020, there has been no Material Adverse Effect.

(d)           The Arranger and the Initial Lenders shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements. The Arranger and the Initial Lenders acknowledge receipt of the financial statements described in clauses (i) and (ii) above on or prior to the Closing Date.

(e)           The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles unless otherwise specified, each properly executed by a Responsible Officer of the applicable signing Loan Party:

(i)            executed counterparts of this Agreement by the Borrower, Holdings, and each other Loan Party;

(ii)           executed counterparts of the Security Agreement by the Borrower, Holdings and each other Loan Party, together with:

(A)          certificates, if any, representing the Pledged Equity of the Borrower and its Subsidiaries and constituting Collateral, in each case accompanied by undated stock or membership interest powers executed in blank (or confirmation in lieu thereof that such certificates and powers have been sent for overnight delivery to the Collateral Agent or its counsel);

(B)           a Perfection Certificate executed by the Borrower on behalf of the Loan Parties; and

(C)           authorization to file all Uniform Commercial Code financing statements in the jurisdiction of organization of each Loan Party (which authorization may be included in the Security Agreement);

(iii)            a Committed Loan Notice of the Borrower in accordance with the requirements hereof;

(iv)           such certificates of good standing (to the extent such concept exists) from the applicable secretary of state (or other applicable officer) of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)            a customary opinion from (A) Latham & Watkins LLP, special counsel to the Loan Parties with respect to matters of US Federal law, New York law and certain aspects of Delaware law and (B) Baird Holm LLP, special counsel to certain of the Loan Parties with respect to matters of Nebraska law; and

(vi)           a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit C-2;

(f)            The representations and warranties of the Borrower and each other Loan Party in Article V hereof and in each other Loan Document shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified as to “materiality”, “material adverse effect” or similar language, shall be true and correct in all respects as so qualified) as of the Closing Date.

(g)            The Agents and the Lenders shall have received at least three Business Days prior to the Closing Date (i) a duly executed W-9 (or other applicable tax form) of the Borrower, (ii) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (iii) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a customary Beneficial Ownership Certification, in each case, that has been requested by the Agents in writing at least ten (10) Business Days prior to the Closing Date.

(h)            The Closing Fees and all other fees and expenses due to the Administrative Agent and the Lenders and required to be paid on the Closing Date and (in the case of such other fees and expenses) invoiced in reasonable detail at least two (2) Business Days before the Closing Date (except as otherwise agreed by the Initial Borrower) shall be paid in full in cash, it being agreed that all such fees (including the Closing Fees) and expenses may be paid from the proceeds of the initial funding under one or more of the Facilities on the Closing Date.

Without limiting the generality of the provisions of Section 9.03(a), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02       Conditions to Certain Credit Extensions after the Closing Date. The obligation of (a) each Lender to extend a Borrowing (other than (x) a Borrowing of any Incremental Loans which shall be governed by Section 2.14(f) or (y) a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) and (b) of each Issuing Bank to issue, amend, renew or extend any Letter of Credit and of the Swing Line Lender to make Swing Line Loans, in each case, after the Closing Date, is subject to the following conditions precedent:

(i)             The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Borrowing or such issuance with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii)            No Default or Event of Default shall exist or would result from such proposed Borrowing or issuance or from the application of the proceeds therefrom.

(iii)           The Administrative Agent shall have received a Committed Loan Notice, Issuance Notice or Swing Line Loan Request, as applicable, in accordance with the requirements hereof.

Subject to Section 1.03, each such Committed Loan Notice (other than any requesting (x) a Borrowing of any Incremental Loans which shall be governed by Section 2.14(f) or (y) a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) or Issuance Notice, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V.

Representations and Warranties

The Borrower, Holdings (solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.09, 5.11, 5.13, 5.17 and 5.18 to the extent applicable to it) and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders to the extent and, unless otherwise specifically agreed by the Borrower, on the dates required by Section 2.14 or Article IV, as applicable:

Section 5.01       Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary and, solely with respect to clause (d) below, to the knowledge of the Borrower, each Affiliated Professional Entity, (a) is a Person duly incorporated, organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all organizational power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws (including Health Care Laws) and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) and (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (which has not been or is not being made), (x) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Restricted Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii), to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.03        Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents of the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Security Agreement or Section 6.11) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04       Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05        Financial Statements; No Material Adverse Effect.

(a)           (i)            The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP (as in effect when such financial statements were prepared) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii)            The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c)            [Reserved].

(d)            Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07       Ownership of Property; Liens and Real Property. The Borrower and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)           the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c)            there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or Subsidiary, or, to the knowledge of the Borrower, arising out of the conduct of the Loan Parties that would reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or would reasonably be expected to result in any Environmental Liability of any Loan Party or Subsidiary; and

(d)            to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that would reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or would reasonably be expected to result in any Environmental Liability of any Loan Party or Subsidiary.

Section 5.09     Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and its Restricted Subsidiaries have filed all Tax returns required to be filed, and have paid all Taxes imposed upon them, their income, profits or property that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings. To the knowledge of the Borrower, there is no proposed Tax deficiency or assessment against any Loan Party that, individually or in the aggregate, if paid would reasonably be expected to have a Material Adverse Effect.

Section 5.10     ERISA Compliance. No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11    Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.

Section 5.12      Margin Regulations; Investment Company Act.

(a)            The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and the Borrower will not use the proceeds of any Borrowings for any purpose that violates Regulation U of the FRB.

(b)            None of Holdings, the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13     Disclosure. As of the Closing Date, to the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. As of the Closing Date (after giving effect to the Transactions), the projections provided to the Arranger in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 5.14     Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, and (b) the Borrower and the other Loan Parties are, and for the two (2) years prior to the Closing Date have been, in compliance with all applicable labor Laws including work authorization and immigration.

Section 5.15     Intellectual Property; Licenses, Etc.     The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such Intellectual Property does not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The businesses of the Loan Parties and the Restricted Subsidiaries as currently conducted do not infringe upon, misappropriate or otherwise violate any rights held by any Person except for such infringements, misappropriations and violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Loan Parties and the Restricted Subsidiaries is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.16      Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17     [Reserved].

Section 5.18     Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(a)            Solely to the extent such Laws are applicable to Holdings and its Restricted Subsidiaries, each of Holdings and its Restricted Subsidiaries is, and has been, for the past three (3) years, in compliance with, in all material respects, (i) Sanctions, (ii) Anti-Corruption Laws, and (iii) Anti-Money Laundering Laws.

(c)            Neither the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any of the Borrower’s or its Restricted Subsidiaries’ respective directors, officers, employees or agents is currently the subject of any Sanctions.

(d)            The Borrower will not use, or make available to any Person, directly or, to the Borrower’s knowledge, indirectly, any part of the proceeds of the Loans, (i) in any manner that would constitute or give rise to a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject of any Sanctions, to the extent in violation of Sanctions, or (iii) in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.

Section 5.19     Security Documents.

(a)            Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.12 (other than the Mortgages) will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable (subject in the case of enforceability to Debtor Relief Laws) Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified in Schedule 5.19(a) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by, and to the extent required under, the Collateral Documents (other than any Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.

(c)            PTO Filing; Copyright Office Filing. When Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent filings of security agreements with the United States Patent and Trademark Office and the United States Copyright Office (together with financing statements and other UCC filings of the type contemplated under this Agreement) can perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder.

(d)            Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (subject in the case of enforceability to Debtor Relief Laws) perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Material Real Property (which, for the avoidance of doubt shall not include any Excluded Real Estate Assets or other Excluded Asset) covered thereby and the proceeds thereof, subject only to Liens permitted hereunder, and, in the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Sections 6.11 and 6.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.12, such Mortgage will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (subject in the case of enforceability to Debtor Relief Laws) a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Material Real Property covered thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Non-U.S. Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Security Agreement or Section 6.11.

Section 5.20     Use of Proceeds. The Borrower has used the proceeds of each Borrowing in accordance with Section 6.14.

Section 5.21     Healthcare Matters.

(a)            As of the Closing Date, the Borrower, each Restricted Subsidiary and, to the knowledge of the Borrower, each Affiliated Professional Entity is conducting and has, during the three (3) years prior to the Closing Date, conducted its business in compliance with all applicable Health Care Laws, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date and during the three (3) years prior to the Closing Date, none of the Borrower, any Restricted Subsidiary or, to the knowledge of the Borrower, any Affiliated Professional Entity has received any written notice or written communication from any Governmental Authority or other Person that alleges noncompliance (or of any investigation, audit, or other proceeding involving allegations of noncompliance) with any Health Care Laws applicable to it, or, to the knowledge of the Borrower, any of its respective directors, officers, or employees in their capacity as such, in each case, which noncompliance would reasonably be expected to result in a Material Adverse Effect, and no such investigation, inspection, audit or other proceeding involving allegations of any noncompliance that would reasonably be expected to result in a Material Adverse Effect is, to the knowledge of the Borrower, threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower, each Restricted Subsidiary, and, to the knowledge of the Borrower, each Affiliated Professional Entity and its Licensed Personnel, are licensed and in good standing with all applicable professional boards, agencies, and other licensing and regulatory bodies, as applicable.

(b)            Each of the Borrower and each of its Restricted Subsidiaries complies with all of its material obligations under each PC Agreement and promptly enforces and diligently pursues all of its material rights under each PC Agreement, in each case, except (A) in the case of waivers that are not materially adverse to the Lenders and (B) if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, valid and enforceable PC Agreements are in place between (A) each Affiliated Professional Entity, (B) certain Licensed Personnel who own equity interests in such Affiliated Professional Entity (a “Licensed Personnel Partner”) and (C) a Loan Party, and each such PC Agreement is in compliance in all material respects with applicable Healthcare Laws. To the knowledge of the Loan Parties, none of the Licensed Personnel Partner have given written notice of, and to the knowledge of the Loan Parties, none of the Licensed Personnel Partner have orally expressed plans to act in contravention of the PC Agreements or any other ancillary agreements related to the operations of an Affiliated Professional Entity in any manner which would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements and (ii) indemnification and other contingent obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01     Financial Statements.

(a)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred twenty (120) days (or with respect to the fiscal year ended December 31, 2020, promptly after receipt by the Company) after the end of each fiscal year (commencing with the fiscal year ended December 31, 2020) (or such longer period as the Administrative Agent may agree in its reasonable discretion), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ or members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification other than resulting from (I) an upcoming maturity date under the Facilities or any other Indebtedness, (II) any prospective or actual Financial Covenant Event of Default or any prospective or actual default or event of default under any other financial covenant applicable to the Facilities or any other Indebtedness, (III) activities, operations, financial results or liabilities of any Person other than the Loan Parties and the Restricted Subsidiaries or (IV) changes in accounting principles or practices;

(b)            Commencing with the fiscal quarter ended March 31, 2021, deliver to the Administrative Agent for prompt further distribution to each Lender, within sixty (60) days after the end of each fiscal quarter of the Borrower thereafter (or such longer period as the Administrative Agent may agree in its reasonable discretion), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations and cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, in each case if ended after the Closing Date, and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than ninety (90) days after the end of each fiscal year (or such longer period as the Administrative Agent may agree in its reasonable discretion), a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; provided that, for the avoidance of doubt, the obligation under this clause (d) will commence with the delivery of Projections for the fiscal year ending December 31, 2022; and

(d)            Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental unaudited financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any ~~direct or indirect parent of the Borrower~~Parent Company or (B) the Form 10-K or 10-Q, as applicable, of the Borrower or of any ~~direct or indirect parent thereof~~Parent Company, as applicable, filed with the SEC; provided that with respect to parts (A) and (B), (i) to the extent such information relates to a ~~parent of the Borrower~~Parent Company, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such ~~parent~~Parent Company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under paragraph (a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in paragraph (a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification resulting from (I) an upcoming maturity date under any Indebtedness, and (II) any prospective or actual Financial Covenant Event of Default or any prospective or actual default or event of default under any other financial covenant applicable to the Facilities or any other Indebtedness.

Documents required to be delivered pursuant to Section 6.01 and clauses (a), (b), (c) and (d) of Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any ~~direct or indirect parent of the Borrower~~Parent Company) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02     Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            no later than five (5) Business Days after the delivery of (i) the financial statements referred to in Section 6.01(a) and 6.01(b) (other than for the fiscal quarters ended June 30, 2021), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower; provided that (x) a Compliance Certificate shall not be required to be delivered for the last fiscal quarter of each fiscal year and (y) no such Compliance Certificate shall be required to demonstrate compliance with the Financial Covenant if the Financial Covenant is not required to be tested for the applicable Test Period, and (ii) the financial statements referred to in Section 6.01(b), a customary summary management discussion and analysis with respect to such financial statements;

(b)            promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that the obligations in this clause (b) shall be deemed to have been satisfied upon such information becoming publicly available on the SEC’s EDGAR website or another publicly available reporting service identified by the Borrower to the Administrative Agent;

(c)            [Reserved];

(d)            together with the delivery of each Compliance Certificate pursuant to Section 6.02(a)(i) in the case of annual Compliance Certificates only, (i) a report setting forth the information required by Section IA (other than with respect to any organizational identification numbers or FEINs) and Section IB of the Perfection Certificate with respect to each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report and (ii) a list identifying each Subsidiary of the Borrower as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there has been no change in such information since the latter of the Closing Date and the date of the last such list; and

(e)            promptly, such additional information regarding the business, legal or financial affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding anything to the contrary in this Section 6.02, this Agreement or any other Loan Document, none of Holdings, the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which such disclosure, inspection, examination, copy or abstract making or discussions of is prohibited by Law or any binding agreement between the Borrower or any of the Restricted Subsidiaries and a Person that is not Holdings, the Borrower or any of the Restricted Subsidiaries so long as such binding agreement was not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.03     Notices. Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained actual knowledge thereof, notify the Administrative Agent:

(a)            of the occurrence of any Default or Event of Default; and

(b)          of (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clause (i) or (ii), has resulted, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Notwithstanding anything to the contrary in this Section 6.03, this Agreement or any other Loan Document, none of Holdings, the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which such disclosure, inspection, examination, copy or abstract making or discussions of is prohibited by Law or any binding agreement between the Borrower or any of the Restricted Subsidiaries and a Person that is not Holdings, the Borrower or any of the Restricted Subsidiaries so long as such binding agreement was not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.04     Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05     Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable, and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (a) or (b), (i) in connection with a transaction permitted by the Loan Documents (including transactions permitted by Section 7.04 or Section 7.05), (ii) with respect to any Immaterial Subsidiary, or (iii) to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.06     Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07     Maintenance of Insurance. Except when the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the Flood Laws and provide copies thereof (including annual renewals of such flood insurance) to the Administrative Agent. Except as otherwise agreed by the Administrative Agent, each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each property and casualty insurance policy, contain a loss payee clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder; provided that, to the extent the requirements of this Section 6.07 are not satisfied on the Closing Date, the Borrower may satisfy such requirements within 60 days of the Closing Date (as extended by the Administrative Agent in its reasonable discretion); provided further, that the requirements set forth in this sentence of this Section 6.07 shall cease to apply to the extent that the requirements hereof remain unsatisfied after the Borrower has used commercially reasonable efforts to satisfy such requirements.

Section 6.08     Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, unless such compliance relates to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, in which case Holdings and the Borrower shall comply, and shall cause each of their respective Subsidiaries to comply, in all material respects.

Section 6.09     Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and allow the Borrower to prepare financial statements in conformity with GAAP, and reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Non-U.S. Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10     Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and such time shall be at the Borrower’s expense; provided further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party nor any of its Subsidiaries or Affiliates shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) is prohibited by Law or any binding agreement (so long as such binding agreement was not entered into in contemplation of preventing such disclosure, inspection or examination hereunder) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11     Additional Collateral; Additional Guarantors. At the Borrower’s expense,subject to any applicable limitation herein or in any Collateral Document (including any Acceptable Intercreditor Agreement), take the following actions:

(a)            upon (1) the formation or acquisition of any U.S. Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (2) the designation in accordance with Section 6.13 of any existing U.S. Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary of a Loan Party or (3) any Subsidiary becoming a U.S. Subsidiary (other than an Excluded Subsidiary) of a Loan Party, within sixty (60) days after such formation, acquisition, designation, occurrence or, in each case, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(i)            cause each such Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Joinder Agreement, a Security Agreement Supplement, any applicable Intellectual Property Security Agreement(s), a counterpart of the Intercompany Note, a counterpart acknowledgment to any Acceptable Intercreditor Agreement(s), if applicable, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date);

(ii)            cause each such Subsidiary (and the parent of each such Subsidiary that is a Loan Party) to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and instruments evidencing Indebtedness held by such Subsidiary and required to be pledged pursuant to the Security Agreement, accompanied by undated note transfer powers or indorsed in blank to the Collateral Agent;

(iii)            upon reasonable request of the Collateral Agent, take and cause such Subsidiary and each direct or indirect parent of such Subsidiary that is (or is required to be) a Loan Party pursuant hereto to take, whatever action (including the recording of the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates, to the extent certificated and required to be delivered pursuant to the Security Agreement) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required hereby or by the Security Agreement;

(iv)            if reasonably requested by the Administrative Agent, within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(ii) after the request therefor by the Administrative Agent (or, in each case, such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(v)            if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the requirements of this Section 6.11 and any Collateral Document with respect to perfection and existence of security interests with respect to Collateral of any Guarantor acquired after the Closing Date and subject to this Section 6.11 and any Collateral Document, but not otherwise specifically covered by this Section 6.11.

provided that actions relating to Liens on real property are governed by Section 6.11(b) and not this Section 6.11(a).

(b)            Material Real Property.

(i)            Notice.

(A)            Within sixty (60) days after the formation, acquisition or designation of a U.S. Subsidiary (other than any Excluded Subsidiary) (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will, or will cause such Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset) owned by such Subsidiary in reasonable detail.

(B)            Within sixty (60) days after the acquisition of any Material Real Property (other than any Excluded Real Estate Asset) by a Loan Party after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will furnish to the Collateral Agent a description of such Material Real Property in reasonable detail.

(ii)            Mortgages, etc. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property (other than Excluded Real Estate Assets or other Excluded Asset) that is the subject of a notice delivered pursuant to Section 6.11(b)(i), within ninety (90) days of the event that triggered the requirement to give such notice (or such longer period as the Administrative Agent may agree in its reasonable discretion), together with:

(A)            evidence that such Mortgage has been duly executed, acknowledged and delivered and is in a form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or are otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(B)            a fully paid Mortgage Policy or signed commitment in respect thereof together with such affidavits, certificates, and instruments of indemnification (including a so-called “gap” indemnification) as reasonably shall be required to induce the title insurance company to issue the Mortgage Policy and endorsements contemplated above and evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage;

(C)            customary opinions of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability of the Mortgage and any related fixture filings and, where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized in such state, an opinion regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be reasonably requested by the Administrative Agent; and

(D)            an ALTA survey together with, if required by the title insurance company, a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exception and issue related endorsements and otherwise reasonably satisfactory to the Administrative Agent (if reasonably requested by the Administrative Agent).

(c)            Certain Limitations. Notwithstanding anything to the contrary in any Loan Document (capitalized terms used in this sentence but not defined in this Agreement have the meanings ascribed to such terms in the Security Agreement):

(i)            other than the filing of a UCC financing statement, no actions shall be required to perfect the security interest granted hereunder in any letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute;

(ii)            no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters in any circumstances;

(iii)            no action shall be required to perfect a security interest granted hereunder in deposit accounts, commodities accounts, securities accounts or any other similar account or other asset via “control” (within the meanings of Section 9-104 and/or Sections 8-106 and 9-106, as applicable, of the UCC or otherwise) other than as expressly provided for hereunder with respect to the Cash Collateral Account;

(iv)            no Loan Party shall be required to complete any filings or take any other action (other than (w) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Material Real Property, (x) delivery to the Collateral Agent to be held in its possession of all Pledged Equity consisting of stock certificates or Pledged Debt, in each case as otherwise required hereunder or under the Security Agreement, (y) customary filings in (1) the United States Patent and Trademark Office with respect to any U.S. issued Patents and registered Trademarks and any applications therefor and (2) the United States Copyright Office of the Library of Congress with respect to material copyright registrations in the United States, if such IP Collateral is registered in the United States, in the case of each of (1) and (2), constituting Collateral, and (z) Mortgages in respect of Material Real Property);

(v)            no Loan Party shall be required to take any action (x) outside of the United States with respect to any assets located outside of the United States, (y) in any Non-U.S. Jurisdiction or (z) required by the Laws of any Non-U.S. Jurisdiction to create, perfect or maintain any security interest;

(vi)            the Loan Parties shall not be required to take any action with respect to (including the making of any filing under) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or similar federal or state statues or regulation; and

(vii)            the Loan Parties shall not be required to perform any periodic collateral reporting, if any, with any frequency greater than once per fiscal year (provided that this clause shall not limit the obligation of the Loan Parties to comply with clauses (a) and (b) of this Section 6.11).

Section 6.12       Further Assurances. Subject to Section 6.11 and any applicable limitations in any Collateral Document, and in each case at the expense of the Borrower, promptly upon reasonable request by the Administrative Agent or Collateral Agent or as may be required by applicable Laws (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Acceptable Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Acceptable Intercreditor Agreement or the Collateral Documents, to the extent required pursuant hereto or thereto.

Section 6.13     Designation of Subsidiaries. Solely in the Borrower’s discretion, at any time and from time to time, designate (or re-designate) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or designate (or re-designate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a)            immediately before and after such designation (or re-designation), (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the Financial Covenant (whether or not then required to be tested) for the most recently ended Test Period on a Pro Forma Basis after giving effect to such designation;

(b)            the fair market value of the Subsidiary to be designated (or re-designated) as an Unrestricted Subsidiary at such time shall be treated as an Investment by the Borrower in such Unrestricted Subsidiary at such time in accordance with Section 7.02;

(c)            the Subsidiary to be designated (or re-designated) as an Unrestricted Subsidiary shall be treated in a substantially similar fashion (as determined by the Borrower in good faith) as an “unrestricted subsidiary” under any Incremental Equivalent Debt, Permitted Ratio Debt or Incurred Acquisition Ratio Debt or any Permitted Refinancing of the foregoing, as applicable;

(d)            the Subsidiary to be designated (or re-designated) as an Unrestricted Subsidiary does not own, directly or indirectly, any Equity Interests of, or hold a Lien on any property of, any Loan Party or any other Restricted Subsidiary (other than another Restricted Subsidiary that is also being designated as an Unrestricted Subsidiary at such time); and

(e)            the Subsidiary to be designated as an Unrestricted Subsidiary does not own, and does not hold an exclusive license with respect to, any Material Intellectual Property.

The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted under Section 7.02). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) Unrestricted Subsidiaries will not be subject to the representations and warranties, covenants, Defaults or Events of Default provisions of the Loan Documents, (ii) the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Loan Documents, and (iii) the cash and Cash Equivalents of any Unrestricted Subsidiary will not be taken into account for purposes of any net debt calculation under the Loan Documents (except to the extent distributed or otherwise transferred to the Borrower or any of its Restricted Subsidiaries).

Section 6.14     Use of Proceeds.

(a)            Use the proceeds of the Initial Term Loans on the Closing Date (i) to repay Indebtedness under the Existing Credit Agreement, and (ii) to pay the Transaction Expenses, (c) to pay the Specified Distributions and (d) for working capital and other purposes permitted by this Agreement.

(b)            Use the proceeds of Revolving Loans for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement (including Permitted Investments).

(c)            Use Letters of Credit for general corporate purposes of the Borrower and its Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents and will be available on the Closing Date for purposes of replacing or backstopping existing letters of credit of the Borrower or the Restricted Subsidiaries.

(d)            With respect to any Incremental Facility, use the proceeds thereof as specified in the applicable Incremental Amendment.

Section 6.15     Lines of Business. Engage only in material lines of business that are substantially consistent with those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and lines of business that are reasonably similar, corollary, ancillary, incidental, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, in each case as determined by the Borrower in good faith.

Section 6.16     Post-Closing Matters. Deliver the documents and take the actions specified on Schedule 6.16 within the time periods specified on such Schedule (as each may be extended by the Administrative Agent in its reasonable discretion).

Section 6.17     Healthcare Matters.

The Borrower will, and will cause each Restricted Subsidiary to, and will use commercially reasonable efforts to assist each Affiliated Professional Entity to: (i) comply in all respects with all Health Care Laws applicable to them, their assets, business or operations, respectively; (ii) timely file, or cause to be filed, all required health care filings in accordance with Health Care Laws; (iii) pay in a timely fashion all undisputed amounts, taxes, fees and assessments due and payable in connection with the required health care filings under applicable Health Care Laws; and (iv) keep and maintain all records required to be maintained under applicable Health Care Laws for the period of time in which they are required to be so maintained, except in each case of the foregoing clauses (i), (ii), (iii) and (iv), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than indemnification and other contingent obligations as to which no claim has been asserted, obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01     Liens. Neither the Borrower nor the Restricted Subsidiaries shall, directly or indirectly, create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens securing the Obligations, including guarantees thereof and any obligations in respect of Indebtedness incurred pursuant to Section 7.03(a) or under any Loan Document, Secured Hedge Agreements or any Treasury Services Agreements;

(b)            Liens existing on the Closing Date and, to the extent such Liens secure Indebtedness having a principal amount in excess of $500,000 as of the Closing Date, listed on Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)            Liens (i) in favor of Holdings, the Borrower or any Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(d)            Liens (i) for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP and (ii) arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(e)            Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(f)            Liens to secure Incurred Acquisition Ratio Debt, Incremental Equivalent Debt and Permitted Ratio Debt, including guarantees thereof, in each case permitted pursuant to Section 7.03; provided that a Debt Representative acting on behalf of the holders of any such Incremental Equivalent Debt or Permitted Ratio Debt shall become party to, or otherwise subject to the provisions of, an Acceptable Intercreditor Agreement;

(g)            Liens securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Pari Passu Lien Debt or Junior Lien Debt (and any Permitted Refinancing of any of the foregoing); provided that a Debt Representative acting on behalf of the holders of such Permitted Refinancing in respect of such Credit Agreement Refinancing Indebtedness has become party to, or is otherwise subject to the provisions of, an Acceptable Intercreditor Agreement;

(h)            Liens securing a Permitted Refinancing of Indebtedness (but without reloading any dollar or Consolidated Adjusted EBITDA based basket); provided that:

(i)            such Indebtedness was permitted by Section 7.03 and was secured by a Permitted Lien;

(ii)            such Permitted Refinancing is permitted by Section 7.03; and

(iii)            the Lien does not extend to any additional property, other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of assets covered by such Liens;

(i)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date (including Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of assets covered by such Liens), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(j)            Liens (i) solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) incurred in connection with customary escrow arrangements relating to an acquisition or Investment permitted hereunder;

(k)            Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than Section 7.05(o)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(l)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m)            Liens on goods the purchase price of which is financed by a documentary letter of credit; provided that such Lien secures only the obligations of a Borrower or a Restricted Subsidiary in respect of such letter of credit to the extent permitted under Section 7.03;

(n)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts (i) not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) to the extent the failure to pay or discharge the same would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect;

(o)            pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(p)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(r)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness of the type specified in clause (a) or (b) of the definition thereof;

(s)            any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses and entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t)            deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(u)            easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Material Real Property, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(v)            (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(w)            ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(x)            Liens on property incurred pursuant to any Sale Leaseback Transaction permitted hereunder and general intangibles related thereto;

(y)            to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(aa)          Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, or (iii) attaching to commodity trading accounts or other brokerage accounts (including on reasonable customary initial deposits and margin deposits) incurred in the ordinary course of business and not for speculative purposes;

(bb)     Liens that (1) are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, or (2) otherwise arise due to any cash pooling, netting or composite accounting arrangements between the Borrower and any of its Restricted Subsidiaries or between any one or more of such persons and one or more banks or other financial institutions where any such person maintains deposits;

(cc)     [reserved];

(dd)      Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited, including in respect of Swap Contracts permitted to be entered into under Section 7.03(f);

(ee)     Liens (i) deemed to exist in connection with Investments in repurchase agreements under Section 7.02 or (ii) incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities; provided that the related repurchase agreement constitutes a Permitted Investment;

(ff)     (i) Liens on Equity Interests of joint ventures securing obligations to make capital contributions to, or obligations of, such Persons, (ii) put and call arrangements or restrictions on disposition related to Equity Interests of non-Wholly Owned Subsidiaries set forth in the applicable Organization Documents or any related joint venture or similar agreement, and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;

(gg)      Liens on assets of Non-Loan Parties so long as such Liens secure obligations of Non-Loan Parties that are not prohibited by Section 7.03 and such Liens only encumber assets of the Non-Loan Party entities;

(hh)      the modification, replacement, renewal or extension of any Lien permitted by clauses (e) and (i) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness); and

(ii)            Liens securing obligations in an aggregate principal amount as of the date such obligations are incurred not to exceed the greater of (i) 35% of Closing Date EBITDA and (ii) 35% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, which Liens, if securing Indebtedness for borrowed money on the Collateral (and other than Liens securing Indebtedness of the type set forth in Section 7.03(e) or (g)), shall rank junior to the Liens on the Collateral securing the Obligations.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (f), (g), (h), (i), (k), (ff), (gg) and (ii) above.

Section 7.02      Investments. Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a)            Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b)            Investments (i) existing or contemplated on the Closing Date and, to the extent having a fair market value in excess of $500,000 as of the Closing Date, set forth on Schedule 7.02(b) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(c)            Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or in any Person that will, upon such Investment, become a Restricted Subsidiary; provided that (i) any Investment in the form of a loan or other Indebtedness made by any Non-Loan Party in any Loan Party pursuant to this clause (c) shall be subordinated in right of payment to the Obligations, and (ii) the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not or do not become Loan Parties, when taken together with Investments pursuant to Section  7.02(e) or 7.02(j) by Loan Parties in Persons that are not or do not become Loan Parties, shall not exceed the Non-Loan Party Investment Cap;

(d)            (i) advances of payroll payments to employees in the ordinary course of business, and (ii) loans or advances to present and former officers, directors, managers, employees, consultants, independent contractors and other service providers of any Loan Party (or any ~~direct or indirect parent thereof~~Parent Company) or any of its Restricted Subsidiaries (x) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (y) in connection with such Person’s purchase of Equity Interests of Holdings or any ~~direct or indirect parent thereof~~Parent Company; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash; and (z) for any other purpose; provided that the aggregate principal amount outstanding at any time under the foregoing subparts (y) and (z) shall not exceed the greater of (1) 10% of Closing Date EBITDA and (2) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(e)            any Permitted Acquisitions;

(f)            Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(g)            Investments to the extent that payment for such Investments is made solely with Equity Interests ((other than Disqualified Equity Interests and the Designated Equity Contribution in connection with Section 8.04) of Holdings (or any ~~direct or indirect parent of Holdings~~Parent Company) or the proceeds from the issuance thereof and such Investment was made within one hundred eighty (180) days of such contribution;

(h)            Investments (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) that do not exceed in the aggregate at any time outstanding the sum of (i) an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this subclause, and (ii) without duplication of the preceding subclause, an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with any Excluded Contributions, in each case, to the extent Not Otherwise Applied;

(i)            Investments that in the aggregate at any time outstanding do not exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause; provided that no Event of Default shall have occurred and be continuing;

(j)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Investments in an unlimited amount so long as the Total Net Leverage Ratio calculated on a Pro Forma Basis for the applicable Test Period is less than or equal to the Closing Date Total Net Leverage ratio minus 0.50:1.00; provided that the aggregate amount of Investments by Loan Parties in Persons that are not or do not become Loan Parties, when taken together with Investments pursuant to Section 7.02(c) or 7.02(e) by Loan Parties in Persons that are not or do not become Loan Parties, shall not exceed the Non-Loan Party Investment Cap;

(k)            (i) Investments in Similar Businesses or Joint Ventures (other than Joint Ventures and non-Wholly Owned Restricted Subsidiaries existing on the Closing Date)) that do not exceed the greater of (A) 25% of Closing Date EBITDA and (B) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in Unrestricted Subsidiaries of the Borrower or any of its Restricted Subsidiaries that do not exceed the greater of (A) 25% of Closing Date EBITDA and (B) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, (in each case determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made without giving effect to any subsequent changes in value);

(l)            [reserved];

(m)            Investments (other than Investments in Unrestricted Subsidiaries) made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted under this Section 7.02;

(n)            Investments made to effect the Transactions;

(o)            Investments consisting of transactions that constitute Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions, Restricted Payments and Restricted Debt Payments permitted under Sections 7.01 (other than clause (ee)(i) thereof), 7.03 (other than clauses (b), (c), (n) and (o) thereof), 7.04 (other than clauses (c), (e) or (f) thereof), 7.05 (other than clauses (c), (e), (f) or (o) thereof), 7.06 (other than clauses (d)(v) and (m) thereof) and 7.12(a), respectively;

(p)            loans and advances to Holdings (or any ~~direct or indirect parent thereof~~Parent Company) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent);

(q)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(r)            Investments in Swap Contracts described in Section 7.03(f);

(s)            promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(t)            Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of third parties, or in settlement of delinquent obligations of, or other disputes with, third parties that are the issuer of such Investment or an Affiliate thereof, (ii) arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments against other Persons and (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates;

(u)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)            (i) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (ii) loans and advances in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system;

(w)            the licensing, sublicensing or contribution of Intellectual Property pursuant to joint research development or marketing arrangements with Persons other than the Borrower and its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(x)            Investments to finance purchases and acquisitions of inventory, supplies, materials, services or equipment in the ordinary course of business;

(y)            Investments in Immaterial Subsidiaries that are not Unrestricted Subsidiaries; provided that such Subsidiary remains an Immaterial Subsidiary after giving Pro Forma Effect to such Investment; and

(z)            other Investments that in the aggregate (each measured as of the time initially made) do not exceed the greater of (i) 35% of Closing Date EBITDA and (ii) 35% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts); provided that, if any Investment pursuant to clause (i), (k) or (z) above is made in any Person that is not a Restricted Subsidiary on the date of such Investment (prior to giving effect thereto) and such Person subsequently becomes a Restricted Subsidiary, the Investment initially made in such Person pursuant to such clause (i), (k) or (z), as applicable, shall thereupon be deemed to have been made pursuant to Section 7.02(c) subject to the Non-Loan Party Investment Cap, to the extent applicable, and to not have been made pursuant to clause (i), (k) or (z), as applicable. Notwithstanding the foregoing, no Loan Party or Restricted Subsidiary may transfer any Material Intellectual Property owned by such Loan Party or Restricted Subsidiary to any Unrestricted Subsidiary as an Investment in such Person.

The amount of any non-cash Investments will be the fair market value thereof at the time made, without giving effect to subsequent changes in value. To the extent any Investment in any Person is made in compliance with this Section 7.02 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). For purposes of the foregoing and following sentences, “Dollar-denominated” means the greater of the specified Dollar amount and the corresponding percentage of TTM Consolidated Adjusted EBITDA.

For purposes of determining compliance with any Dollar-denominated restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

For purposes of determining compliance with this Section 7.02, any transaction pursuant to which (i) a Loan Party becomes an Excluded Subsidiary or otherwise ceases to be a Loan Party and (ii) the Borrower or its Restricted Subsidiaries retain all or any portion of their original Investment in such Person, including any such transaction permitted pursuant to Sections 7.04, 7.05 or 7.06, shall be deemed to be an Investment in such Non-Loan Party at the time of such transaction equal to the portion of the original Investment in such Person that is still held by the Loan Parties.

Section 7.03     Indebtedness. Neither the Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur or assume any Indebtedness, except:

(a)            the Obligations, including obligations under any Loan Document, Secured Hedge Agreements or any Treasury Services Agreements, and any Permitted Refinancing thereof;

(b)            Indebtedness of the Borrower or any Restricted Subsidiary outstanding on the Closing Date owing to a Person that is not the Borrower or a Restricted Subsidiary and, to the extent such Indebtedness has a principal amount in excess of $500,000 as of the Closing Date, listed on Schedule 7.03(b), and any Permitted Refinancing thereof;

(c)            Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary (or issued or transferred to any ~~direct or indirect parent of a Loan Party~~Parent Company which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02 (other than clause (o) thereof); provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party is subordinated in right of payment to the Loans;

(d)            Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (i) no Guarantee of any Indebtedness of a Loan Party that is pari passu with the Obligations or constitutes Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein, (ii) if the Indebtedness subject to the Guarantee is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (iii) in the case of any Guarantee by any Loan Party of the obligations of any Non-Loan Party, the related Investment is permitted under Section 7.02 (other than clause (o) thereof);

(e)            (i) Attributable Indebtedness, purchase money Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets incurred by the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of Sale Leaseback Transactions permitted by Section 7.05(g), and (iii) any Permitted Refinancing of any of the foregoing;

(f)            Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)            obligations in respect of Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished in the ordinary course of business;

(h)            Incremental Equivalent Debt and any Permitted Refinancing thereof;

(i)            Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(j)            Permitted Ratio Debt and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness incurred by Non-Loan Parties in reliance on this clause at any time outstanding, when taken together with the aggregate principal amount of Indebtedness incurred by Non-Loan Parties pursuant to Section 7.03(k) and then outstanding, shall not exceed the Non-Loan Party Debt Cap;

(k)            Indebtedness (other than any revolving Indebtedness) incurred by the Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition or similar Investment so long as, subject to Section 1.03(b), such Indebtedness complies with the definition of Permitted Ratio Debt on a Pro Forma Basis as of the applicable date of determination (Indebtedness permitted under this clause (k), “Incurred Acquisition Ratio Debt”), and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness incurred by Non-Loan Parties in reliance on this clause at any time outstanding, when taken together with the aggregate principal amount of Indebtedness incurred by Non-Loan Parties pursuant to Section 7.03(j) and then outstanding, shall not exceed the Non-Loan Party Debt Cap;

(l)            (i) Indebtedness of a Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition after the Closing Date; provided that (A) such Indebtedness (x) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (y) was not created or incurred in connection with or contemplation thereof, and (B) the Borrower satisfies the requirements of clause (a) of the definition of Permitted Ratio Debt on a Pro Forma Basis as of the applicable date of determination, and (ii) any Permitted Refinancing thereof;

(m)            Seller Debt in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 20% of Closing Date EBITDA and (ii) 20% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(n)            Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred consideration or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted under Section 7.02;

(o)            Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, Acquisition Transaction or other Investment expressly permitted under Section  7.02 or any Disposition expressly permitted under Section 7.05, in each case, constituting indemnification obligations or obligations in respect of purchase price (including Incentive Arrangements) or other similar adjustments;

(p)            Indebtedness representing deferred compensation to future, current or former officers, directors, managers, employees, members or consultants (or their respective estates, spouses or former spouses) of any Loan Party (or any ~~direct or indirect parent thereof~~Parent Company) or any of its Subsidiaries;

(q)            Indebtedness to future, current or former officers, directors, managers, employees, members or consultants or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any ~~direct or indirect parent of the Borrower~~Parent Company permitted by Section 7.06;

(r)            unsecured subordinated Indebtedness incurred in lieu of paying an indemnification or reimbursement obligation to a director or officer of Holdings, the Borrower or a Restricted Subsidiary pursuant to indemnification arrangements between such persons;

(s)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t)            obligations in respect of (i) performance, bid, statutory or insurance bonds, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice or (ii) appeal or similar bonds, or bonds with respect to workers’ compensation claims that do not result in a Default or Event of Default;

(u)            [reserved];

(v)            Contribution Indebtedness and any Permitted Refinancing thereof;

(w)            Indebtedness of any Restricted Subsidiary that is a Non-U.S. Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 10% of Closing Date DBITDA and (ii) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and any Permitted Refinancings thereof;

(x)            Indebtedness of a Non-Loan Party in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and any Permitted Refinancings thereof; and

(y)           Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, any Joint Ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and any Permitted Refinancings thereof;

(z)           Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed an amount equal to the greater of (i) 35% of Closing Date EBITDA and (ii) 35% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and any Permitted Refinancings thereof.

All premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 7.03 shall be deemed to also be permitted (without regard to any restriction on the amount specified in the applicable clause).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith). For purposes of the foregoing sentence, “Dollar-denominated” means the greater of the specified Dollar amount and the corresponding percentage of TTM Consolidated Adjusted EBITDA.

The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or Section 2.14. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 7.04        Fundamental Changes. Neither the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           (i)            any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (provided that when any Loan Party merges with a Restricted Subsidiary, the continuing or surviving Person shall be a Loan Party or become a Loan Party in connection with such transaction); and

(ii)            Holdings or any Restricted Subsidiary may merge, amalgamate or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (A) the Borrower shall be the continuing or surviving Person, (B) such merger does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia, (C) no Event of Default shall exist at such time or after giving effect to such merger or consolidation and (D) in the case of a merger or consolidation of Holdings with and into the Borrower, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (z) such direct parent of the Borrower shall concurrently become a Guarantor and pledge 100% of the Equity Interest of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent;

(c)            any Restricted Subsidiary (i) may reincorporate or reorganize in another jurisdiction (including any merger to effect the foregoing) and (ii) may liquidate or dissolve or change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (y) the surviving Person (or the Person who receives the assets of such dissolving or liquidating Restricted Subsidiary) will be the Borrower or a Restricted Subsidiary; provided that no Event of Default shall result therefrom; provided further, that when any Loan Party reincorporates or reorganizes, or liquidates or dissolves, the surviving Person (or the Person who receives the assets of such dissolving or liquidating Loan Party) shall be a Loan Party;

(d)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(e)            so long as no Default or Event of Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia and shall have delivered to the Administrative Agent at least three (3) Business Days prior to the effective date of any such merger or consolidation all documentation and other information about the Successor Company required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to such date; (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Company’s obligations under this Agreement; (D) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement; and (E) the Borrower shall have delivered (or caused to be delivered) to the Administrative Agent a customary officer’s certificate of a Responsible Officer of the Borrower that such merger or consolidation and/or such supplement to this Agreement or any Collateral Document, as applicable, comply with this Agreement; provided, further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(f)            so long as (i) no Default or Event of Default exists or, to the extent required by the relevant clause in Section 7.02, would result therefrom (in the case of a merger involving a Loan Party) or (ii) if in connection with a Permitted Acquisition, no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent applicable;

(g)            a merger (other than a merger involving the Borrower), dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (o) thereof), shall be permitted.

Section 7.05      Dispositions. Neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a)            Dispositions of cash and Cash Equivalents;

(b)            Dispositions of (i) inventory or goods (or other assets, including furniture and equipment) held for sale and (ii) immaterial assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned), in each case, in the ordinary course of business;

(c)            Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, then either (i) the transferee thereof is a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than clause (o) or (s) thereof); provided that this parenthetical shall not prevent any Loan Party from receiving consideration of the type contemplated by Section 7.02(s) in connection with such Disposition);

(d)            Dispositions of obsolete, worn-out or surplus property in the ordinary course of business;

(e)            Dispositions of property and assets, including “non-core” property or assets acquired in a Permitted Acquisition or other Investment permitted pursuant to Section 7.02, not used or useful in the conduct of the business of the Borrower or its Restricted Subsidiaries;

(f)            Dispositions; provided that:

(i)            at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default shall have occurred and be continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition;

(ii)            the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Liens permitted by Section 7.01); provided, however, that for the purposes of this subclause each of the following shall be deemed to be cash,

(A)            any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B)            any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, and

(C)            any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause that is at that time outstanding, not in excess of the greater of (i) 10% of Closing Date EBITDA and (ii) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iii)            such Disposition shall be for no less than the fair market value of such property at the time of such Disposition

(this clause (f), the “General Asset Sale Basket”);

(g)            Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) the sale or transfer of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) such transaction is consummated within 270 days after the date on which such property is sold or transferred and (iii) such transaction would be permitted under Section 7.03;

(h)            Dispositions of property or assets to the extent that (i) such property or assets is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property or assets, or (iii) such property or assets are swapped in exchange for other assets or services of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries, as determined by the Borrower in good faith;

(i)            (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, (ii) Dispositions of Intellectual Property that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, and (iii) the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property in the ordinary course of business if the Borrower reasonably determines that such lapse, abandonment or discontinuance is desirable in the conduct of its business;

(j)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(k)            transfers of property subject to Casualty Events;

(l)            the unwinding of any Swap Contract pursuant to its terms;

(m)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns any Unrestricted Subsidiaries so long as such Restricted Subsidiary owns no assets other than the Equity Interests in (or Equity Interests in and Indebtedness or other securities of) such Unrestricted Subsidiaries);

(o)            to the extent constituting Dispositions, transactions permitted by Sections 7.01 (other than clause (k)(ii) thereof), 7.02 (other than clauses (o) and (s) thereof), 7.04 (other than clause (f) thereof) and 7.06 (other than clause (f) thereof); and

(p)            Dispositions of any property or asset with a fair market value not to exceed, with respect to any transaction or series of related transactions, the greater of (i) 10% of Closing Date EBITDA and (ii) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to clauses (b)(iii), (c), (d), (i)(iii), (k), (l), (m) and (o)) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06       Restricted Payments. Neither the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)            each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)            the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)            the Borrower and each Restricted Subsidiary may (i) pay (or make Restricted Payments to allow the Borrower or any ~~other direct or indirect parent thereof~~Parent Company, to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other ~~such direct or indirect parent thereof~~Parent Company) from any future, present or former employee, officer, director, manager, contractor, distributor or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or the Borrower or any ~~other direct or indirect parent of such Restricted Subsidiary~~Parent Company) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee, manager director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, partnership or shareholder agreement) with any employee, manager, director, officer, distributor or consultant of such Restricted Subsidiary (or the Borrower or any other ~~direct or indirect parent thereof~~Parent Company) or any of its Restricted Subsidiaries, (ii) make Restricted Payments that are deemed to occur upon exercise or vesting of stock options, warrants, or other Equity Interests if such Equity Interests represent (x) all or a portion of the exercise price of such options or warrants, or (y) are surrendered in connection with satisfying any federal, state, local, or foreign income tax obligation (including withholding in respect thereof) incurred in connection with such exercise or vesting or (iii) make Restricted Payments in respect of the Milan Parent, LLC 2019 Phantom Incentive Equity Plan adopted on July 23, 2019; provided that, in each case of the foregoing clauses (i) through (iii), the aggregate amount of Restricted Payments made pursuant to this clause (c) in any fiscal year shall not exceed $10,000,000 (with unused amounts in any fiscal year being carried over to the two succeeding fiscal years subject to a maximum of $30,000,000 in any fiscal year); provided further, that such amount permitted pursuant to the foregoing clause (i) in any fiscal year may be increased by an amount not to exceed:

(i)            to the extent contributed to the Borrower, the Net Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any ~~of the Borrower’s direct or indirect parent companies~~Parent Company, in each case to members of management, managers, directors, employees, distributors or consultants of Holdings, the Borrower, any of its Subsidiaries or any ~~of its direct or indirect parent companies~~Parent Company that occurs after the Closing Date, to the extent Net Proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)            the net proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries; plus

(iii)            payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement.

(d)            the Borrower may make Restricted Payments to any Parent Company:

(i)            to pay (~~v~~1) any Parent Company’s operating costs and expenses incurred in the ordinary course of business, (~~w~~2) amounts due and payable in accordance with the Sponsor Management Agreements (to the extent otherwise permitted under Section 7.08(d)), (~~x~~3) Public Company Costs, (4) other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, (~~y~~5) Transaction Expenses and (~~z~~6)any reasonable and customary independent director fees and any indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii)            to pay franchise Taxes and other fees, Taxes and expenses required to maintain any Parent Company’s corporate or legal existence or good standing under applicable law;

(iii)            for so long as for U.S. federal income Tax purposes each of Holdings and the Borrower is classified as a partnership or disregarded entity, the proceeds of which shall be distributed to each of the equity holders of Holdings (or such other Parent Company) to fund the assumed income Tax liabilities (including estimated Tax liabilities) of such equity holders (or of their direct or indirect owners) attributable to the income of Holdings ~~for such taxable year~~(as if it was classified as a partnership) and its Subsidiaries for any Tax year (or portion thereof) and, following the consummation of a Qualified IPO, the IPO Entity’s payment obligations under a Tax Receivable Agreement, in an amount equal to the sum of: (1) the product of (x) the amount of the taxable income of Holdings (as if it was classified as a partnership) and its Subsidiaries allocable to such equity holders for such Tax year (or portion thereof) with respect to their ownership interests in Holdings ~~and each of its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal income Tax purposes~~(or such other Parent Company) using the good faith estimate of the ~~sole member of Holdings~~Borrower of the amount of taxable income for such Tax year and not taking into account the effect of any basis adjustment under Section 743(b) of the Code (provided that any basis adjustment under Section 743(b) of the Code shall not be disregarded at any time after the occurrence, and during the continuation, of a Specified Event of Default) and, to the extent applicable and as determined in good faith by the sole member of Holdings, taking into account any deduction available at the level of the equity holders under Section 199A of the Code attributable to the business of the Borrower and its Subsidiaries, and (y) the highest combined marginal U.S. federal, state and local statutory Tax rate applicable to an individual or corporation that is a resident of Los Angeles, California (whichever is higher) for ~~the taxable year in question~~such Tax year; provided that all amounts distributed to such equity holders under this clause (1) shall be made to such equity holders on a pro rata basis in accordance with their respective ownership interests in Holdings (or such other Parent Company) and determined based on the distribution to the equity holder that would have the highest distribution on a per-ownership interests basis calculated in accordance with this clause (1); and (2) after taking into account the relevant amounts distributed to the IPO Entity pursuant to the foregoing clause (1), any additional amount necessary for the IPO Entity to satisfy its payment obligations under a Tax Receivable Agreement;

(iv)            [reserved];

(v)            to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any of the Restricted Subsidiaries or (ii) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or any of its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11 (as applicable);

(vi)            to pay customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(vii)            to pay costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any ~~direct or indirect parent thereof~~Parent Company) that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(e)            so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments that are made in an amount that does not exceed the sum of (i) the amount of Excluded Contributions previously received that the Borrower elects to apply under this clause (e)(i), and (ii) the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with any Excluded Contributions, in each case, to the extent Not Otherwise Applied;

(f)            the Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this paragraph; provided that (x) no Event of Default shall have occurred or be continuing and (y) except to the extent relying on clause (c) of the definition of “Available Amount”, the Total Net Leverage Ratio calculated on a Pro Forma Basis for the applicable Test Period is equal to or less than the Closing Date Total Net Leverage Ratio;

(g)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an unlimited amount so long as the Total Net Leverage Ratio calculated on a Pro Forma Basis for the applicable Test Period is less than or equal to the Closing Date Total Net Leverage Ratio minus 1.25:1.00;

(h)            after a Qualified IPO, (i) any Restricted Payment by the Borrower ~~or any other direct or indirect parent of the Borrower~~to the IPO Entity to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) the declaration and payment of any Restricted Payments not to exceed the greater of (i) 6% per annum of the net proceeds received by (or contributed to) the Borrower or any Restricted Subsidiary in or from such Qualified IPO and (ii) an amount equal to 6% of the Market Capitalization at the time of such Qualified IPO;

(i)            [reserved];

(j)            payments by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant, and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options;

(k)            the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l)            the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Default or Event of Default occurred and was continuing; and

(m)            to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate the Transactions and any transactions expressly permitted by any provision of Sections 7.02 (other than clauses (o) and (p) thereof), 7.04 or 7.08 (other than clauses (d) or (f) thereof); and

(n)            [reserved];

(o)            so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(p)            [reserved]; and

(q)            the Borrower may make a one-time Restricted Payment to Holdings (and Holdings make further Restricted Payments with the proceeds of such Restricted Payment) on or around the Closing Date in an amount not to exceed $243,500,000, plus, to the extent constituting a Restricted Payment, management bonuses in connection with the Transactions in an amount not to exceed $1,000,000 (collectively, the “Specified Distribution”).

The amount set forth in Section 7.06(o) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 (other than Investments in Unrestricted Subsidiaries) or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regard to Section  7.12(a).

Section 7.07       [Reserved].

Section 7.08       Transactions with Affiliates. Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, involving aggregate payments or consideration in excess of (x) with respect to any transaction, the greater of (i) 5% of Closing Date EBITDA and (ii) 5% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, other than:

(a)            on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(b)            transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08(b) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(c)            transactions between or among (i) the Borrower, Holdings and its Restricted Subsidiaries or (i) the Borrower, Holdings and its Restricted Subsidiaries, on the one hand, and any other Person that becomes a Restricted Subsidiary as a result of such transaction, on the other hand, to the extent otherwise permitted under Section 7.02;

(d)            (i) the payment of indemnities and expenses (including reimbursement of out-of-pocket expenses) to the Sponsor pursuant to the Sponsor Management Agreement and (ii) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the payment of (A) management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (B) any Sponsor Termination Fees pursuant to the Sponsor Management Agreement; provided that payments that would otherwise be permitted to be made under this clause (d) but for a Specified Event of Default may accrue during the continuance of such Event of Default and be paid when such Event of Default is no longer continuing;

(e)            the Transactions and the payment of Transaction Expenses in connection therewith;

(f)            Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(g)            employment, severance and other compensation arrangements and confidentiality restrictive covenant agreements between or among Holdings, the Borrower and its Restricted Subsidiaries and their (or any Parent Company’s) current or former officers, managers, employees and other individual service providers in the ordinary course of business and awards, transactions and grants pursuant to any stock option, profits interest, and other equity or equity-based plans, policies or arrangements, and any benefit plans, policies and arrangements in the ordinary course of business;

(h)            the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings, the Borrower and its Restricted Subsidiaries (or any ~~direct or indirect parent of the Borrower~~Parent Company) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(i)            customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors of the Borrower or Holdings in good faith or a majority of the disinterested members of the Board of Directors of the Borrower or Holdings in good faith;

(j)            the entering into of any (i)  Tax sharing agreement or arrangement or (ii) any Tax Receivable Agreement;

(k)            transactions (i) with Holdings in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) or (B) any agreement or other document governing or relating to any Permitted Investment (whether or not consummated) and (ii) with any Affiliate in such Affiliate’s capacity as a Lender party to any Loan Document or party to any agreement or other document governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder (and, to the extent applicable, subject to the provisions applicable to Affiliated Lenders herein);

(1)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or ~~any direct or indirect parent thereof~~Parent Company;

(m)            investments by the Sponsor in Disqualified Equity Interests or Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries so long as such investment is offered generally to other investors on the same or more favorable terms;

(n)            (i) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an Equity Interest or otherwise controlling such joint venture or similar entity and (ii) payments to or from, and transactions with, joint ventures in the ordinary course of business, in each case to the extent otherwise permitted under Section 7.02; and

(o)            transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 7.08 (without giving effect to the parenthetical phrase at the end thereof).

Section 7.09        Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b) any Loan Party to create, incur or assume Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i)            (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section  7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by subpart (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)            are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(iii)           represent Indebtedness or Liens of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 or 7.01, respectively;

(iv)           arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)            are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi)          are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) but solely to the extent any negative pledge relates to the property financed by such Indebtedness;

(vii)         are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii)        comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (m), (w), (x) or (y) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix)           are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x)            are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi)           are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)          arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(xiii)         apply by reasonable application of any applicable Laws, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(xiv)            customary agreements contained in the documents governing Indebtedness permitted to be incurred pursuant to Section 7.03 (provided that, in each case, the provisions of any such Indebtedness are not, taken as a whole, materially more restrictive (as determined by the Borrower in good faith) than similar restrictions contained in this Agreement); and

(xv)            are restrictions contained in any Permitted Refinancing of any of the foregoing.

Section 7.10      Financial Covenant. Commencing with the Test Period ending on September 30, 2021, the Borrower shall not permit the Total Net Leverage Ratio on the last day of each Test Period calculated on a Pro Forma Basis to exceed 6.00:1.00 if the aggregate outstanding principal amount of Revolving Loans, Swing Line Loans and Letters of Credit (but excluding undrawn amounts under any Letters of Credit in an amount up to $2,500,000 and Letters of Credit that have been Cash Collateralized) exceeds (or exceeded) 35% of the then outstanding Revolving Commitments in effect on such date. To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 7.10 shall be determined on the date that the Compliance Certificate for the applicable Test Period is required to be delivered pursuant to Section 6.02(a) and not prior to such date.

Section 7.11      [Reserved].

Section 7.12      Prepayments, Etc. of Indebtedness.

(a)            The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to make cash prepayments, redemptions or repurchases prior to the scheduled maturity thereof in respect of the principal of any Indebtedness of a Loan Party that is Junior Financing (collectively, “Restricted Debt Payments”; it being understood that, with respect to any Junior Financing, each of the following shall be permitted and shall not constitute Restricted Debt Payments: (x) AHYDO Catch-Up Payments, interest (including default interest) payments, payments of closing or consent fees, and payments of regularly scheduled principal, (y) mandatory prepayments and redemptions or repurchases, in each case to the extent made with Declined Amounts or with escrowed proceeds thereof, and payment of closing and consent fees, and (z) indemnity and expense reimbursement payments, in each case of clauses (x)  through (z) pursuant to the terms governing such Junior Financing and to the extent not in violation of any intercreditor or subordination terms applicable to such Junior Financing), except:

(i)            Restricted Debt Payments in respect of Junior Financings as a result of the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing of the applicable Junior Financing) to the extent not required to prepay any Loans pursuant to Section 2.05(b)(iii);

(ii)            the conversion of any Junior Financing to, or the contribution of any Junior Financing to capital on account of, any Equity Interests (other than Disqualified Equity Interests) of Holdings or any ~~of direct or indirect parent of Holdings~~Parent Company;

(iii)            Restricted Debt Payments in respect of Junior Financings of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing to the extent permitted by Section 7.03;

(iv)            Restricted Debt Payments in an amount that does not exceed the sum of (i) the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (vi)(i), and (ii) the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with any Excluded Contributions, in each case, to the extent Not Otherwise Applied;

(v)            Restricted Debt Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this paragraph; provided that (A) no Event of Default shall have occurred or be continuing and (B) except to the extent relying on clause (c) of the definition of “Available Amount”, the Total Net Leverage Ratio calculated on a Pro Forma Basis for the applicable Test Period is equal to or less than the Closing Date Total Net Leverage Ratio;

(vi)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Debt Payments in an unlimited amount so long as the Total Net Leverage Ratio calculated on a Pro Forma Basis for the applicable Test Period is less than or equal to the Closing Date Total Net Leverage Ratio minus 1.00:1.00; and

(vii)            so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the greater of (i) 25% of Closing Date EBITDA (and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

The amount set forth in Section 7.12(a)(vii) may, in lieu of prepayments, repayments, redemptions, purchases, defeasance or satisfaction of any Junior Financing, be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regard to Section 7.02 (other than Investments in Unrestricted Subsidiaries).

(c)            Without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change, in each case in any manner that is materially adverse to the interests of the Lenders, any Junior Financing Documentation (except to the extent such amendment, modification or change would qualify as a Permitted Refinancing of the Junior Financing); provided that, in each case of this clause (b), a certificate of the Borrower delivered to the Administrative Agent at least four (4) Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

Section 7.13        Permitted Activities of Holdings. Holdings shall not (i) own any Equity Interests other than those of the Borrower or (ii) engage in any material operating or business activities other than the following activities and any activities incidental thereto:

(a)            the ownership of the Equity Interests of Borrower;

(b)            the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and any activities required to comply with applicable Laws;

(c)            the entry into (including the giving of any guaranty with respect to), and performance of its obligations with respect to, the Loan Documents, any Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness, any Permitted Ratio Debt, any Incurred Acquisition Debt or any Permitted Refinancing of any of the foregoing;

(d)            participating in tax, accounting and other administrative matters, including those relating to its Subsidiaries, as owner of the Borrower or (if applicable) as a member of the consolidated group of Holdings and the Borrower;

(e)            establishing and maintaining bank accounts, and holding any (i) cash and Cash Equivalents and (ii) the proceeds received in connection with Restricted Payments in accordance with Section 7.06 pending application thereof;

(f)            entering into employment agreements and other arrangements with officers and directors, and providing indemnification to officers, managers and directors;

(g)            financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower and its Subsidiaries;

(h)            any issuances of Qualified Equity Interests not resulting in a Change of Control;

(i)            (i) any public offering of its common stock or any other issuance or sale of its Equity Interests, (ii) any activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company, and (iii) any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity securities or with Debt Securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders;

(j)            concurrently with any issuance pursuant to clause (h) or (i) above, the redemption, purchase or retirement of any Equity Interests of Holdings using the proceeds of, or conversion or exchange of any Equity Interests of Holdings for, such Qualified Equity Interest;

(k)            the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement;

(1)            to the extent Holdings is the Person in whose name the consolidated financial statements with respect to the Borrower and its Subsidiaries are prepared, providing a guaranty (or similar assurance such as a performance guaranty) in the ordinary course of business to customers, suppliers, vendors, lessors and licensors to the Borrower and its Restricted Subsidiaries;

(m)            Investments of the type described in Section 7.02(a), (c), (d) and (o) (solely to the extent that the underlying Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments of Junior Financing, as applicable are otherwise permitted under this Section 7.13); and

Section 7.14     PC Agreements. Without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change, in each case in any manner that is materially adverse to the interests of the Lenders, any PC Agreement (except to the extent such amendment, modification or change that the Borrower or such Restricted Subsidiary may deem in good faith to be necessary or desirable to comply with applicable Law or to satisfy requirements imposed under the Loan Documents); provided that, in each case of this clause (b), a certificate of the Borrower delivered to the Administrative Agent at least four (4) Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

ARTICLE VIII.

Events of Default and Remedies

Section 8.01    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest, fee or other amount payable hereunder or under any other Loan Document; or

(c)            Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section  7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section  6.03(a), 6.05(a) (solely with respect to the Borrower’s legal existence), or Article VII; provided that a Default as a result of a breach of Section 7.10 (any such failure to perform or observe the covenant contained in Section 7.10, a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.04; provided further that a Financial Covenant Event of Default shall not constitute a Default or an Event of Default with respect to the Initial Term Loans or any other Facility (other than the Revolving Facility incurred on the Closing Date (including any increases thereto)) unless (A) with respect to any such other Facility, such Financial Covenant is, by its terms, applicable to any such other Facility, in which case, it shall constitute a Default or an Event of Default to the extent set forth by such terms, or (B) with respect to the Initial Term Loans, the Revolving Lenders have terminated all Revolving Commitments and declared all Revolving Loans to be immediately due and payable in accordance with Section 8.02(b), and such termination and declaration has not been rescinded on or before such date (a “Financial Covenant Cross Default”);

(d)            Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) of this Section 8.01) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after date on which written notice thereof is delivered by the Administrative Agent to the Borrower; or

(e)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; and in the case of any representation and warranty capable of being cured made or deemed made after the Closing Date, such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(f)            Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contract termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to (i) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries and (ii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further, that (x) any such failure under this clause (e) or is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02, and (y) this clause (e) shall not apply to any “default” or “event of default” (however defined) related to the failure to observe or perform any financial covenant under any revolving facility (or any refinancing or replacement thereof) unless and until the date upon which the lenders thereunder have declared all loans and other related obligations thereunder to be immediately due and payable and have actually terminated all commitments thereunder; or

(g)            Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(i)            Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final and non-appealable judgment by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by an indemnification obligation or independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(j)            Invalidity of Loan Documents. The material provisions of the Loan Documents, taken as a whole, at any time after their execution and delivery and for any reason cease to be in full force and effect other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations that are accrued and payable; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations that are accrued and payable and termination of the Aggregate Commitments or pursuant to a transaction permitted under Section 7.04 or 7.05), or purports in writing to revoke or rescind any Loan Document; provided, that, any invalidity of any Acceptable Intercreditor Agreement or other intercreditor or subordination provisions with respect to any Junior Financing shall not constitute a Default or an Event of Default unless the aggregate outstanding principal amount of such Junior Financing exceeds the Threshold Amount; or

(k)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and any Acceptable Intercreditor Agreements, on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Security Agreement or Section 6.11 or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession or control of Collateral, or resulting from the making of a filing, or the failure to make a filing, under the Uniform Commercial Code or other applicable Law and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents;

(l)            Change of Control. There occurs any Change of Control; or

(m)            ERISA. There occurs an ERISA Event that results in a Material Adverse Effect.

Section 8.02     Remedies Upon Event of Default.

(a)            Except as otherwise provided in clauses (b) and (c) below, if any Event of Default occurs and is continuing, the Administrative Agent may and, at the written direction of the Required Lenders, shall take any or all of the following actions, subject to the terms of any Acceptable Intercreditor Agreement:

(i)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States or any other Event of Default under clause (f) or (g) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

(c)            Subject to clause (c) below, if a Financial Covenant Event of Default has occurred and is continuing, the Required Revolving Lenders may either (i) terminate the Revolving Commitments and/or (ii) take the actions specified in clause (a) above in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and Swing Line Loans. The Required Lenders may take any of the actions specified in clause (a) in respect of a Financial Covenant Event of Default that has occurred and is continuing only upon the occurrence and during the continuance of a Financial Covenant Cross Default.

(d)            Notwithstanding anything to the contrary in any Loan Document, if the Borrower fails to comply with Section 7.10, such failure shall not result in an Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 8.04, and the Revolving Lenders and the Administrative Agent may not take any of the actions set forth in clauses (a) and (b) above until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 8.04.

Section 8.03        Application of Funds. After the exercise of remedies provided for in Section  8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, Issuing Banks and the Swing Line Lender (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, pro rata to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans, (ii) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) and (iii) any obligations of any Loan Party under Secured Hedge Agreements or Treasury Services Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 8.04      Borrower’s Right to Cure.

(a)            Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that a Financial Covenant Event of Default has occurred or may occur with respect to any Test Period, the Sponsor and/or any other Person designated by the Sponsor may make a Designated Equity Contribution, and the amount of the Net Proceeds thereof shall be deemed, at the request of the Borrower, to increase Consolidated Adjusted EBITDA with respect to such applicable quarter and with respect to any future period that includes such fiscal quarter; provided that such Net Proceeds (i) are actually received by the Borrower as cash equity (including through capital contribution of such Net Proceeds to the Borrower) during the period commencing after the last day of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such last fiscal quarter hereunder (the “Cure Expiration Date”) and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this clause (a)) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated Adjusted EBITDA for the purpose of Section 7.10.

(c)            If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.10, the Borrower shall be deemed to have satisfied the requirements of Section 7.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Financial Covenant Event of Default shall be deemed cured for all purposes of this Agreement. No Agent or other Secured Party may take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any rights or remedies under Section 8.02, any other provision of this Agreement or under any other Loan Document after the occurrence of any Financial Covenant Event of Default until the date that is the earlier of (1) the date on which the Cure Expiration Date has occurred without the Cure Amount having been received and designated and (2) the date that the Administrative Agent receives notice from the Borrower that there will not be a Cure Amount made for such fiscal quarter; provided that, during the period from occurrence of the Financial Covenant Event of Default to such date, no Revolving Lender shall be required to make any Revolving Loan or Swing Line Loan hereunder and no Issuing Bank shall be required to issue any Letter of Credit hereunder. There shall be no requirement to use the proceeds of any Cure Amount to prepay any of the Facilities.

(d)            (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, and there shall be no requirement to prepay any Indebtedness with the proceeds of Designated Equity Contributions (iii) the amount of any Net Proceeds of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.10 for any applicable period and (iv) there shall be no reduction in Indebtedness from the proceeds of such Designated Equity Contribution (either directly or through cash netting) with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.10 for the fiscal quarter with respect to which such Designated Equity Contribution was made (other than, in any future four quarter period in which the Designated Equity Contribution is not being counted towards Consolidated Adjusted EBITDA, with respect to any portion of such Designated Equity Contribution that is actually applied to repay any Indebtedness).

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01        Appointment and Authorization of Agents.

(a)            Each Lender and each Issuing Bank hereby irrevocably appoints ORCC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.

(b)            Each of the Secured Parties hereby irrevocably appoints (i) ORCC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto and (ii) to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits, protections and indemnities of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral if such property is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

(c)            Without limiting the generality of the foregoing, each of the Lenders and the other Secured Parties hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Acceptable Intercreditor Agreements or other intercreditor agreements or arrangements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and each other Secured Party. Each Secured Party hereby acknowledges and agrees that it will be bound by and will take no actions contrary to the provisions of any such intercreditor agreements or arrangements to the extent then in effect, and authorizes and instructs the Agents to enter into such intercreditor agreements or arrangements as an Agent and on behalf of such Secured Party.

(d)            Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts or omissions of such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

(e)            Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 9.02        Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agent or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents or attorneys-in-fact, and shall apply to their respective activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03        Liability of Agents. No Agent shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence (including any Erroneous Payment by such Agent with funds remitted to it by any Loan Party) or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Secured Party for any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor, the list of Disqualified Lenders or the identities of, or enforce, compliance with, the list of Persons who are Disqualified Lenders, or any of the provisions hereof or any other Loan Document relating to Disqualified Lenders.

Section 9.04        Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate, and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request, direction or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Lenders and each other Secured Party agree not to instruct the Agents to take any action, or refrain from taking any action, that would, in each case, cause it to violate an express duty or obligation under this Agreement.

Section 9.05        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed in writing by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06        Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07        Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation and removal of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08        Agents in Their Individual Capacities. ORCC and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though ORCC were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, ORCC or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans and Commitments, ORCC and its Affiliates shall have the same obligations, rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent and the terms “Lender” and “Lenders” include ORCC or such Affiliate, as applicable, in its capacity as a “Lender”. Any successor to ORCC as the Administrative Agent or the Collateral Agent shall also have the rights attributed to ORCC under this paragraph.

Section 9.09        Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower and if any Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If any Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than after the occurrence and during the existence of an Event of Default under clause (f) or (g) of Section 8.01, shall appoint a successor Agent. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent, in the case of a resignation and in consultation with the Borrower, and the Borrower, in the case of a removal and in consultation with the Required Lenders, may appoint a successor Agent. Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor shall succeed to all the rights, powers and duties of the retiring Agent (other than any rights to reimbursement or indemnification that have accrued to the retiring Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement) and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as the case may be, shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, as applicable, the retiring Agent’s resignation shall nevertheless thereupon become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by, to or through the Required Lenders until such time, if any, as the Required Lenders or the Borrower, as applicable, appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders or the Borrower may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, other than any rights to reimbursement or indemnification that have accrued to the retiring Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable.

Section 9.10        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding relative to any Loan Party under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or in respect of any Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(x)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 10.04 and 10.05) allowed in such judicial proceeding; and

(y)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the written direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving pro forma effect to the limitations on actions by the Required Lenders contained in Section 10.01 (other than clause (a)(vi) thereof)), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.11       Collateral and Guaranty Matters.

(a)            Each Agent, each Lender (and for purposes of this Section 9.11 only, “Lenders” shall be deemed to include each Issuing Bank and each Approved Counterparty) and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents and agrees that, notwithstanding anything to the contrary in any Loan Document:

(i)            any Lien on any property granted to or held by any Agent or in favor of any Secured Party under any Loan Document or otherwise shall be automatically released and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each agrees that it will enter into, the necessary or advisable documents requested by the Borrower and associated therewith, upon the occurrence of any of the following events:

(A)            the termination of the Commitments and payment in full in cash of all the Obligations (other than obligations under Treasury Services Agreements or Secured Hedge Agreements and indemnification and other contingent obligations as to which no claim has been asserted),

(B)            a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted (or not prohibited) by the terms of the Loan Documents to any Person that is not a Loan Party;

(C)            with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty in connection with an event described in clause (ii) below;

(D)            the approval, authorization or ratification of the release of such Lien by the Required Lenders or by such percentage of the Lenders as may be required pursuant to Section 10.01;

(E)            such property becoming an Excluded Asset or an asset owned by an Excluded Subsidiary;

(F)            as to the assets owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary, upon such Subsidiary Guarantor becoming an Excluded Subsidiary and released from its Guaranty in accordance with subclause (ii) below;

(G)            any such property becoming subject to a securitization financing to the extent required by the terms of such securitization financing; or

(H)            upon the request of the Borrower it will release or subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (e) or (i) of Section 7.01 and shall enter into subordination or nondisturbance agreements with respect to Liens permitted by clauses (s) and (u) of Section 7.01;

(ii)            subject to Section 11.09, a Subsidiary Guarantor will be automatically released from its obligations under the Guaranty upon (i) such Subsidiary Guarantor ceasing to be a Restricted Subsidiary or (ii) becoming an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (provided that no such release shall occur if such Guarantor continues to be a guarantor or obligor in respect of any Permitted Ratio Debt, Incremental Equivalent Debt, Credit Agreement Refinancing Debt or Acquisition Incurrence Debt, or any Permitted Refinancing in respect thereof; provided further that, if such Subsidiary Guarantor becomes an Excluded Subsidiary solely on the basis of clause (a) of the definition thereof, then such release shall be conditioned on (I) (x) the issuance or other Disposition of Equity Interests of such Subsidiary in either case to a Person that is not a Loan Party or an Affiliate of a Loan Party, (y) such issuance or Disposition was not entered into in contemplation of such Subsidiary’s ceasing to constitute a Loan Party or in contemplation of the release provisions herein and (z) such issuance or Disposition was pursuant to a bona fide joint venture otherwise permitted hereunder, and (II) no Event of Default has occurred and is continuing or would result therefrom), and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary;

(iii)            any Agent may, without any further consent of any Lender, enter into an Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement with the providers of or any Debt Representative with respect to Indebtedness that is secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement, including in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents));

(iv)            the Agents will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will have any right to realize upon any of the Collateral, enforce any Guarantee or exercise any other rights and remedies under the Loan Documents (other than the Required Lenders exercising such rights and remedies through an Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.09, enforcing compliance with the provisions set forth in Section 10.01(b) or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

(v)            any Agent may grant extensions of time for the creation, perfection or priority of any security interests in or the obtaining of title insurance, surveys and other documents with respect to particular assets (including extensions beyond the Closing Date for the creation, perfection or priority of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or priority cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

(b)            Each Agent, each Lender and each other Secured Party agrees that (i) it will promptly take (and directs each Agent to take) such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s sole cost and expense, in connection with the events described in the preceding clauses (a)(i) and (a)(ii), (ii) such actions are not discretionary and (iii) such actions may include, as applicable, (A) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested by a Loan Party in connection with the release, as of record, of the applicable Liens (and all notices of security interests and Liens previously filed) or the release of any applicable Guarantee and (B) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by (or on behalf of) the Loan Parties to a Secured Party (or its designee).

(c)            In connection with the events described in the preceding clauses (a)(i) and (a)(ii), each Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower (which may be delivered prior to the consummation of any applicable event or transaction) confirming that (a) such event (or the conditions to any such event) has occurred or will, upon consummation of one or more transactions, occur and (b) that such event or transaction is permitted (or not prohibited) by the Loan Documents. Each Secured Party irrevocably authorizes and irrevocably directs the Agents to rely on such certificate and the Agents will not have any liability whatsoever to any Secured Party as a result of such reliance.

(d)            Each of the Lenders and the other Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 9.11.

Section 9.12        Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 3.01 and 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations.

Section 9.13        Appointment of Supplemental Agents.

(a)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14        ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arranger and their respective Affiliates, that at least one of the following is and will be true:

(a)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), and the conditions for exemptive relief thereunder will be satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to, and the conditions for exemptive relief under PTE 84-14 will be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender to the effect that such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

In addition, unless clause (a) above is true with respect to a Lender or a Lender has provided another representation, warranty and covenant as provided in clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or other Restricted Subsidiary, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.15        Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank or Secured Party or other recipient on behalf of any of the foregoing, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to but excluding the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative pursuant to this Section 9.15(b).

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent (i) such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party, (ii) such Erroneous Payment is not returned to or otherwise recovered by the Administrative Agent and (iii) the Borrower agrees in writing that such Erroneous Payment discharges the Obligations to which it was applied. For the avoidance of doubt, and notwithstanding anything to the contrary herein or in any other Loan Document, if an Erroneous Payment has been made with funds remitted by any Loan Party to any Agent that are intended for a timely payment required under the Loan Documents (the “Intended Required Payment”), then, regardless of whether such Erroneous Payment (or portion thereof) is recovered by the applicable Agent from any Payment Recipient thereof, it shall be deemed that no Default, Event of Default or Specified Event of Default shall have occurred or be continuing as a result of any delay in making the Intended Required Payment arising due to the misapplication by the Administrative Agent of funds remitted by any Loan Party to an Erroneous Payment. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.
Miscellaneous

Section 10.01        Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clauses (a) through (h)  below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders and (y) with respect to any Fee Letter, which may be amended with only the consent of the respective parties thereto) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given (with a copy of all amendments provided to the Administrative Agent); provided that:

(a)            no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or amendment of the terms of) any condition precedent or of any Default, Event of Default, the Default Rate, any mandatory prepayment or any mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 (subject to clauses (e) and (f) of this Section 10.01) without the written consent of each Lender holding the applicable Obligation directly and adversely affected thereby (it being understood that the waiver of (or amendment of the terms of) any condition precedent or of any Default, Event of Default, mandatory prepayment, mandatory reduction of the Commitments or any change to the definition of any financial ratio used to determine any pricing grid or in the component definitions of such financial ratio shall not constitute such a postponement, reduction or forgiveness);

(iii)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clauses (e) and (f) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, or to whom such fee or other amount is owed (it being understood that (A) any change to the definition of any financial ratio used to determine any pricing grid or in the component definitions of such financial ratio shall not constitute such a reduction, forgiveness or postponement, (B) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”, (C) only the consent of the Required Facility Lenders or, solely with respect to the Revolving Facility, the Required Revolving Lenders, shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate and (D) the waiver of (or amendment of the terms of) any condition precedent or of any Default, Event of Default, mandatory prepayment, mandatory reduction of the Commitments or any change to the definition of any financial ratio used to determine any pricing grid or in the component definitions of such financial ratio shall not constitute such a reduction, forgiveness or postponement);

(iv)            waive, amend or modify the provisions of Section 2.04(d), the last sentence of Section 2.05(a)(i), Section 2.05(b)(v)(B), the penultimate sentence of Section 2.12(a), Section 2.13 or the definition of “Pro Rata Share” in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.14, 2.15, 2.16 or as otherwise provided in this Agreement) or Section 4.02 of the Security Agreement, without the written consent of each Lender directly and adversely affected thereby;

(v)            change any provision of Section 8.03 or this Section 10.01 or the definition of “Required Revolving Lenders,” “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

(b)            the consent of each Lender shall be required to:

(i)            other than in connection with a transaction permitted under Section 7.04 or 7.05 or otherwise expressly provided herein or in any other Loan Document, release all or substantially all of the Collateral in any transaction or series of related transactions; or

(ii)            other than in connection with a transaction permitted under Section 7.04 or 7.05 or otherwise expressly provided herein or in any other Loan Document, release all or substantially all of the aggregate value of the Guaranty;

(c)            no amendment, waiver or consent shall, unless in writing and signed by:

(i)            the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, modify the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and

(ii)            the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Swing Line Lender under this Agreement or any other Loan Document;

(iii)            the Issuing Bank in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Issuing Bank under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it;

(d)            (i) unless and until a Financial Covenant Cross Default has occurred and remains continuing, only the consent of the Required Revolving Lenders shall be necessary to (A) waive or consent to any Financial Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to, Sections 7.10, 8.04 and 8.02(b) (including the related definitions as used in such Sections, but solely to the extent used in such Sections and not as used in other definitions or Sections of this Agreement), and no such amendment, modification, waiver or consent shall be permitted without the consent of the Required Revolving Lenders (unless and until a Financial Covenant Cross Default has occurred) and/or (B) amend this subclause (i); (ii) upon the occurrence and during the continuance of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to (A) waive any Default or Event of Default resulting from a Financial Covenant Event of Default and/or (B) amend this subclause (ii); and (iii) notwithstanding subclause (ii), only the consent of the Required Revolving Lenders shall be necessary to (A) amend or modify the terms and provisions of Section 7.10 and/or Section 8.04 (including the related definitions as used in such Sections, but solely to the extent used in such Sections and not as used in other definitions or Sections of this Agreement), in each case, whether or not a Financial Covenant Cross Default has occurred, and/or (B) amend this subclause (iii);

(e)            the consent of the Required Revolving Lenders only (and not the Required Lenders or any other Lenders) shall be required to (i) waive any condition set forth in Section 4.02 as to any Borrowing under the Revolving Facilities; or (ii) amend, waive or otherwise modify any term or provision which directly and adversely affects Lenders under the Revolving Facility and does not directly and adversely affect Lenders under any other Facility (including any provision of the Applicable Rate as applied to the Revolving Facility);

(f)            the consent of only the Required Class Lenders (and not the Required Lenders or any other Lenders) shall be required to amend, waive or otherwise modify any term or provision which directly and adversely affects the Lenders under such Class and does not directly and adversely affect Lenders under any other Class (including any provision of the Applicable Rate as applied to such Class);

(g)            [reserved];

(h)            Section 10.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(i)            this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the “Required Lenders”;

(j)            this Agreement may be amended with the written consent of the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing, replacement or exchange of all outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that:

(i)            the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans (plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to any such Refinanced Loans and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Replacement Loans);

(ii)            the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence); and

(iii)            except as otherwise set forth herein, all terms of any Replacement Loans shall be on terms (including subordination terms, if applicable) and pursuant to documentation to be determined by the Borrower and the providers of the Replacement Loans; provided that the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent and the Borrower.

Notwithstanding anything to the contrary herein or in any other Loan Document,

(1)            no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lender(s) other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification affecting such Defaulting Lender of the type described in clause (a)(iii) of this Section  10.01 shall require the consent of such Defaulting Lender, and (z) any waiver, amendment or modification that by its terms adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

(2)            no Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness thereto (it being understood that any such amendment or supplement may make such other changes as, in the good faith determination of the Administrative Agent and the Borrower, are required to effectuate the foregoing).

(3)            this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower, if such amendment is delivered in order (x) to correct or cure ambiguities, errors, omissions and defects, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document.

The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, Refinancing Amendment in accordance with Section 2.15 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other Person.

Section 10.02        Notices and Other Communications; Facsimile Copies.

(a)      General.      Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission and electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid and properly addressed; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(c)            Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(d)            Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of such Agent-Related Person’s or such Lender’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(e)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

Section 10.03     No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04    Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agent and the Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one counsel to the Agents and the Arranger and one local counsel to the Agents and the Arranger as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and (b) from and after the Closing Date, to pay or reimburse the Agents and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Agents and the Lenders and one local counsel to the Agents and the Lenders as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole)). The foregoing costs and expenses shall include all reasonable and documented out-of-pocket search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the resignation and removal of either Agent, the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due and payable under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two (2) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments,suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence (other than gross negligence) of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not be available to the extent resulting from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent, Arranger or similar role). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Loan Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party, any of their respective directors, stockholders or creditors or an Indemnitee or any other Person and whether or not any Indemnitee is otherwise a party thereto. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation and removal of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07        Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h), or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, (w) no Lender may assign or transfer by participation any of its rights or obligations hereunder to (A) any Person that is a Defaulting Lender, (B) any Person that is a Disqualified Lender, (C) a natural Person, or (D) Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section  10.07(k)), (x) no Lender may assign any of its rights or obligations under the Term Loans hereunder without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) unless such assignment or transfer is to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, subject to subpart (z) below, (y) no Lender may assign any of its rights or obligations under the Revolving Commitments or Revolving Exposure hereunder without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) unless such assignment is to a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund of such Revolving Lender and (z) a Lender may assign or transfer by participation any of its rights or obligations hereunder without the prior written permission of the Borrower if an Event of Default under Section 8.01(a) or, with respect to a Loan Party, clause (f) or (g) of Section 8.01 has occurred and is continuing; provided that, in respect of the foregoing subparts (x) and (y), the Borrower shall be deemed to have consented to any assignment of Term Loans, unless the Borrower shall have objected thereto in writing within ten (10) Business Days after having received a written request from the Administrative Agent for such consent. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section  10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent (in its capacity as such) shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender. The schedule of Disqualified Lenders shall be made available by the Administrative Agent to any Lender that requests a copy thereof. To the extent that any assignment is purported to be made to a Disqualified Lender, such transaction shall be subject to the applicable provisions of Section 10.10.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower; provided that no consent of the Borrower shall be required for any assignments permitted under subparts (x), (y) or (z) of the first proviso to Section 10.07(a);

(B)            the Administrative Agent (such consent not to be unreasonably withheld conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender or (ii) of all or any portion of a Revolving Commitment or Revolving Exposure to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender; and

(C)            each Issuing Bank and Swing Line Lender, solely with respect to assignments of Revolving Commitment or Revolving Exposure (such consent not to be unreasonably withheld conditioned or delayed).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $2,500,000 (in the case of Revolving Commitments or Revolving Exposure), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section  10.01(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall manually execute and deliver to the Administrative Agent an Assignment and Assumption (or if previously agreed with the Administrative Agent, via an electronic settlement system acceptable to the Administrative Agent), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C)            other than in the case of assignments pursuant to Section 10.07(k), the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations, an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms (including any United States Tax Compliance Certificate, as applicable) required pursuant to Section 3.01(d).

(iii)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make (or cause to be made) such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to clauses (d) and (e) of Section 10.07, from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(k), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption, and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(k) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts due under Section 2.04 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior written notice. This Section 10.07(d)  and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(e)            Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms (including any United States Tax Compliance Certificate, as applicable) required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).

(f)            Any Lender may at any time sell participations to any Person, subject to subpart (w) of the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to vote or approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section  10.01(a) or Section 10.01(b) that requires the affirmative vote of such Lender. Subject to Section  10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including requirements under Section 3.01(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(h)            Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 and 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 and the Administrative Agent’s acknowledgment, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)            Notwithstanding anything to the contrary contained herein, any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(k)            Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom and no proceeds of Revolving Loans are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any of its Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) notwithstanding any other provision in this Agreement, open market purchase on a pro rata basis; provided that (i) any Term Loans acquired by Holdings, the Borrower or any of its Subsidiaries shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon the acquisition thereof, (ii) upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and (iii) each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so retired and cancelled.

(l)            Any Lender may, so long as no proceeds of Revolving Loans are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans and Term Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender or a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a pro rata basis, in each case subject to the following limitations:

(i)            in the case of any such assignment to a Non-Debt Fund Affiliate, the Administrative Agent shall have been provided an assignment agreement substantially in the form of Exhibit J-1 hereto (an “Affiliated Lender Assignment and Assumption”) and a notice in the form of Exhibit J-2 to this Agreement;

(ii)            the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to such an Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iii)            no Affiliated Lender or Debt Fund Affiliate will be required to represent or warrant that they are not in possession of non-public information with respect to Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.07(l);

(iv)            each Person (other than any Affiliated Lender) that (A) sells any Term Loans to an Affiliated Lender or (B) buys any Term Loan from any Affiliated Lender, in each case shall deliver to the Administrative Agent and the Borrower a Big Boy Letter; and

(v)            any Term Loans acquired by any Non-Debt Fund Affiliate may be contributed, with the Borrower’s consent, to Holdings, the Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, of the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J-2. For the avoidance of doubt, Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments.

(m)            Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) subject to Section  10.07(n), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code of the United States, (iii) otherwise acted on any matter related to any Loan Document, or (iv) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, that does not require the consent of a specific Lender, each Lender or each affected Lender, or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders holding similar obligations,

(A)            Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matters and

(B)            Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (A) above.

Notwithstanding anything to the contrary contained herein, each Affiliated Lender, solely in its capacity as an Affiliated Lender, hereby agrees that such Affiliated Lender shall have no right (i) to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent (other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II), or (ii) to challenge the Administrative Agent and the Lenders’ attorney client privilege.

(n)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

Section 10.08    Confidentiality. Each of the Agents, the Arranger and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) as part of customary disclosures to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) on a confidential basis to any other party to this Agreement; (f) to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement or any provider of credit risk protection; provided that any such disclosure shall be made subject to the acknowledgement and acceptance by such recipient that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including as agreed in any Borrower Materials); (g) with the prior written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party, the Sponsor or their respective Affiliates (so long as such source is not known to the Administrative Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any such Person); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); (j) in connection with the enforcement of its rights hereunder or thereunder or (k) to the extent such Information is independently developed by the Administrative Agent, such Lender or any of their respective Affiliates without the use of any Information; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of the Sponsor, the Loan Parties or any Subsidiary thereof relating to any such or its or their respective businesses, other than any such information that is publicly available to the Agents or the Lenders prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender (other than any Defaulting Lender) and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 10.10        Disqualified Lenders.

(a)            Replacement of Disqualified Lenders.

(i)            To the extent that any assignment or participation is made or purported to be made to any Disqualified Lender, notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders, or if any Lender or Participant becomes a Disqualified Lender in each case, without limiting any other provision of the Loan Documents,

(A)            upon the request of the Borrower, such Disqualified Lender shall be required immediately (and in any event within five (5) Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender), Eligible Assignee or the Borrower, and

(B)            the Borrower shall have the right to prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part.

(ii)            Any such assignment or prepayment shall be made in exchange for an amount equal to the lesser of (A) the face principal amount of the Loans so assigned, (B) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans and (C) the then quoted trading price for such Loans or participations, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii)            The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 10.10. In addition, in connection with any such assignment, (A) if such Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this section, then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (C) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b)            Amendments, Consents and Waivers under the Loan Documents. No Disqualified Lender shall have the right to approve or disapprove any amendment, waiver or consent to or under this Agreement (including pursuant to Section 10.01) or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders or Required Facility Lenders) have provided any amendment, waiver or consent to or under this Agreement (including pursuant to Section 10.01) or under any other Loan Document, Disqualified Lenders shall not be considered; provided that the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender.

(c)            Limitation on Rights and Privileges of Disqualified Lenders. Except as otherwise provided in Section 10.10(b), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming Lender or Participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 10.10(b), and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d)            Survival. The provisions of this Section 10.10 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant hereunder or this Agreement may have been terminated.

Section 10.11    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.13    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.14    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.15    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.16    GOVERNING LAW.

(a)            THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN Section 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17    WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18    Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender on the Closing Date that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agents.

Section 10.20    No Advisory or Fiduciary Responsibility.

(a)            In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(c)            Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, the Sponsor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender and without any duty to account therefor to any other Lender, Holdings, the Borrower, the Sponsor or any Affiliate of the foregoing. Each Lender and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, the Sponsor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Holdings, the Borrower, the Sponsor or any Affiliate of the foregoing. Some or all of the Lenders may have directly or indirectly acquired certain Equity Interests (including warrants) in Holdings, the Borrower, the Sponsor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, the Sponsor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender or Affiliate thereof directly or indirectly holding Equity Interests in or subordinated debt issued by Holdings, the Borrower, the Sponsor or an Affiliate thereof.

Section 10.21    Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document or other document to be signed in connection herewith or therewith (including any amendments, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.22    Effect of Certain Inaccuracies. In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within fifteen (15) days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.22 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

Section 10.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.24    Acknowledgement Regarding any Supported QFCs.

(a)            To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)            As used in this Section, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)            “Covered Entity” means any of the following:

(A)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.25    Judgment Currency.

(a)            The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the respective Lender or the applicable Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or such Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar equivalent determined as of the Calculation Date immediately preceding the day on which the judgment is given.

(b)            If there is a change in the rate of exchange prevailing between the Calculation Date described in clause (a) above and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Calculation Date.

(c)            For purposes of determining the Dollar equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of Dollars. For purposes of this Section, “Calculation Date” means (a) the last Business Day of each fiscal quarter, (b) the date of issuance, amendment, renewal or extension of any Letter of Credit with a face value denominated in any currency other than Dollars, and (c) any other date selected by the Administrative Agent in its sole discretion at any time that an Event of Default has occurred and is continuing.

ARTICLE XI.
Guaranty

Section 11.01    The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02    Obligations Unconditional. The obligations of the Guarantors under Section  11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section  11.09 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)            the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03     Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(c) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06     Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.07    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.08    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.09    Release of Guarantors; Termination.

(a)            If, in compliance with the terms and provisions of the Loan Documents, a Subsidiary Guarantor (i) ceases to be a Restricted Subsidiary or (ii) becomes an Excluded Subsidiary (a Guarantor described in clause (i) or (ii), a “Released Guarantor”), such Released Guarantor shall be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of the Equity Interests of such Released Guarantor to the Collateral Agent pursuant to the Collateral Documents shall be automatically released; provided that if any Subsidiary Guarantor becomes an Excluded Subsidiary pursuant to clause (a) of the definition thereof, then such release shall only be permitted if (A) such transaction pursuant to which such Subsidiary Guarantor is or becomes an Excluded Subsidiary is (w) permitted by the Loan Documents treating such release as (1) an Investment in such Excluded Subsidiary at the date of such release in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s retained Investment in such Excluded Subsidiary and (2) the incurrence or making, as applicable, by such Excluded Subsidiary at the time of release, of any then-existing Investment, Indebtedness or Lien of such Excluded Subsidiary, (x) conducted on an arm’s length basis, (y) for fair market value and (z) for a bona fide legitimate business purpose of the Borrower and its Subsidiaries, and not for the primary purpose of evading the requirements of Sections 6.11 and 6.12 hereof (in each case of subparts (w) through (z), as determined by the Borrower in good faith) and (B) such Subsidiary Guarantor is not also to remain a guarantor in respect of any Incremental Equivalent Debt, Permitted Ratio Debt or Incurred Acquisition Ratio Debt, or any Permitted Refinancing of any of the foregoing, at such time. If, in compliance with the terms and provisions of the Loan Documents, any Excluded Subsidiary or any Non-U.S. Subsidiary ceases to be directly owned by a Loan Party, then the Equity Interests of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. So long as the Borrower shall have provided the Agents such certifications or documents as such Agent may reasonably request, the Agents shall, at the Borrower’s expense, take such actions as are necessary to effect, evidence or confirm each release described in this Section 11.09 in accordance with the relevant provisions of this Agreement and the Collateral Documents.

(b)            Subject to the preceding clause (a), when all Commitments hereunder have terminated, all Loans and other Obligations (other than obligations in respect of Treasury Services Agreements or Secured Hedge Agreements and indemnification and other contingent obligations as to which no claim has been asserted) have been paid in full and no Letters of Credit (other than those that have been Cash Collateralized in an amount equal to 103% of the Fronting Exposure thereof or otherwise backstopped in a manner reasonably satisfactory to the applicable Issuing Bank and the Borrower) are issued and outstanding, this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement. The Agents shall, at each Guarantor’s expense, take such actions as the Borrower may reasonably request to release, or to evidence or confirm the release of, any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11    Cross-Guaranty; Keepwell. To the extent permitted under applicable Law (including the Commodity Exchange Act), each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under its Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article XI for the maximum amount of such liability that can be hereby incurred without rendering its obligations and undertakings under this Article XI, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Subject to Sections 11.03 and 11.09, the obligations of each Qualified ECP Guarantor under this Article XI shall remain in full force and effect until all Commitments hereunder have terminated, all Loans and other Obligations (other than obligations in respect of Treasury Services Agreements or Secured Hedge Agreements and indemnification and other contingent obligations as to which no claim has been asserted) have been paid in full and no Letters of Credit (other than those that have been Cash Collateralized in an amount equal to 103% of the Fronting Exposure thereof or otherwise backstopped in a manner reasonably satisfactory to the applicable Issuing Bank and the Borrower) are issued and outstanding. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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